Exhibit 99.3

Execution Version

CREDIT AGREEMENT

Among
HERTZ EQUIPMENT RENTAL CORPORATION,
THE HERTZ CORPORATION,
THE CANADIAN BORROWERS
PARTIES HERETO,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and as Collateral Agent,

DEUTSCHE BANK AG CANADA BRANCH,
as Canadian Agent and as Canadian Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
and
BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A., CREDIT
AGRICOLE CORPORATE AND INVESTMENT BANK and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents

Dated as of March 11, 2011

WELLS FARGO CAPITAL FINANCE, LLC and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers,
and
WELLS FARGO CAPITAL FINANCE, LLC, DEUTSCHE BANK SECURITIES INC.,
BARCLAYS CAPITAL, CITIGROUP GLOBAL MARKETS INC., CREDIT
AGRICOLE CORPORATE AND INVESTMENT BANK, J.P. MORGAN SECURITIES
LLC AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Bookrunning Managers

i

4.10	Requirements of Law	137
4.11	Taxes	139
4.12	Indemnity	145
4.13	Certain Rules Relating to the Payment of Additional Amounts	146
4.14	Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments	148
4.15	Canadian Facility Lenders	148
4.16	Cash Receipts	149

SECTION 5.	REPRESENTATIONS AND WARRANTIES	155
5.1	Financial Condition	155
5.2	No Change; Solvent	156
5.3	Corporate Existence; Compliance with Law	156
5.4	Corporate Power; Authorization; Enforceable Obligations	156
5.5	No Legal Bar	157
5.6	No Material Litigation	157
5.7	No Default	158
5.8	Ownership of Property; Liens	158
5.9	Intellectual Property	158
5.10	No Burdensome Restrictions	158
5.11	Taxes	158
5.12	Federal Regulations	159
5.13	ERISA	159
5.14	Collateral	160
5.15	Investment Company Act; Other Regulations	161
5.16	Subsidiaries	161
5.17	Purpose of Loans	161
5.18	Environmental Matters	162
5.19	No Material Misstatements	163
5.20	Labor Matters	163
5.21	Insurance	163
5.22	Eligible Accounts	163
5.23	Eligible Rental Equipment; Eligible Spare Parts and Merchandise; Eligible Service Vehicles	164
5.24	Anti-Terrorism	164

SECTION 6.	CONDITIONS PRECEDENT	164
6.1	Conditions to Initial Extension of Credit	164
6.2	Conditions to Each Other Extension of Credit	170

SECTION 7.	AFFIRMATIVE COVENANTS	171
7.1	Financial Statements	171
7.2	Certificates; Other Information	172

7.3	Payment of Obligations	174
7.4	Conduct of Business and Maintenance of Existence	175
7.5	Maintenance of Property; Insurance	175
7.6	Inspection of Property; Books and Records; Discussions	177
7.7	Notices	178
7.8	Environmental Laws	180
7.9	After-Acquired Real Property and Fixtures	181
7.10	Surveys	184
7.11	Maintenance of New York Process Agent	184
7.12	Post-Closing Matters	184

SECTION 8.	NEGATIVE COVENANTS	184
8.1	Consolidated Fixed Charge Ratio	184
8.2	Limitation on Indebtedness	185
8.3	Limitation on Liens	190
8.4	Limitation on Guarantee Obligations	195
8.5	Limitation on Fundamental Changes	198
8.6	Limitation on Sale of Assets	199
8.7	Limitation on Dividends	202
8.8	[Reserved]	204
8.9	Limitation on Investments, Loans and Advances	204
8.10	Limitations on Certain Acquisitions	209
8.11	Limitation on Transactions with Affiliates	211
8.12	[Reserved]	213
8.13	Limitation on Dispositions of Collateral	213
8.14	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	213
8.15	Limitation on Changes in Fiscal Year	215
8.16	Limitation on Restrictive Agreements	215
8.17	Limitation on Lines of Business	218
8.18	Limitations on Currency, Commodity and Other Hedging Transactions	218

SECTION 9.	EVENTS OF DEFAULT	218

SECTION 10.	THE AGENTS AND THE OTHER REPRESENTATIVES	224
10.1	Appointment	224
10.2	Delegation of Duties	225
10.3	Exculpatory Provisions	226
10.4	Reliance by Agents	226
10.5	Notice of Default	227
10.6	Acknowledgements and Representations by Lenders	227
10.7	Indemnification	228

10.8	Agents and Other Representatives in Their Individual Capacity	229
10.9	Collateral Matters	229
10.10	Successor Agent	232
10.11	Other Representatives	233
10.12	Swing Line Lender	234
10.13	Withholding Tax	234
10.14	Application of Proceeds	234

SECTION 11.	MISCELLANEOUS	236
11.1	Amendments and Waivers	236
11.2	Notices	240
11.3	No Waiver; Cumulative Remedies	243
11.4	Survival of Representations and Warranties	243
11.5	Payment of Expenses and Taxes	243
11.6	Successors and Assigns; Participations and Assignments	245
11.7	Adjustments; Set-off; Calculations; Computations	251
11.8	Judgment	252
11.9	Counterparts	253
11.10	Severability	253
11.11	Integration	253
11.12	Governing Law	253
11.13	Submission To Jurisdiction; Waivers	253
11.14	Acknowledgements	255
11.15	Waiver Of Jury Trial	255
11.16	Confidentiality	255
11.17	USA Patriot Act Notice	257
11.18	Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. or Canada	257
11.19	Joint and Several Liability; Postponement of Subrogation	257
11.20	Reinstatement	258
11.21	Language	259
11.22	Incremental Indebtedness; Additional Indebtedness	259
11.23	Electronic Execution of Assignments and Certain Other Documents	260

SCHEDULES

A	Commitments and Addresses
B	Designated Foreign Currencies
C	Unrestricted Subsidiary
D-1	Canadian Facility Issuing Lenders and Canadian Facility L/C Sublimit
D-2	U.S. Facility Issuing Lenders and U.S. Facility L/C Sublimit
E	Fiscal Periods
F	Existing Letters of Credit
G	Rollover Indebtedness
4.16(a)	DDAs
4.16(b)	Credit Card Arrangements
4.16(c)	Blocked Accounts
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
5.21	Insurance
6.1(e)	Lien Searches
6.1(f)	Local Counsel
6.1(j)	Title Insurance Policies
7.2	Website Address for Electronic Financial Reporting
7.10	Surveys
8.2(j)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Permitted Guarantee Obligations
8.9(c)	Permitted Investments
8.11(v)	Permitted Transactions with Affiliates

v

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Form of Swing Line Note
B-1	U.S. Guarantee and Collateral Agreement
B-2	Canadian Guarantee and Collateral Agreement
C	Form of Mortgage
D-1	Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
D-2	Opinion of Richards, Layton and Finger PA, Special Delaware Counsel to Certain of the Loan Parties
D-3	Opinion of Richard J. Frecker, Assistant General Counsel to the Parent Borrower
D-4	Opinion of Torys LLP, special Canadian counsel to the Canadian Borrowers
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Swing Line Loan Participation Certificate
H	Form of Borrowing Certificate
I	Reserved
J	Form of Closing Certificate
K	Form of L/C Request
L	Form of Borrowing Base Certificate
M-1	Form of Increase Supplement
M-2	Form of Lender Joinder Agreement
N-1	Form of Intercreditor Agreement
N-2	Form of ABL Collateral Intercreditor Agreement

CREDIT AGREEMENT, dated as of March 11, 2011, among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (together with its successors and assigns, “HERC”), THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as hereinafter defined) (the Canadian Borrowers together with HERC and the Parent Borrower, being collectively referred to herein as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent and collateral agent for the Lenders hereunder (in such respective capacities, the “Administrative Agent” and the “Collateral Agent”), DEUTSCHE BANK AG CANADA BRANCH (“DBCB”), as Canadian agent and as Canadian collateral agent for the Lenders hereunder (in such respective capacities, the “Canadian Agent” and the “Canadian Collateral Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Collateral Agent (in such capacity, the “Co-Collateral Agent”), WELLS FARGO CAPITAL FINANCE, LLC, as syndication agent (in such capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and JPMORGAN CHASE BANK, N.A., each as a co-documentation agent (in such capacity, the “Co-Documentation Agents”).  Capitalized terms are used herein as defined in Section 1.1 below.

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Parent Borrower is party to the Predecessor ABL Credit Agreement, under which the Parent Borrower obtained revolving loans and letters of credit;

WHEREAS, in order to (i) repay certain existing indebtedness of the Parent Borrower and its Subsidiaries, including amounts outstanding under the Predecessor ABL Credit Agreement, and (ii) finance the working capital and other business requirements and other general corporate purposes of HERC and the Parent Borrower and their respective Subsidiaries, including without limitation the refinancing of other indebtedness and the financing or refinancing of acquisitions, HERC, the Parent Borrower and the Canadian Borrowers have requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein;

WHEREAS, concurrently herewith, the Parent Borrower is entering into the Senior Term Facility to refinance and replace its existing senior secured term loan facility and synthetic letter of credit facility under the Predecessor Term Loan Credit

Agreement, and under which the Parent Borrower will obtain the Senior Term Loans and a synthetic letter of credit facility;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.                                DEFINITIONS.

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“30-Day Excess Availability”: the quotient obtained by dividing (a) the sum of each day’s aggregate Available Loan Commitments of all Lenders during the thirty (30) consecutive day period immediately preceding any Specified Payment (calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Payment) by (b) thirty (30) days.

“30-Day Specified Excess Availability”: as at any date the sum of (x) the quotient obtained by dividing (a) the sum of each day’s aggregate Available Loan Commitments of all Lenders during the thirty (30) consecutive day period immediately preceding any Specified Payment plus the sum of each day’s Specified Suppressed Availability during the thirty (30) consecutive day period immediately preceding such Specified Payment (in each case calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Payment) by (b) thirty (30) days plus (y) Specified Unrestricted Cash as at such date.

“ABL Collateral Intercreditor Agreement”:  an intercreditor agreement substantially in the form of Exhibit N-2 or otherwise in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“ABL Priority Collateral”:  as defined in the Intercreditor Agreement.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for an Interest Period of one-month commencing on such date plus 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) as its prime rate in effect at its principal office in

New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).  “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR or, with respect to Canadian Facility Revolving Credit Loans, the Canadian Prime Rate.

“Acceleration”:  as defined in Section 9(e).

“Account Debtor”:  each Person who is obligated on an Account, chattel paper or a General Intangible.

“Accounts”:  (x) as defined in the UCC or (to the extent governed thereby) the PPSA as in effect from time to time or (y) (to the extent governed by the Civil Code of Québec) all “claims” for the purposes of the Civil Code of Québec as in effect from time to time; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all guarantees or collateral for any of the foregoing and (f) all rights relating to any of the foregoing.

“Additional ABL Credit Facility”:  as defined in the Intercreditor Agreement.

“Additional ABL Document”:  as defined in the Intercreditor Agreement.

“Additional ABL Indebtedness”:  as defined in the Intercreditor Agreement.

“Additional Assets”:  (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Commitment Lender”:  as defined in Section 2.9(a).

“Additional Commitments”:  as defined in Section 2.9(a).

“Additional Credit Facility”:  as defined in the Intercreditor Agreement.

“Additional Documents”:  as defined in the Intercreditor Agreement.

“Additional Indebtedness”:  as defined in the Intercreditor Agreement.

“Additional Lender”:  as defined in Section 2.10(b).

“Adjustment Date”:  the last day of each March, June, September and December ended after the Closing Date.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Administrative Agent Account”:  as defined in Section 4.16(d).

“Affected BA Rate”:  as defined in Section 4.7.

“Affected Eurocurrency Rate”:  as defined in Section 4.7.

“Affected Loans”:  as defined in Section 4.9.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Advance”:  as defined in Section 2.1(d).

“Agent Advance Period”:  as defined in Section 2.1(d).

“Agents”:  the collective reference to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Canadian Facility Lender Exposure”:  the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Credit Loans then outstanding and (b) the aggregate amount of all Canadian Facility L/C Obligations at such time.

“Aggregate Outstanding Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) the aggregate amount equal to such Revolving Credit Lender’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the U.S. Facility L/C Obligations or the Canadian Facility L/C Obligations, respectively, then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s U.S. Facility Commitment Percentage, if any, of the Swing Line Loans then outstanding.

“Aggregate U.S. Facility Lender Exposure”:  the sum of (a) the Dollar Equivalent of the aggregate principal amount of all U.S. Facility Revolving Credit Loans then outstanding, (b) the aggregate amount of all U.S. Facility L/C Obligations at such time and (c) the aggregate principal amount of the Swing Line Loans then outstanding.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Amendment”:  as defined in Section 8.16(c).

“Applicable Margin”:  the rate per annum determined as follows:  during the period from the Closing Date until the first Adjustment Date, the Applicable Margin shall equal (a) with respect to ABR Loans, 1.00% per annum, (b) with respect to Eurocurrency Loans, 2.00% per annum and (c) with respect to BA Equivalent Loans, 2.00% per annum.  The Applicable Margins will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Rate Loans”, “Applicable Margin for Canadian Prime Rate ABR Loans”, “Applicable Margin for Eurocurrency Loans” or “Applicable Margin for BA Equivalent Loans and BA Fees” on the applicable Pricing Grid which corresponds to the Average Available Loan Commitments for the fiscal quarter ending on such Adjustment Date provided, that, at all times while an Event of Default known to the Parent Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect.

“Approved Fund”:  as defined in Section 11.6(b).

“Arrangers”:  Wells Fargo Capital Finance, LLC and Deutsche Bank Securities Inc., each in their capacity as joint lead arrangers of the Commitments hereunder.

“Asset Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets, including any Sale and Leaseback Transaction (each referred to for purposes of this definition as a “disposition”) by the Parent Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Parent Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) (a) any merger, consolidation or amalgamation permitted pursuant to Section 8.5 or Section 8.10, (b) any sale, lease, transfer or other disposition of any or all of the assets (upon voluntary liquidation or otherwise) of any Restricted Subsidiary of the Parent Borrower permitted pursuant to Section 8.5 or Section 8.10, (c) any dividend payment permitted pursuant to (or expressly not prohibited by) Section 8.7, (d) any Investment pursuant to Section 8.9 and (e) any payment, repurchase or redemption pursuant to Section 8.14, (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Parent Borrower or any Restricted Subsidiary, so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, including pursuant to the HERC LKE Program or the Rental Car LKE Program, (ix) any financing transaction with respect to property built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xv) any disposition of all or any part of the Capital Stock or business or assets of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, (xvi) any Divestiture Action, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole or (xviii) any license, sublicense or other grant of right-of-use of any trademark, copyright, patent or other intellectual property, any lease or sublease of real or other property, or any disposition for Fair Market Value, to any Franchisee or any Franchise Special Purpose Entity.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Availability Reserves”:  without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, (v) any Damaged Equipment Reserves, (w) any Designated Hedging Reserve, (x) the Dilution Reserve, (y) any Cash Management Reserve and (z) such other reserves, subject to Section 2.1(c), as the Co-Collateral Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to the value of, or the enforceability or priority of the Lien on, the Collateral consisting of Eligible Accounts, Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, or Eligible Unbilled Accounts included in the U.S. Borrowing Base or Canadian Borrowing Base (including claims that such Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Available Amount”:  the sum, without duplication, of

(a)                                  50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on January 1, 2011 to the end of the most recent fiscal quarter for which consolidated financial statements of the Parent Borrower are available (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus

(b)                                 (1)  the aggregate Net Proceeds and the fair value (as determined in good faith by the Board of Directors of the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Capital Stock) after the Closing Date (other than Excluded Contributions and any Specified Equity Contribution) or (y) by the Parent Borrower or any Restricted Subsidiary from the incurrence by the Parent Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors of the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange plus (2) in the case of any disposition or repayment of any Investment made pursuant to Section 8.9(o), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Parent Borrower or a Restricted Subsidiary and the initial amount of all such Investments; minus

(c)                                  the aggregate amount of (i) Restricted Payments made after the Closing Date pursuant to clause (y)(ii)(x) of the proviso to Section 8.7(f), (ii) outstanding Investments made after the Closing Date pursuant to clause (y)(ii)(x) of the proviso to Section 8.9(o), (iii) cash consideration for acquisitions made after the Closing Date pursuant to Section 8.10(c)(y)(ii)(x) and (iv) optional payments made after the Closing Date pursuant to Section 8.14(a)(iv)(y)(ii)(x); plus

(d)                                 an amount equal to the amount available as of the Closing Date for making “Restricted Payments” (as defined in the Senior 2005 Indenture) pursuant to Section 409(a)(3) of the Senior 2005 Indenture.

“Available Amount Payment Conditions”:  at any time of determination, means that (a) no Specified Default then exists or would arise as a result of making the subject Specified Payment, and (b) Available Loan Commitments and 30-Day Excess Availability in each case are greater than $200,000,000 immediately after giving effect to the making of such Specified Payment.

“Available Canadian Facility Loan Commitment”:  as to any Canadian Facility Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such Canadian Facility Lender’s Canadian Facility Commitment at such time and (ii) the sum of (A) the amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the Canadian Borrowing Base and (B) the amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the Dollar Equivalent of the aggregate unpaid principal amount at such time of all Canadian Facility Revolving Credit Loans made by such Canadian Facility Lender (or any Non-Canadian Affiliate of

such Canadian Facility Lender), (ii) an amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the outstanding Canadian Facility L/C Obligations at such time, (iii) such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the sum of (A) the aggregate unpaid principal amount at such time of all U.S. Facility Revolving Credit Loans (including in the case of U.S. Facility Revolving Credit Loans made in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and (B) an amount equal to the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Loan Commitments pursuant to Section 4.5(a) such amount under this clause (iii)(B) shall be zero, and (iv) such Canadian Facility Lender’s Canadian Facility Revolving Credit Commitment Percentage of the amount equal to the outstanding U.S. Facility L/C Obligations at such time; collectively, as to all the Canadian Facility Lenders, the “Available Canadian Facility Loan Commitments”.

“Available CNI Amount”:  for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall not be included in such Available CNI Amount:

(a)                                  any net income (loss) of any Person that is not a Restricted Subsidiary of the Parent Borrower, except that (i) the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Available CNI Amount up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (ii) the Parent Borrower’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person;

(b)                                 solely for purposes of determining the amount available for payments under clause (a) of the definition of “Available Amount”, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to any of the Senior Notes or the Indentures and (iii) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Available CNI Amount up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(c)                                  any gain or loss realized upon the sale or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors of the Parent Borrower);

(d)                                 any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);

(e)                                  the cumulative effect of a change in accounting principles;

(f)                                    all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

(g)                                 any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);

(h)                                 any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(i)                                     any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(j)                                     to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary; and

(k)                                  any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (d) above in any determination thereof, the Parent Borrower will deliver an officer’s certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

“Available Excluded Contribution Amount”:  the aggregate amount of Excluded Contributions, minus the sum of (i) the aggregate amount of Restricted Payments made after the Closing Date pursuant to clause (y)(ii)(z) of the proviso to Section 8.7(f), (ii) outstanding Investments made after the Closing Date pursuant to clause (y)(ii)(z) of the proviso to Section 8.9(o), (iii) cash consideration for acquisitions made after the Closing Date pursuant to Section 8.10(c)(y)(ii)(z) and (iv) optional payments made after the Closing Date pursuant to Section 8.14(a)(iv)(y)(ii)(z).

“Available Loan Commitments”:  without duplication of amounts calculated thereunder, the Available Canadian Facility Loan Commitments and the Available U.S. Facility Loan Commitments.

“Available U.S. Facility Loan Commitment”:  as to any U.S. Facility Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such U.S. Facility Lender’s U.S. Facility Commitment at such time and (ii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the aggregate unpaid principal amount at such time of all U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender (including in the case of U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof), (ii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Loan Commitments pursuant to Section 4.5(a) such amount under this clause (ii) shall be zero, (iii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the outstanding U.S. Facility L/C Obligations at such time and (iv) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the amount by the which the Dollar Equivalent of all Extensions of Credit to the Canadian Borrowers exceed the Canadian Borrowing Base; collectively, as to all the U.S. Facility Lenders, the “Available U.S. Facility Loan Commitments”.

“Average Available Loan Commitments” for any fiscal quarter, an amount (expressed as a percentage) equal to the quotient of (A) the daily average Available Loan Commitments for such fiscal quarter divided by (B) the daily average Total Commitments for such fiscal quarter.  The Administrative Agent shall provide its calculation of Average Available Loan Commitments to the Parent Borrower upon request, and in any event no later than 1 Business Day after the applicable Adjustment Date.

“Average Book Value”:  for any period, the amount equal to (a) the sum of the respective book values of Rental Car Vehicles of the Parent Borrower and its Subsidiaries (other than Special Purpose Subsidiaries) as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period, divided by (b) 13.

“Average Interest Rate”:  for any period, the amount equal to (a) the total interest expense of the Parent Borrower and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary) divided by (b) the Average Principal Amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary).

“Average Life”:  at the date of determination thereof, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (b) the sum of all such principal payments.

“Average Principal Amount”:  for any period, the amount equal to (a) the sum of the respective aggregate outstanding principal amounts of the Indebtedness of the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries) as of the end of each of the most recent thirteen fiscal months of the Parent Borrower that have ended at or prior to the end of such period divided by (b) 13.

“BA Equivalent Loan”:  any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.

“BA Equivalent Loan Borrowing”:  any Borrowing comprised of BA Equivalent Loans.

“BA Fee”:  the amount calculated by multiplying the face amount of each Bankers’ Acceptance by the rate for the BA Fee specified in the Pricing Grid, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from and including the date of acceptance of a Bankers’ Acceptance by the Lender up to but excluding the maturity date of the Bankers’ Acceptance and the denominator of which is the number of days in the calendar year in question.

“Bankers’ Acceptance” and “B/A”:  a bill of exchange within the meaning of the Bills of Exchange Act (Canada), including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrowers and accepted by a Canadian Facility Lender in accordance herewith and includes a Discount Note.

“BA Proceeds”:  in respect of any Bankers’ Acceptance, an amount calculated on the applicable Borrowing Date which is (rounded to the nearest full cent, with one half of one cent being rounded up) equal to the face amount of such Bankers’ Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the BA Rate applicable thereto expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the term of such Bankers’ Acceptance and the denominator of which is 365, which calculated price will be rounded to the nearest multiple of 0.001%.

“BA Rate”:  with respect to an issue of Bankers’ Acceptances in Canadian Dollars with the same maturity date, (a) for a Schedule I Lender, (i) the rate of interest per annum equal to the rates applicable to Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan or Bankers’ Acceptance displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at or about 10:00 A.M. of such day (or, if such day is not a Business Day, as of 10:00 A.M. on the immediately preceding Business Day), or, (ii) if such rates do not appear on the CDOR Page at such time and on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which such Lender is then offering to purchase Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), and (b) for a Lender which is not a Schedule I Lender, the lesser of (i) the arithmetic average of the annual discount rates for Bankers’ Acceptances for such term quoted by such Lender at or about 10:00 A.M. and (ii) the annual discount rate applicable to Bankers’ Acceptances as determined for the Schedule I Lender in (a) above for the same Bankers’ Acceptances issue plus 10 basis points.

“Bank Products Agreement”:  as defined in the U.S. Guarantee and Collateral Agreement.

“Benefited Lender”:  as defined in Section 11.7(a).

“Blocked Account Agreement”:  as defined in Section 4.16(c).

“Blocked Accounts”:  as defined in Section 4.16(c).

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrowers”:  as defined in the Preamble hereto.

“Borrowing”:  the borrowing of one Type of Loan of a single Tranche by either the U.S. Borrowers (on a joint and several basis) or the Canadian Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans and BA Equivalent Loans the same Interest Period.

“Borrowing Base Certificate”:  a certificate setting forth the U.S. Borrowing Base and the Canadian Borrowing Base (in each case with supporting calculations) substantially in the form of Exhibit L or otherwise in a form reasonably satisfactory to the Parent Borrower and the Co-Collateral Agent.

“Borrowing Date”:  any Business Day specified in a notice pursuant to Section 2.2, Section 2.4 or Section 3.2 as a date on which HERC, the Parent Borrower or any other Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Brazilian Indebtedness”:  Indebtedness permitted by Section 8.2(v) of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Loans made by a Canadian Lender and Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Canadian Lender or such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York and, in the case of any Eurocurrency Loan in any Designated Foreign Currency, a day on which dealings in such Designated Foreign

Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule B; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Canadian Agent”:  as defined in the Preamble hereto.

“Canadian Agent Account”:  as defined in Section 4.16(d).

“Canadian Blocked Account”:  as defined in Section 4.16(c).

“Canadian Borrower Unpaid Drawing”:  drawings on Canadian Facility Letters of Credit that have not been reimbursed by the applicable Canadian Borrower.

“Canadian Borrowers”:  Matthews Equipment Limited, Western Shut-Down (1995) Limited and Hertz Canada Equipment Rental Partnership, together with their respective successors and assigns.

“Canadian Borrowing Base”:  as of any date of determination, the result of, in each case using the Dollar Equivalent of all amounts in Canadian Dollars:

(a)                                  85% of the amount of Eligible Canadian Accounts, plus

(b)                                 50% of the amount of Eligible Unbilled Canadian Accounts (not to exceed 50% of the amount calculated under clause (a) above), plus

(c)                                  the lesser of:

(i)                                     85% times the then Net Book Value of Eligible Canadian Rental Equipment and Eligible Canadian Service Vehicles, and

(ii)                                  85% times the then extant Net Orderly Liquidation Value of Eligible Canadian Rental Equipment and Eligible Canadian Service Vehicles, plus

(d)                                 55% times the then Net Book Value of Eligible Canadian Spare Parts and Merchandise, minus

(e)                                  the amount of all Availability Reserves related to the Canadian Facility, minus

(f)                                    the aggregate outstanding principal amount of Indebtedness incurred by any Canadian Loan Party (x) to refinance or replace the Canadian Facility in part pursuant to Section 8.2(a)(2) or pursuant to Section 8.2(x), or (y) otherwise constituting Additional ABL Indebtedness, in either case to the extent secured by any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Canadian Facility, pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent and consented to by the Parent Borrower (and for the avoidance of doubt, not including Indebtedness under this Agreement), minus

(g)                                 the amount by which (i) the then Net Book Value of all Eligible Canadian Rental Equipment that is damaged or defective to the extent included in the Canadian Borrowing Base pursuant to the above exceeds (ii) 10% of the Canadian Borrowing Base; minus

(h)                                 to the extent not otherwise deducted from Available Canadian Facility Loan Commitments or Available Loan Commitments or otherwise from any calculation of amounts available to be borrowed under the Canadian Facility, the aggregate outstanding principal amount of any outstanding Incremental Loans incurred by any Canadian Loan Party, to the extent secured on a basis pari passu in priority with the Liens securing the Loans.

“Canadian Collateral Agent”:  as defined in the Preamble hereto.

“Canadian Dollars”:  the lawful currency of Canada, as in effect from time to time.

“Canadian Extender of Credit”:  as defined in Section 4.15.

“Canadian Facility”:  the credit facility available to the Canadian Borrowers hereunder.

“Canadian Facility Commitment”:  with respect to each Canadian Facility Lender, the commitment of such Canadian Facility Lender hereunder to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

“Canadian Facility Commitment Percentage”:  of any Canadian Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Commitment of such Canadian Lender at such time and the denominator of which is the Total Canadian Facility Commitment at such time, provided that if any such determination is to be made after the Total Canadian Facility Commitment (and the related Canadian Facility

Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Canadian Facility Issuing Lender”:  as the context may require, (i) each Lender designated as a Canadian Facility Issuing Lender on Schedule D-1 as of the Closing Date or (ii) any Canadian Facility Lender (and/or any Affiliate of such Canadian Facility Lender designated by it that is a Canadian Facility Lender) which, at the request of a Canadian Borrower and with the consent of the Canadian Agent, agrees, in such Canadian Lender’s (or Affiliate’s) sole discretion, to also become a Canadian Facility Issuing Lender for the purpose of issuing Canadian Facility Letters of Credit (including Existing Letters of Credit), in each case subject to each such financial institution’s Canadian Facility L/C Sublimit.

“Canadian Facility L/C Obligations”:  at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian Facility Letters of Credit and (b) the aggregate amount of drawings under Canadian Facility Letters of Credit which have not then been reimbursed pursuant to Section 3.5(a).

“Canadian Facility L/C Participants”:  the Canadian Facility Lenders (including any Non-Canadian Affiliate, as applicable).

“Canadian Facility L/C Sublimit”:  (i) with respect to each Canadian Facility Issuing Lender as of the Closing Date, the amount specified with respect to each such Canadian Facility Issuing Lender on Schedule D-1 hereto and (ii) with respect to any other Canadian Facility Issuing Lender, any amount as agreed in writing between such Canadian Facility Issuing Lender and the Canadian Borrowers, with the consent of the Canadian Agent.

“Canadian Facility Lender”:  each Lender which has a Canadian Facility Commitment (without giving effect to any termination of the Total Canadian Facility Commitment if there are any outstanding Canadian Facility L/C Obligations) or which has (or has any Non-Canadian Affiliate which has) any outstanding Canadian Facility Revolving Credit Loans (or a Canadian Facility Commitment Percentage in any then outstanding Canadian Facility L/C Obligations).  Unless the context otherwise requires, each reference in this Agreement to a Canadian Facility Lender includes each Canadian Facility Lender and shall include references to any Affiliate of any such Lender (including any Non-Canadian Affiliate, as applicable) which is acting as a Canadian Facility Lender.

“Canadian Facility Letters of Credit”:  Letters of Credit (including Existing Letters of Credit) issued by the Canadian Facility Issuing Lender to, or for the account of, the Borrowers, pursuant to Section 3.1.

“Canadian Facility Revolving Credit Loan”:  as defined in Section 2.1(b).

“Canadian Guarantee and Collateral Agreement”:  the Canadian Guarantee and Collateral Agreement delivered to the Canadian Collateral Agent as of the date hereof, substantially in the form of Exhibit B-2, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Canadian Lender”:  (i) each Canadian Facility Lender listed on Schedule A or the Subsidiary or Affiliate of such Canadian Facility Lender that is a Lender listed on Schedule A, and (ii) each additional Person that becomes a Canadian Facility Lender party hereto in accordance with the provisions hereof.  A Canadian Lender shall cease to be a “Canadian Lender” when it has assigned all of its Canadian Facility Commitment in accordance with Section 11.6 (or its related Canadian Facility Lender has assigned all of its Canadian Facility Commitment pursuant to Section 11.6).  For purposes of this Agreement, the term “Lender” includes each Canadian Lender unless the context otherwise requires.

“Canadian Loan Parties”:  the Canadian Borrowers and each Canadian Subsidiary Guarantor.

“Canadian Prime Rate”:  the greater of (a) rate of interest publicly announced from time to time by the Canadian Agent (or another bank of recognized standing reasonably selected by the Canadian Agent and reasonably satisfactory to the Parent Borrower) as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designed as its “prime” rate and (b) the rate of interest per annum equal to the average annual yield rate for one-month Canadian Dollar bankers’ acceptances (expressed for such purposes as a yearly rate per annum) which is shown on the “CDOR Page” (or any substitute) at 10:00 A.M. (Toronto time) on such day (or if not a Business Day, the preceding Business Day), plus 0.75% per annum.  Any change in the Canadian Prime Rate, due to a change in the Canadian Agent’s (or another bank of recognized standing reasonably selected by the Canadian Agent and reasonably satisfactory to the Parent Borrower) prime rate or base rate, as applicable, shall be effective on the effective date of such change in the Canadian Agent’s (or another bank of recognized standing reasonably selected by the Canadian Agent and reasonably satisfactory to the Parent Borrower) prime rate or base rate, as applicable.

“Canadian Priority Payables”:  at any time, with respect to the Canadian Borrowers and Canadian Subsidiary Guarantors:

(a)                                  the amount past due and owing by such Person, or the accrued amount for which such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations; (ii) unemployment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) vacation pay; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

(b)                                 the aggregate amount of any other liabilities of such Person (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Resident”:  (a) a person resident in Canada for purposes of the Income Tax Act (Canada), (b) an authorized foreign bank which at all times holds all of its interest in any obligations owed by the Canadian Borrowers hereunder in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada) or (c) any Lender with respect to which payments to such Lender of interest, fees, commission or any other amount payable by any Canadian Borrower under the Loan Documents are not subject to any Non-Excluded Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein and that is able to establish to the satisfaction of the Canadian Agent and the Canadian Borrowers that, based on applicable law in effect on the date such Lender becomes a Lender, any such payments to or for the benefit of such Lender are not subject to the withholding or deduction of any such Non-Excluded Taxes.

“Canadian Secured Parties”:  the “Secured Parties” as defined in the Canadian Guarantee and Collateral Agreement.

“Canadian Security Documents”:  the collective reference to the Canadian Guarantee and Collateral Agreement, the Hypothecs and all other similar security documents hereafter delivered to the Canadian Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Canadian Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Canadian Collateral Agent pursuant to Section 7.9(b) or Section 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Canadian Subsidiary”:  each Subsidiary of Parent Borrower that is incorporated or organized under the laws of Canada or any province thereof (other than any Excluded Subsidiary).

“Canadian Subsidiary Guarantor”:  each Canadian Subsidiary of any Canadian Borrower which executes and delivers the Canadian Guarantee and Collateral Agreement, in each case, unless and until such time as the respective Canadian Subsidiary Guarantor ceases to constitute a Canadian Subsidiary of the Parent Borrower or is released from all of its obligations under the Canadian Guarantee and Collateral Agreement in accordance with the terms and provisions thereof.

“Capital Expenditures”:  for any period, (a) the aggregate of all expenditures by the Parent Borrower and its consolidated Subsidiaries for such period (to the extent otherwise included in such expenditures, exclusive of (i) expenditures made for Investments permitted by Section 8.9 or acquisitions permitted by Section 8.10, (ii) interest capitalized during such period, (iii) expenditures that are paid for by a third party (excluding the Parent Borrower and any of its consolidated Subsidiaries) and for which neither the Parent Borrower nor any of its consolidated Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by the Parent Borrower or any of its consolidated Subsidiaries) which, in accordance with GAAP, are included in “capital expenditures,” including, any such expenditures made for purchases of Rental Equipment, net of (b) Dispositions of (x) property, plant and equipment, (y) Rental Equipment and (z) Rental Car Vehicles during such period.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Captive Insurance Subsidiary”:  any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Carlyle”:  TC Group LLC (which operates under the trade name The Carlyle Group) or any successor thereto.

“Carlyle Investors”:  the collective reference to (a) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (b) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (c) CP IV Co-investment L.P., a Delaware limited partnership, or any successor thereto, (d) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (e) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (f) any Affiliate of any thereof, and (g) any successor in interest to any thereof.

“Cash Equivalents”:  (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States government or Canadian government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’

acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors of the Parent Borrower, in each case provided in clauses (a), (b) and (d) and (to the extent relating to any such clause) (f) above only, maturing within twelve months after the date of acquisition.

“Cash Management Reserves”:  such reserves as the Co-Collateral Agent determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated monetary obligations of the Loan Parties with respect to any Bank Products Agreement then in effect that is secured by a Lien on ABL Priority Collateral that is pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent (for the avoidance of doubt, excluding any Bank Products Agreement that is secured under any of the Security Documents).

“CD&R”:  Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Investors”:  the collective reference to (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CD&R CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

“Change of Control”:  the occurrence of any of the following events:  (a) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Relevant Parent Entity and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent Entity, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Relevant Parent Entity, (b) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Parent Borrower, (c) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to Section 8.5), (d) the Parent Borrower shall cease to own shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of HERC or (e) a “Change of Control” as defined in the Senior Term Credit Agreement or any Indenture shall have occurred.

“Chief Executive Office”:  with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

“Closing Date”:  the date on which all the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Co-Collateral Agent”: as defined in the Preamble hereto.

“Co-Documentation Agents”: as defined in the Preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Preamble hereto.

“Collection Bank”:  as defined in Section 4.16(c).

“Commercial L/C”:  as defined in Section 3.1(a).

“Commitment”:  as to any Lender, its U.S. Facility Commitment and its Canadian Facility Commitment.  The original amount of the aggregate Commitments of the Revolving Credit Lenders is $1,800,000,000.

“Commitment Fee Rate”:  during the period from the Closing Date until the first Adjustment Date, 0.50% per annum.  Thereafter, the “Commitment Fee Rate” will be as set forth on the applicable Pricing Grid which corresponds to the Unutilized Commitments set forth therein.

“Commitment Percentage”:  of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Revolving Credit Lender at such time and the denominator of which is the Total Commitment at such time, provided that if any such determination is to be made after the Total Commitment (and the related Commitments of the Revolving Credit Lenders) has terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which (a) is under “common control” (within the meaning of Section 4001 of ERISA) with the Parent Borrower or (b) is part of a group of entities (whether or not incorporated), which includes the Parent Borrower, which (i) is treated as a “single employer” under Section 414(b) or (c) of the Code or (ii) solely for the purpose of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a “single employer” under Sections 414(b), (c), (m) or (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation Section 4.10, 4.11, 4.12, or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum (Public Version) dated February 17, 2011, and furnished to the Lenders.

“Consolidated Fixed Charge Coverage Ratio”:  as of the last day of the Most Recent Four Quarter Period, the ratio of (a) (i) EBITDA for such period minus (ii) the sum of (A) the unfinanced portion of all Capital Expenditures other than Capital Expenditures made for purchases of Rental Car Vehicles and (B) all Capital Expenditures made for purchases of Unfinanced Vehicles (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Rental Equipment)) of the Parent Borrower and its Restricted Subsidiaries (other than any Special Purpose Subsidiaries) during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its Restricted Subsidiaries (other than any Special Purpose Subsidiary) during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries) (net of refunds received) for the period of four full fiscal quarters ending on such date.

“Consolidated Indebtedness”:  at the date of determination thereof, an amount equal to (a) the sum (without duplication) of (i) Consolidated Long Term Debt plus (ii) Consolidated Short Term Debt, minus (b) to the extent included in clause (a) any amounts incurred to fund or cash collateralize or otherwise backstop or support any letter of credit facility or arrangement, minus (c) Consolidated Vehicle Indebtedness, minus (d) Unrestricted Cash as at such date.

“Consolidated Interest Expense”:  for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent Borrower and its Restricted Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its Restricted Subsidiaries for such period, in each case determined on a Consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”:  as of the last day of the Most Recent Four Quarter Period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period.

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under Section 7.1(a) or 7.1(b).

“Consolidated Net Income”:  for any period, net income of the Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Quarterly Tangible Assets”:  as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of any fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under Section 7.1(a) or 7.1(b).

“Consolidated Tangible Assets”:  as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Parent Borrower for which a calculation thereof is available, divided by (y) four; provided, that Consolidated Tangible Assets shall not be less than $14,426,000,000.

“Consolidated Vehicle Depreciation”:  for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness”:  as of any date of determination, the amount equal to the sum, without duplication, of (a) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary plus (b) the aggregate principal amount of then outstanding Foreign Fleet Financing plus (c) the aggregate principal amount of all other then outstanding Indebtedness (including any Loans designated by the Parent Borrower for purposes of this clause (c)) of the Parent Borrower and its Restricted Subsidiaries directly or indirectly incurred solely to finance or refinance the acquisition of, or solely secured by, Rental Car Vehicles and/or related rights and/or assets plus (d) 90% of the book value of Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c) above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) of the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries) (such book value being determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, on a pro forma basis including any Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c) above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) acquired by the Parent Borrower or any Restricted Subsidiary (other than any Special Purpose Subsidiary) since the end of such fiscal month).

“Consolidated Vehicle Interest Expense”:  for any period, to the extent included in calculating Consolidated Interest Expense for such period, the sum, without duplication, of (a) the aggregate interest expense for such period on Indebtedness of any Special Purpose Subsidiary plus (b) the aggregate interest expense for such period on Foreign Fleet Financing, plus (c) the aggregate interest expense for such period on all other Indebtedness (including any Loans designated by the Parent Borrower for purposes of this clause (c)) of the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries) directly or indirectly incurred solely to finance or refinance the acquisition of, or secured solely by, Rental Car Vehicles and/or related rights and/or assets plus (d) an amount of the total interest expense of the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries) for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to 90% of the Average Book Value for such period of Rental Car Vehicles (other than (x) Rental Car Vehicles described in clause (c), above or (y) Rental Car Vehicles securing, or the acquisition of which is financed or refinanced by, the Foreign Fleet Financing) of the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries).

“Consolidation”:  the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment.  The term “Consolidated” has a correlative meaning.

“Continuing Directors”:  the directors of the Parent Borrower on the Closing Date and each other director whose election or nomination for election to the board of directors of Parent Borrower is recommended by at least a majority of the then Continuing Directors or is approved by one or more Permitted Holders.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Card Notification”:  as defined in Section 4.16(c).

“Credit Facility”:  as defined in the Senior Term Credit Agreement as in effect on the date hereof.

“Custodian”:  as defined in Section 10.1(b).

“Damaged Equipment Reserves”:  reserves determined by the Co-Collateral Agent in its Permitted Discretion with respect to damaged Eligible Rental Equipment from time to time in an amount at any time equal to (x) the sum of (1) the aggregate Net Book Value of each such item of Eligible Rental Equipment with a repair cost estimated by the Parent Borrower to be less than $250.00 individually, plus (2) the aggregate Net Book Value of each such item of Eligible Rental Equipment with a repair cost estimated by the Parent Borrower to equal or exceed the Net Book Value thereof, plus (3) the aggregate estimated repair cost of all such other damaged Eligible Rental Equipment or (y) such other amount determined as may be otherwise agreed by the Parent Borrower and the Co-Collateral Agent at any time or from time to time.

“DBCB”:  Deutsche Bank AG Canada Branch.

“DBNY”:  as defined in the Preamble hereto, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“DDA Notification”:  as defined in Section 4.16(c).

“DDAs”:  any checking or other demand deposit account maintained by the Loan Parties (other than any such account (i) all of the proceeds of which are swept into any HERC LKE Account or any Rental Car LKE Account, (ii) if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document, including Excluded Assets, or (iii) that is an Excluded Account) in which proceeds of ABL Priority Collateral are located or are expected to be located.  The Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Documents and the Intercreditor Agreement.

“Debt Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Debt Service Charges”:  for any period, the sum of (a) Consolidated Interest Expense (less Consolidated Vehicle Interest Expense), plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Restricted Indebtedness (other than Indebtedness directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets) of the Parent Borrower and its Restricted Subsidiaries, including the full amount of any non-recourse Indebtedness (excluding the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, any payments with the proceeds of issuances of Capital Stock of (or capital contributions to) the Parent Borrower or Indebtedness permitted under Section 8.2, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any other obligations in respect of Financing Leases) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its Restricted Subsidiaries (other than any Special Purpose Subsidiary) (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in Section 9(e).

“Defaulting Lender”:  any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deposit Account”:  any deposit account (as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA).

“Designated Foreign Currencies”:  (x) in the case of U.S. Facility Revolving Credit Loans or Letters of Credit, (1) Euro and Pounds Sterling and, solely with respect to U.S. Facility Letters of Credit, Australian dollars and New Zealand dollars and (2) each other currency designated by any U.S. Borrower, in each case in this clause (2), to the extent such currency is available to all U.S. Facility Lenders or agreed to by each U.S. Facility Issuing Lender and (y) in the case of Canadian Facility Revolving Credit Loans or Letters of Credit, each currency designated by any Borrower, in each case in this clause (y), to the extent such currency is available to all Canadian Facility Lenders or agreed to by each Canadian Facility Issuing Lender.

“Designated Hedging Agreements”:  Hedging Agreements that are (i) secured by a Lien on ABL Priority Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents or the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower, the Co-Collateral Agent and the Administrative Agent and (ii) designated by the Parent Borrower as a “Designated Hedging Agreement” to the Administrative Agent and the Co-Collateral Agent as contemplated by Section 8.3(w) or pursuant to any applicable Security Document and (except with respect to any determination of the MTM value on the Closing Date, which shall be as previously provided by the Hedging Party to the Parent Borrower and by the Parent Borrower to the Co-Collateral Agent on or prior to the

Closing Date) the Hedging Party shall have provided the MTM value on the date of such designation.

“Designated Hedging Reserves”:  such reserves as the Co-Collateral Agent determines in its Permitted Discretion to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure of all Hedging Parties to the relevant Loan Parties under all Designated Hedging Agreements.  Such exposure shall be the sum of the positive aggregate MTM values to each Hedging Party of all Designated Hedging Agreements with such Hedging Party outstanding at the time of the relevant calculation.  The aggregate MTM value to a Hedging Party of all Designated Hedging Agreements with such Hedging Party shall be calculated (i) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Hedging Party and (ii) if applicable, by taking into account any master netting agreement or arrangement in place among such Hedging Party, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Hedging Party and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements, provided that the Parent Borrower (i) certifies to the Co-Collateral Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (ii) upon request, provides to the Co-Collateral Agent a copy of the master netting agreement.  In calculating the positive aggregate MTM value to a Hedging Party, the value of collateral posted to such Hedging Party in respect of such Designated Hedging Agreements shall be taken into account, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (x) the amount of cash collateral or (y) the value of non-cash collateral with such value as determined by the relevant Hedging Party or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that the Parent Borrower shall provide any supporting documentation for such value as may be reasonably requested by the Co-Collateral Agent.  For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Hedging Party is a negative amount to such Hedging Party (i.e., if all such Designated Hedging Agreements with such Hedging Party are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves.  The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Co-Collateral Agent, the relevant Loan Party and the Parent Borrower together with the supporting calculations therefor promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Co-Collateral Agent, the relevant Loan party or the Parent Borrower, as applicable, for such MTM value.  Upon receipt of such MTM value of a Designated Hedging Agreement from the relevant Hedging Party, the Parent Borrower may, within three Business Days of such receipt, notify the Co-Collateral Agent that the Parent Borrower does not agree with such MTM value provided by such Hedging Party and seek a Dealer Polling (as defined below) with respect to the relevant Designated Hedging Agreement as set forth below.  In the event the Parent Borrower does not provide such notice to the Co-Collateral Agent, the Co-Collateral Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.  If a Hedging Party fails to provide the MTM value of a Designated Hedging Agreement within the relevant timeframe specified above, then the Co-Collateral Agent (x) shall give the Parent Borrower notice thereof within three Business Days from the date such Hedging Party was required to provide such MTM value and (y) may (but is not obligated to) provide, upon receiving from the Parent Borrower or the relevant Loan Party all of the information reasonably determined by the Co-Collateral Agent as being necessary to determine the MTM value of the relevant Designated Hedging Agreement, a proposed MTM value of the relevant Designated Hedging Agreement within such three Business Day period.  If the Co-Collateral Agent agrees to provide such a proposed MTM value and the Parent Borrower does not notify the Co-Collateral Agent within three Business Days from receipt thereof that it does not agree with such MTM value, then the Co-Collateral Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.  If either (i) the Co-Collateral Agent provides such a proposed MTM value within the timeframe contemplated by this paragraph and the Parent Borrower notifies the Co-Collateral Agent within three Business Days of receipt thereof that it does not agree with such MTM value or (ii) the Co-Collateral Agent has not provided a proposed MTM value within the timeframe contemplated by this paragraph, then the Parent Borrower shall commence a Dealer Polling within three Business Days of the occurrence of the latest event described in sub-clause (i) or (ii), as applicable.  Until Dealer Polling results in an alternative MTM value, the MTM value provided by the Hedging Party or the Co-Collateral Agent (if it has agreed to provide such MTM value) shall be used for purposes of calculating the Designated Hedging Reserves.  If a Hedging Party provides an MTM value in respect of the relevant Designated Hedging Agreement subsequent to the determination of an MTM value in accordance with a Dealer Polling or a calculation provided by the Co-Collateral Agent, such MTM value so provided by the Hedging Party shall be used in calculating the relevant portion of the Designated Hedging Reserves provided that the Parent Borrower may disagree with such new MTM value and commence a new Dealer Polling in accordance with the above provisions.  A “Dealer Polling” for purposes hereof is a procedure by which the Parent Borrower seeks mid-market quotations (which may be firm or indicative) from at least two (and not more than three) recognized dealers in Hedging Agreements of the same or similar type of the MTM value of a Designated Hedging Agreement.  In seeking such quotations, the Parent

Borrower shall (x) instruct each such dealer to calculate its mid-market valuation in a manner consistent with the manner in which such dealer would calculate such valuation for products of its own that are of the same or substantially similar type as the relevant Designated Hedging Agreement and (y) provide each such dealer with the transaction details and other information necessary for such dealer to provide such mid-market quotation.  The Parent Borrower shall provide a copy of all written communications with each such dealer and all information provided pursuant to clause (y) of the preceding sentence to the dealers participating in the Dealer Polling to the Co-Collateral Agent and the relevant Hedging Party.  Upon notification to the Co-Collateral Agent of the details and results of any such mid-market quotations from such other dealers, the Designated Hedging Reserves attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained shall be adjusted to be equal to (i) the arithmetic average of the valuation provided by the relevant Hedging Party (or, if the Co-Collateral Agent has agreed to provide such valuation, the valuation provided by the Co-Collateral Agent) and the valuations provided by each of such other dealers in the event the Parent Borrower did not agree with the valuation provided by such Hedging Party (or, if the Co-Collateral Agent has agreed to provide such valuation, the Co-Collateral Agent) or (ii) the arithmetic average of the valuations provided by each of such other dealers in the event the relevant Hedging Party (and, if the Co-Collateral Agent has agreed to provide such valuation, the Co-Collateral Agent) has not provided its valuation.  In the event that (x) the Parent Borrower commenced the Dealer Polling but no third party dealer has provided any quotation within seven Business Days from the date on which the Parent Borrower notified the Co-Collateral Agent of the commencement of the Dealer Polling, or (y) the Parent Borrower has failed to commence the Dealer Polling in a situation described above, then the MTM value of the relevant Designated Hedging Agreement for purposes of the determination of the relevant portion of the Designated Hedging Reserves shall be determined by the Co-Collateral Agent in any manner acceptable to the Parent Borrower, provided that the use by the Co-Collateral Agent of the MTM value provided by the relevant Hedging Party or, in absence of an MTM value provided by the relevant Hedging Party and if the Co-Collateral Agent has agreed to provide such valuation, the MTM value calculated by the Co-Collateral Agent for such purpose shall be deemed such determination by the Co-Collateral Agent in such manner.

“Designated Noncash Consideration”:  the Fair Market Value of non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Dilution” :  as of any date of determination, a percentage concerning dilution of Accounts of the Loan Parties as set forth in the most recent field examination with respect to Eligible Accounts included in the U.S. Borrowing Base or the Canadian

Borrowing Base, in each case without duplication of any exclusion from the definition of “Eligible Accounts,” during the 12 month period covered by such report.

“Dilution Reserve”: as of any date of determination, an amount equal to (a) if Dilution is less than or equal to five percent (5%), $0, and (b) if Dilution is greater than five percent (5%), an amount sufficient to reduce the advance rate against Eligible Accounts set forth in the definition of U.S. Borrowing Base or Canadian Borrowing Base, as applicable, by 1 percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Discharge”:  repayment, repurchase, redeem, defease or otherwise acquire, retire or discharge.  Without limiting the foregoing, the issuance of an irrevocable notice of repayment, repurchase or redemption and deposit of related funds with a trustee, agent or other representative of the applicable creditor shall be deemed a Discharge.

“Discount Note”:  a promissory note denominated in Canadian Dollars, issued by the applicable Canadian Borrower to a Lender issuing BA Equivalent Loans to evidence a BA Equivalent Loan.

“Disinterested Director”:  as defined in Section 8.11.

“Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock, property or other assets of a Person, including any disposition by means of a merger, consolidation or similar transaction.

“Disqualified Capital Stock”:  any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (other than a Change of Control or other similar event described under such terms as a “change of control,” or an asset sale or other disposition) (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an asset sale or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of any Parent Entity, Holdings, the Parent Borrower or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”:  any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent

Borrower and its Restricted Subsidiaries or any controlled affiliate of such competitor designated in writing by the Parent Borrower to the Administrative Agent from time to time.  The Administrative Agent shall provide a current list of Disqualified Lenders to any Lender (other than a Disqualified Lender) upon written request for such list from such Lender.

“Divestiture Action”:  any Disposition (other than any Disposition of all or substantially all of the outstanding capital stock of, or all or substantially all of the assets of, HERC) necessary or advisable in the good faith determination of the Parent Borrower in order to consummate any Rental Car Company Acquisition.

“Documentation Agent”:  as defined in the Preamble hereto.

“Dollar Equivalent”:  with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount of any Eurocurrency Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, the principal amount of any Canadian Facility Revolving Credit Loan or the amount of any Canadian Facility Letters of Credit at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“Dominion Event”:  the determination by the either the Administrative Agent or the Co-Collateral Agent that Specified Availability on any three consecutive Business Days is less than $200,000,000; provided that the Administrative Agent or the Co-Collateral Agent has on the first such day that the Specified Availability is less than $200,000,000 notified the Parent Borrower, and provided further that if after such notice while Specified Availability remains below $200,000,000 any Borrower borrows any Loans, or has a Letter of Credit issued for its account, a Dominion Event shall begin immediately upon such Extension of Credit notwithstanding that three consecutive Business Days have not elapsed.  The occurrence of a Dominion Event shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until the Specified Availability exceeds $200,000,000 for 30 consecutive days, in which event a Dominion Event shall no longer be deemed to be continuing; provided that a Dominion Event may not be cured as contemplated by this sentence more than three times in any four fiscal quarter period.

“EBITDA”:  for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income:  (A) Consolidated Interest Expense (less Consolidated Vehicle Interest Expense), (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense (other than Consolidated Vehicle Depreciation), (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with Financial Accounting Standards Board Accounting Standards Codification Nos. 805 and 350), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of Holdings or any Parent Entity, (H) any gain or loss associated with the sale or write-down of assets (other than Rental Equipment) not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any Restricted Subsidiary by the entity accounted for by the equity method of accounting), (J) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (K) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary and (L) fees paid to any of CD&R, Carlyle or ML or any Affiliate of any of CD&R, Carlyle or ML for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 in any fiscal year and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period pursuant to any of clauses (a) and (b) of Section 8.7 (in each case, unless and to the extent (x) the amount paid with such dividends by Holdings or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus (b) only with respect to determining compliance with Section 8.1 hereof, any Specified Equity Contribution.  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Parent Borrower or any Restricted Subsidiary (other than any Special Purpose Subsidiary) shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Restricted Subsidiary (other than any Special Purpose Subsidiary) shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X or in such other manner acceptable to the Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any Restricted Subsidiary in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any Restricted Subsidiary in excess of $5,000,000 (but excluding for the avoidance of doubt any Disposition to any Franchisee or any Franchise Special Purpose Entity).

“Eligible Accounts”:  those Accounts created by a Loan Party arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  In determining the amount to be included, Eligible Accounts shall be calculated net of related customer deposits (or any other customer deposit that such customer may set-off or apply against such Account) and related unapplied cash.  Eligible Accounts shall not include the following:

(a)           Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, provided that, notwithstanding the foregoing, up to $20,000,000 of Accounts on extended terms shall not be deemed ineligible under this clause so long as the Account Debtor has not failed to pay within 120 days of the original invoice date,

(b)           Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)           Without duplication, the amount of any credit balances greater than 90 days past their invoice date with respect to any Account,

(d)           Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party (other than a portfolio company of any of the Equity Investors or their respective Affiliates) or (ii) an employee or agent of any

Loan Party or any Affiliate of such Loan Party (other than a portfolio company of the Equity Investors or their respective Affiliates),

(e)           Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis),

(f)            Accounts that are not payable in Dollars; provided that Eligible Canadian Accounts may be payable in Canadian Dollars,

(g)           Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless:  (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its Chief Executive Office in the United States or Canada, or (C) is organized under the laws of the United States, Canada or any state, territory, province or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Co-Collateral Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Co-Collateral Agent, in its Permitted Discretion,

(h)           Accounts with respect to which the Account Debtor is the government of any country or sovereign state (other than the United States and Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Co-Collateral Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Co-Collateral Agent in its Permitted Discretion,

(i)            Accounts with respect to which the Account Debtor is (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the Co-Collateral Agent, in the case of clause (i) with the Financial

Administration Act (Canada), and, in the case of clause (ii), the Assignment of Claims Act of 1940 (31 USC Section 3727)),

(j)            (i) Accounts with respect to which the Account Debtor is a creditor of any Loan Party or any Subsidiary of a Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and (iii) Accounts that comprise service charges or finance charges,

(k)           Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Co-Collateral Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(l)            Accounts with respect to which the Account Debtor is Insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party has received notice of an imminent proceeding related to such Account Debtor being or alleged to be Insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor,

(m)          Accounts with respect to which the Account Debtor is located in a state, province or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges).  The foregoing shall not apply to the extent that the applicable Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state, province or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Co-Collateral Agent, in its Permitted Discretion, to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account (including, for greater certainty, the requirement for a creditor to extra-provincially register in a province or territory of Canada for such purposes),

(n)           Accounts, the collection of which the Co-Collateral Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Parent Borrower,

(o)           Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder)),

(p)           Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

(q)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services.

“Eligible Canadian Accounts”:  the Eligible Accounts owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Rental Equipment”:  the Eligible Rental Equipment owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Service Vehicles”:  Eligible Service Vehicles owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Spare Parts and Merchandise”:  the Eligible Spare Parts and Merchandise owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Rental Equipment”:  (x) Rental Equipment of the Loan Parties or (y) equipment of the Loan Parties available for sale, in each case that complies in all material respects with each of the representations and warranties respecting Eligible Rental Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. An item of Rental Equipment shall not be included in Eligible Rental Equipment if:

(a)           a Loan Party does not have good and valid title thereto,

(b)           it is not located in the United States or Canada,

(c)           it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Rental Equipment hereunder)); provided that this clause (c) will not apply to Rental Equipment represented by a certificate of title or subject to the parenthetical at the end of clause (f) (such Rental Equipment being subject to clause (f) below),

(d)           it consists of Spare Parts and Merchandise or Service Vehicles,

(e)           it is reflected on the books and records of the Parent Borrower and its Subsidiaries maintained in accordance with GAAP and consistently with the Parent Borrower’s and its Subsidiaries’ then current practices as, or has been written off as, or is determined in the most recent appraisal to be, damaged or defective and not repairable; or

(f)            it is U.S. Rental Equipment represented by a certificate of title unless (i) prior to, on or during the 120-day period following the Closing Date, a Loan Party has delivered the certificate of title for such Rental Equipment to the Collateral Agent (or its agents) and (ii) for all periods thereafter, a Loan Party has caused the certificate of title for such Rental Equipment to be registered with the applicable Governmental Authority showing “Deutsche Bank AG New York Branch, as Collateral Agent” or “Deutsche Bank AG, Canada Branch, as Canadian Collateral Agent”, as applicable, (or a successor Collateral Agent or Canadian Collateral Agent in such capacity, or a trustee or agent reasonably acceptable to the Collateral Agent or Canadian Collateral Agent, as applicable) as the lienholder thereon, such that such Rental Equipment is subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered).

“Eligible Service Vehicles”:  Service Vehicles of the Loan Parties that comply in all material respects with each of the representations and warranties respecting Eligible Service Vehicles made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  A Service Vehicle shall not be included in Eligible Service Vehicles if:

(a)           a Loan Party does not have good and valid title thereto,

(b)           it is not located in the United States or Canada,

(c)           it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Service Vehicles hereunder)); provided that this clause (c) will not apply to Service Vehicles represented by a certificate of title or subject to the parenthetical at the end of clause (f) (such Service Vehicle being subject to clause (f) below); provided further that with respect to Service Vehicles of any Canadian Loan Party, in order to perfect such valid and perfected first priority Lien it will not be necessary to perfect it by describing the vehicle identification number so long as there is no competing PPSA registration that does so,

(d)           it is reflected on the books and records of the Parent Borrower and its Subsidiaries maintained in accordance with GAAP and consistently with the Parent Borrower’s and its Subsidiaries’ then current practices as, or has been written off as, or is determined in the most recent appraisal to be, damaged or defective and not repairable; or

(e)           it is not reflected in the records of a Loan Party regularly maintained for recording the existence of Service Vehicles;  or

(f)            it is a Service Vehicle owned by U.S. Borrower or a U.S. Subsidiary Guarantor represented by a certificate of title unless (i) prior to, on or during the 120-day period following the Closing Date, a Loan Party has delivered the certificate of title for such Service Vehicle to the Collateral Agent (or its agents) and (ii) for all periods thereafter, a Loan Party has caused the certificate of title for such Service Vehicle to be registered with the applicable Governmental Authority showing “Deutsche Bank AG New York Branch, as Collateral Agent” or “Deutsche Bank AG Canada Branch, as Canadian Collateral Agent”, as applicable, (or a successor Collateral Agent or Canadian Collateral Agent in such capacity, or a trustee or agent reasonably acceptable to the Collateral Agent or Canadian Collateral Agent, as applicable) as the lienholder thereon, such that such Service Vehicle is subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered).

“Eligible Spare Parts and Merchandise”:  Spare Parts and Merchandise of the Loan Parties that comply in all material respects with each of the representations and warranties respecting Eligible Spare Parts and Merchandise made in the Loan Documents and that are not excluded as ineligible by virtue of one or more of the excluding criteria below. Any piece of Spare Parts and Merchandise shall not be included in Eligible Spare Parts and Merchandise if:

(a)           a Loan Party does not have good and valid title thereto;

(b)           it is a “fixture” (within the meaning of the UCC) that constitutes Term Priority Collateral;

(c)           it is not located within the United States or Canada;

(d)           it is reflected on the books and records of the Parent Borrower and its Subsidiaries maintained in accordance with GAAP and consistently with the Parent Borrower’s and its Subsidiaries’ then current practices as, or has been written off as, damaged or defective and not repairable; or

(e)           it is not reflected in the records of a Loan Party regularly maintained for recording the existence of Spare Parts and Merchandise; or

(f)            it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Spare Parts and Merchandise hereunder)).

“Eligible Unbilled Accounts”:  Accounts (which are Eligible Accounts except for their failure to comply with clause (p) of the definition of “Eligible Accounts”) (a) which have not been billed but for which services have been rendered, (b) which have not been billed solely because either (i) the services were rendered pursuant to a customer agreement which provides for monthly billing at a date other than month-end, or (ii) the services were rendered pursuant to a customer agreement which provides for billing at the completion of the rental term, and such rental term has not yet ended, and (c) which shall be billed not more than 30 days after such Account is first included on the Borrowing Base Certificate or otherwise reported to the Co-Collateral Agent as Collateral.

“Eligible Unbilled Canadian Accounts”:  the Eligible Unbilled Accounts owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Unbilled U.S. Accounts”:  the Eligible Unbilled Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Accounts”:  the Eligible Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Rental Equipment”:  the Eligible Rental Equipment owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Service Vehicles”:  the Eligible Service Vehicles owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Spare Parts and Merchandise”:  the Eligible Spare Parts and Merchandise owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S., Canadian or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment”:  (a) any Vehicles and (b) any equipment owned by or leased to the Parent Borrower or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“Equity Investors”:  the collective reference to (a) the CD&R Investors, the Carlyle Investors and the Merrill Lynch Investors, (b) any Person that acquired Voting Stock of HGH on or prior to December 21, 2005, and any Affiliate of such Person and (c) any entity that succeeds to all of the rights and obligations of any of the foregoing by operation of law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars or (in the case of Loans made in a Designated Foreign Currency) in the applicable Designated Foreign Currency with a term comparable to such Interest Period that appears on the BBA LIBOR Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a BBA LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the Administrative Agent (or, in the event there is a successor Administrative Agent at the time, any other commercial bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) is offered deposits in Dollars or in the applicable Designated Foreign Currency at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars or such Designated Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “BBA LIBOR Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page or, with respect to any Designated Foreign Currency, the display page applicable to such Designated Foreign Currency on the Reuters Service (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits or deposits in any Designated Foreign Currency are offered by leading banks in the London interbank market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Euros” and the designation “€”:  the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts”:  (a) deposit accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, provincial, territorial, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent Borrower to be paid to the Internal Revenue Service or state or local government agencies or the Canada Revenue Agency or provincial, territorial or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to a Plan pursuant to Department of Labor Regulation Section 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (b) deposit accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes accounts and payroll accounts.

“Excluded Assets”:  as defined in the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

“Excluded Contribution”:  Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after December 21, 2005, or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock (as defined in the Senior September 2010 Indenture as in effect on the Closing Date)) of the Parent Borrower, in each case (x) to the extent designated as an Excluded Contribution by the Parent Borrower and not previously included in the calculation of Available Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to clause (y)(ii)(x) of the proviso to Section 8.7(f) and (y) not including any Specified Equity Contribution.

“Excluded Properties”:  the collective reference to the fee or leasehold interest in real properties owned by the Parent Borrower or any of its Subsidiaries not described in Schedule 5.8.

“Excluded Subsidiary”:  (a) any Special Purpose Subsidiary or any Subsidiary thereof, (b) any Subsidiary of a Foreign Subsidiary, (c) any Immaterial Subsidiary, (d) any Captive Insurance Subsidiary, (e) any Unrestricted Subsidiary, (f) any Domestic Subsidiary or Canadian Subsidiary that is not permitted by law or regulation to guarantee or grant Liens to secure the Obligations or would require governmental (including regulatory) consent, approval, license or authorization to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received), or for which the provision of a guarantee of or the granting of Liens to secure the Obligations would result in a material adverse tax consequence to the Parent Borrower or one of its Subsidiaries (as reasonably determined by the Parent Borrower), (g) joint ventures or any non-Wholly Owned Subsidiaries, but only to the extent that the organizational documents or other agreements with equity or debt holders of such joint ventures or non-Wholly Owned Subsidiaries do not permit such entity to guarantee or grant Liens to secure the Obligations, (h) Navigations Solutions and (i) Hertz Vehicle Sales Corporation; provided, however, that no Borrower hereunder shall be an Excluded Subsidiary.

“Existing Commitment”:  as defined in Section 2.11(a).

“Existing Letter of Credit”:  each letter of credit issued prior to, and outstanding, on the Closing Date and listed on Schedule F.

“Existing Loans”: as defined in Section 2.11(a).

“Existing Tranche”:  as defined in Section 2.11(a).

“Extended Commitments”:  as defined in Section 2.11(a).

“Extended Loans”:  as defined in Section 2.11(a).

“Extended Maturity Date”:  as defined in Section 2.11(a).

“Extending Lender”:  as defined in Section 2.11(b).

“Extension Amendment”:  as defined in Section 2.11(c).

“Extension Date”:  as defined in Section 2.11(d).

“Extension Election”:  as defined in Section 2.11(b).

“Extension of Credit”:  as to any Lender, the making of, or, in the case of Section 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Request”:    as defined in Section 2.11(a).

“Facility”:  each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder.

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors of the Parent Borrower, whose determination will be conclusive.

“FATCA”:  as defined in Section 4.11(a).

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“Fee Letters”:  collectively, (a) the arranger fee letter entered into by the Parent Borrower, the Arrangers and the Other Representatives dated February 15, 2011 and (b) the agency fee letter entered into by the Parent Borrower and the Agents dated March 11, 2011, in each case in respect of fees to be paid to such Arrangers and Agents in connection with the Facility.

“Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets provided, that, after any Financing Disposition with respect to Eligible Accounts of any Loan Party in excess of $100,000,000, if the Parent Borrower wishes to include the remaining Eligible Accounts of such Loan Party in the Borrowing Base Certificate, then the Co-Collateral Agent shall be entitled to an update to the most recent field exam with respect to such Eligible Accounts (which update shall be disregarded for purposes of calculating the number of field exams conducted under Section 7.6(b) unless such update is, or is conducted as part of, a field exam).

“Financing Lease”:  any lease by a Person of property, real or personal, for which the obligations of such lessee are required in accordance with GAAP to be capitalized on a balance sheet of such lessee.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority”:  with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fiscal Period”:  each fiscal month of the Parent Borrower and its Subsidiaries as described on Schedule E.

“Fiscal Year”:  any period of twelve consecutive months ending on December 31 of any calendar year.

“Fixed GAAP Date”:  December 21, 2005, provided that at any time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”:  the covenants contained in Sections 8.1 and Section 8.2 and the defined term “Pro Forma Compliance” and in each case all defined terms relating thereto, the defined terms “Available CNI Amount,” “Consolidated Quarterly Tangible Assets” and “Consolidated Tangible Assets,” and any other term or provision of this Agreement or any other Loan Document that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Flood Certificate”:  shall mean a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program”:  shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”:  shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Backstop Letters of Credit”:  any Standby Letter of Credit issued to any Person for the account of the Parent Borrower to provide credit support for

Indebtedness of any Foreign Subsidiary to such Person which is permitted under Section 8.2(p).

“Foreign Borrowing Base”:  the sum of (1) 60% of the book value of goods (excluding Equipment) held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP, of Foreign Subsidiaries, (2) 85% of the book value of receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Fleet Financing”:  as defined in Section 8.2(v).

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  any Restricted Subsidiary of the Parent Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.  For the avoidance of doubt, any Subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”:  any Subsidiary of the Parent Borrower designated a Foreign Subsidiary Holdco by the Parent Borrower, so long as such Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating solely to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents or Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.  As of the Closing

Date, each of Hertz International Ltd. and CCMG HERC Sub, Inc. are Foreign Subsidiary Holdcos.

“Franchise Equipment”: (a) any Franchise Vehicles and (b) any equipment owned by or leased to any Franchisee that is revenue earning equipment, or is of a type that would be classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools and (iv) other personal property.

“Franchise Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Franchise Lease Obligation”: any Financing Lease, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Equipment operations.

“Franchise Rental Car Vehicles”: all passenger Franchise Vehicles owned by or leased to any Franchisee or any Franchise Special Purpose Entity that are or have been offered for lease or rental by any Franchisee in its car rental operations, including any such Franchise Vehicles being held for sale.

“Franchise SPE Fleet Amount” as of any date of determination means, with respect to any Indebtedness or Investment, an amount equal to 90% of the aggregate book value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchise Special Purpose Entity (such book value being determined as of the end of the most recently ended fiscal month of such Franchise Special Purpose Entity for which internal financial statements (or other requisite borrowing base or financial information) are available to the Parent Borrower, and (at the Parent Borrower’s option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchise Special Purpose Entity since the end of such fiscal month or being acquired by such Franchise Special Purpose Entity in connection with its Incurrence of such Indebtedness or the making of such Investment).

“Franchise Special Purpose Entity”: any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code, PPSA, or similar law, as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise

Rental Car Vehicles and/or other Franchise Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and (b) is designated as a “Franchise Special Purpose Entity” by the Parent Borrower.

“Franchise Vehicle Indebtedness”: as of any date of determination (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate principal amount (as to such Franchise Special Purpose Entity, and taken together with the aggregate amount of Investments then outstanding pursuant to Section 8.9(s)(1)) not exceeding the Franchise SPE Fleet Amount, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by a Responsible Officer of the Parent Borrower (which determination shall be conclusive), in an aggregate principal amount (as to such Franchisee and all Affiliates thereof, and taken together with the aggregate amount of Investments then outstanding pursuant to Section 8.9(s)(2) not exceeding the Franchisee Asset Value Amount and (c) Indebtedness of any Franchisee in an aggregate principal amount (as to all such Franchisees, and taken together with the aggregate amount of Investments then outstanding pursuant to Section 8.9(s)(3)) not exceeding the Franchisee Revenue Amount.

“Franchise Vehicles”: vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Franchisee”: any Person that is a franchisee of the Parent Borrower or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

“Franchisee Asset Value Amount”: as of any date of determination, with respect to any Indebtedness or Investment, an amount equal to 80% of the aggregate fair market value of Franchise Rental Car Vehicles and/or other Franchise Equipment of any Franchisee or any Affiliate (such fair market value being as determined in good faith by a Responsible Officer of the Parent Borrower (which determination shall be conclusive) as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and (at the Parent Borrower’s option) on a pro forma basis including any Franchise Rental Car Vehicles and/or other Franchise Equipment acquired by such Franchisee or any Affiliate thereof since the end of such fiscal month or being acquired by such Franchisee or any Affiliate thereof in connection with its Incurrence of such Indebtedness or the making of such Investment).

“Franchisee Revenue Amount”: as of any date of determination, with respect to any Indebtedness or Investment, an amount equal to 10% of the aggregate revenues of all Franchisees for the period of the most recent four consecutive fiscal quarters ending prior to such date for which consolidated financial statements of the Parent Borrower are available (such amount being as determined in good faith by a Responsible Officer of the Parent Borrower, which determination shall be conclusive).

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), as set forth in the Financial Accounting Standards Board Accounting Standards Codification and subject to the following:  If at any time the Securities and Exchange Commission permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantors”:  the collective reference to Holdings, the U.S. Borrowers (solely with respect to the obligations of the Canadian Borrowers hereunder and under each other Loan Document) and each Subsidiary of the Parent Borrower (other than any Canadian Borrower and any Excluded Subsidiary) which is from time to time party to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable; individually, a “Guarantor”.  As of the Closing Date, the Guarantors consist of Hertz Investors, Inc., Hertz Equipment Rental Corporation, Brae Holding Corp., Hertz Claim Management Corporation, HCM Marketing Corporation, Hertz Local Edition Corp., Hertz Local Edition Transporting, Inc., Hertz Global Services Corporation, Hertz System, Inc., Hertz Technologies, Inc., Hertz Transporting, Inc., Hertz Entertainment Services Corporation, Simply Wheelz LLC, Smartz Vehicle Rental Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Hertz Canada Equipment Rental Partnership and 3222434 Nova Scotia Company.

“Hawaiian Vehicles”:  Rental Car Vehicles the title to which is evidenced by a certificate of title issued by the State of Hawaii or any department or agency thereof.

“Hedging Affiliate”:  as defined in the Intercreditor Agreement.

“Hedging Agreement”:  as defined in the Intercreditor Agreement.

“Hedging Party”:  any Hedging Affiliate or Hedging Provider.

“Hedging Provider”:  any Additional ABL Hedging Provider (as defined in the Intercreditor Agreement).

“HERC”:  Hertz Equipment Rental Corporation, together with its successors and assigns.

“HERC LKE Account”:  any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of the “qualified intermediary” in connection with the HERC LKE Program.

“HERC LKE Program”:  a “like-kind-exchange program” with respect to certain of the Equipment and/or Vehicles of the Parent Borrower and its Subsidiaries used in the equipment rental business, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a HERC LKE Account and used to acquire replacement Equipment and/or Vehicles and/or repay indebtedness secured by such Equipment and/or Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“HGH”:  Hertz Global Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Holdings”:  Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.

“Hypothecs”:  as defined in Section 10.1(b).

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the Securities and Exchange Commission, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  any Subsidiary of the Parent Borrower designated by the Parent Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the Most Recent Four Quarter Period and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period; provided, that at the time of such designation (x) the aggregate total consolidated revenues of all Immaterial Subsidiaries shall not exceed 5.0% of the total consolidated revenue of the Parent Borrower and its Subsidiaries during the Most Recent Four Quarter Period and (y) the aggregate total consolidated assets of all Immaterial Subsidiaries shall not exceed 5.0% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period.  Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 7.1 with respect to such Most Recent Four Quarter Period (or the last quarter thereof, as applicable).

“Increase Supplement”:  as defined in Section 2.9(b).

“Incremental Canadian Revolving Commitments”:  as defined in Section 2.10(a).

“Incremental Commitment Amendment”:  as defined in Section 2.10(c).

“Incremental Commitments”:  as defined in Section 2.10(a).

“Incremental Indebtedness”:  Indebtedness incurred under any Incremental Commitments.

“Incremental Loan”:  as defined in Section 2.10(c).

“Incremental Revolving Commitments”:  as defined in Section 2.10(a).

“Incremental Term Loan Commitments”:  as defined in Section 2.10(a).

“Incremental U.S. Revolving Commitments”:  as defined in Section 2.10(a).

“Incurrence”:  creation, assumption or incurrence.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indentures”:  the Senior 2005 Indenture, the Senior September 2010 Indenture, the Senior December 2010 Indenture and the Senior 2011 Indenture.

“Individual Canadian Facility L/C Exposure”:  of any Canadian Facility Lender, at any time, the sum of such Canadian Facility Lender’s Canadian Facility Commitment Percentage in each then outstanding Canadian Facility Letter of Credit multiplied by the Dollar Equivalent of the sum of the Stated Amount of the respective Canadian Facility Letters of Credit and any Unpaid Drawings relating thereto.

“Individual Canadian Facility Lender Exposure”:  of any Canadian Facility Lender, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Canadian Facility Revolving Credit Loans made by such Canadian Facility Lender and then outstanding and (b) such Canadian Facility Lender’s Individual Canadian Facility L/C Exposure.

“Individual L/C Exposure”:  of any Revolving Credit Lender, at any time, the sum of such Lender’s (a) Individual U.S. Facility L/C Exposure and (b) Individual Canadian Facility L/C Exposure.

“Individual Lender Exposure”:  of any Revolving Credit Lender, at any time, the sum of such Lender’s (a) Individual U.S. Facility Lender Exposure and (b) Individual Canadian Facility Lender Exposure.

“Individual Swingline Exposure”:  of any Revolving Credit Lender, at any time, such Revolving Credit Lender’s U.S. Facility Commitment Percentage of the Swing Line Loans then outstanding.

“Individual U.S. Facility L/C Exposure”:  of any U.S. Facility Lender, at any time, the sum of such U.S. Facility Lender’s U.S. Facility Commitment Percentage in each then outstanding U.S. Facility Letter of Credit multiplied by the sum of the Stated Amount of the respective U.S. Facility Letters of Credit and the Dollar Equivalent of any Unpaid Drawings relating thereto.

“Individual U.S. Facility Lender Exposure”:  of any U.S. Facility Lender, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender and then outstanding, (b) such U.S. Facility Lender’s Individual U.S. Facility L/C Exposure and (c) such U.S. Facility Lender’s Individual Swingline Exposure.

“Initial Agreement”:  as defined in Section 8.16(c).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in Section 5.9.

“Intercreditor Agreement”:  the Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent under the Senior Term Facility, and acknowledged by certain of the Loan Parties, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Intercreditor Agreement Supplement”:  as defined in Section 10.9(a).

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur on or after June 30, 2011, while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurocurrency Loan or BA Equivalent Loan:

(a)                                  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months (or, if agreed by each affected Lender, one week, two weeks, nine months or twelve months) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months (or if agreed to by each affected Lender, one week, two weeks, nine months or twelve months) thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent or the Canadian Agent, as applicable, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Section 4.12) end on the Termination Date;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the applicable Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent, to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Investment”:  any advance, loan, extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in any Person.  For purposes of the definition of “Unrestricted Subsidiary” and Section 8.9 only (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantee Obligations shall not be deemed to be Investments.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“ISP”:  the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”:  any Canadian Facility Issuing Lender and any U.S. Facility Issuing Lender. Each Issuing Lender may, with the consent of the Parent Borrower, and subject to Section 4.15(b), arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”:  the fees and commissions defined in Section 3.3.

“L/C Obligations”:  the U.S. Facility L/C Obligations and the Canadian Facility L/C Obligations.

“L/C Participants”:  the U.S. Facility L/C Participants and the Canadian Facility L/C Participants.

“L/C Request”:  a letter of credit request in the form of Exhibit K attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting an Issuing Lender to issue a Letter of Credit.

“Lender Default”:  (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to fund any portion of the Loans or participations in Letters of Credit or Swing Line Loans required to be funded by it hereunder within one business day of the date required to be funded by it hereunder, unless such refusal or failure has been cured, (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender Joinder Agreement”:  as defined in Section 2.9(b).

“Lender-Related Distress Event”:  with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent or the Canadian Agent, as applicable, and the Borrowers, to make any Revolving Credit Loans, Swing Line Loans or Letters of Credit available to any Borrower (including for the avoidance of doubt, any Issuing Lender), provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”:  the U.S. Facility Letters of Credit and the Canadian Facility Letters of Credit.

“Lien”:  any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Event”:  the determination by either the Administrative Agent or the Co-Collateral Agent that Specified Availability on three consecutive Business Days is less than $200,000,000; provided that the Administrative Agent or the Co-Collateral Agent has on the first such day that the Specified Availability is less than $200,000,000 notified the Parent Borrower, and provided further that if after such notice while Specified Availability remains below $200,000,000, any Borrower borrows any Loans, or has a Letter of Credit issued for its account, a Liquidity Event shall begin immediately upon such Extension of Credit notwithstanding that three consecutive Business Days have not elapsed.  The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until the Specified Availability exceeds

$200,000,000 for 30 consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan”:  a Revolving Credit Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the L/C Requests, the Intercreditor Agreement, the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  Holdings, the Parent Borrower, each Canadian Borrower and each other Subsidiary of the Parent Borrower that is a party to a Loan Document; individually, a “Loan Party”.  For the avoidance of doubt, no Excluded Subsidiary shall be a Loan Party.

“Management Investors”:  the collective reference to the officers, directors, employees and other members of the management of any Parent Entity, Holdings, the Parent Borrower or any of their Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Parent Borrower, Holdings or any Parent Entity.

“Management Stock”: Capital Stock of the Parent Borrower, Holdings or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Management Subscription Agreements”:  one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between Holdings or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holdings or any Parent Entity, or options, warrants, units or other rights in respect of common stock of Holdings or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”:  as defined in Section 2.4(c).

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents or with respect to the Collateral comprising the Borrowing Base, in each case taken as a whole.

“Material Subsidiaries”:  Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Material Vehicle Lease Obligation”:  any lease by any Special Purpose Subsidiary to the Parent Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) of Rental Car Vehicles the aggregate net book value of which exceeds $150,000,000, entered into in connection with any Special Purpose Financing.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merrill Lynch Investors”:  the collective reference to (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof and (vi) any successor in interest to any thereof.

“ML”:  Merrill Lynch Global Private Equity, Inc. (formerly known as Merrill Lynch Global Partners, Inc.), or any successor thereto.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this Section 1.1.

 “Mortgaged Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Schedule 5.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”:  each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of

Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”:  the four fiscal quarter period of the Parent Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under Section 7.1(a) or 7.1(b).

“MTM”:  as defined in the definition of “Designated Hedging Reserves.”

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Navigations Solutions”:  Navigation Solutions, LLC, a Delaware limited liability company.

“Net Available Cash”:  with respect to any Asset Disposition (including any Sale and Leaseback Transaction) or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, territorial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 8.6), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or that must by its terms, or, in the case of any Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Parent Borrower or any of its Subsidiaries.

“Net Book Value”:  with respect to any item of Rental Equipment or equipment, any Service Vehicles or any item of Spare Parts, the net book value thereof as reflected in the books and records of the Parent Borrower and its Subsidiaries in accordance with GAAP.

“Net Orderly Liquidation Value”:  the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Rental Equipment or Service Vehicles that is estimated to be recoverable in an orderly liquidation of such Rental Equipment expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Rental Equipment or Service Vehicles appraisal completed by a Qualified Appraisal Company delivered to the Collateral Agent and the Co-Collateral Agent.

“Net Proceeds”:  with respect to any issuance or sale of any securities of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“New York Process Agent”:  as defined in Section 11.13(b).

“Non BA Lender”:  a Lender that cannot or does not as a matter of policy issue Bankers’ Acceptances.

“Non-Canadian Affiliate”:  an Affiliate or office of a Canadian Facility Lender or Canadian Facility Issuing Lender that is an entity (or office thereof) that shall allow payments by any U.S. Borrower made under this Agreement and any Notes with respect to any Extensions of Credit made to such U.S. Borrower by such entity or office to be made without withholding of any Non-Excluded Taxes.

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  as defined in Section 4.11.

“North American Subsidiaries”:  the collective reference to the Canadian Borrowers, the Canadian Subsidiary Guarantors and the Domestic Subsidiaries.

“Notes”:  the collective reference to the Revolving Credit Notes and the Swing Line Note.

“Obligations”:  as defined in the U.S. Guarantee and Collateral Agreement.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Optional Payment”:  as defined in Section 8.14(a).

“Other Representatives”:  (a) the Arrangers and (b) Wells Fargo Capital Finance, LLC, Deutsche Bank Securities Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in each case in this clause (b) in its capacity as joint bookrunning manager in connection with the Commitments hereunder.

“Parent Borrower”:  as defined in the Preamble hereto.

“Parent Entity”:  any of HGH, any Other Parent Entity, and any other Person that becomes a direct or indirect Subsidiary of HGH or any Other Parent Entity after the Closing Date and of which Holdings is a direct or indirect Subsidiary that is designated by Holdings as a “Parent Entity”.  As used herein, “Other Parent Entity” means a Person of which the then Relevant Parent Entity becomes a direct or indirect Subsidiary after the Closing Date (it being understood that, without limiting the application of the definition of Change of Control to the new Relevant Parent Entity, such existing Relevant Parent Entity so becoming such a Subsidiary shall not constitute a Change of Control).

“Parent Entity Expenses”:  expenses, taxes and other amounts incurred or payable by any Parent Entity in respect of which the Parent Borrower is permitted to make payments pursuant to Section 8.7.

“Participant Register”:  as defined in Section 11.6(c).

“Participants”:  as defined in Section 11.6(c).

“Patriot Act”:  as defined in Section 11.17.

“Payment Conditions”:  at any time of determination, means that (a) no Specified Default then exists or would arise as a result of making the subject Specified Payment, (b)  Specified Availability and 30-Day Specified Excess Availability in each case are no less than $200,000,000 immediately after giving effect to the making of such Specified Payment and (c) if Specified Availability immediately after giving effect to the making of such Specified Payment is greater than $200,000,000 but less than $400,000,000, immediately after giving effect to the making of such Specified Payment, the Parent Borrower is in compliance with the covenant set forth in Section 8.1 as of the Most Recent Four Quarter Period after giving pro forma effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, whether or not such covenant is otherwise then applicable to the Parent Borrower under such Sections at such time.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”:  common equity securities of Holdings or any Parent Entity, or other equity securities of Holdings or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Discretion”: the commercially reasonable judgment of the Co-Collateral Agent, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions as to any factor which the Co-Collateral Agent reasonably determines (giving due regard, if applicable in the reasonable opinion of the Co-Collateral Agent, to the creditworthiness of the Parent Borrower and the Restricted Subsidiaries):  (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts or (b) is evidence that any collateral report or financial information delivered to such Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, the Co-Collateral Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts, as well as any of the following:  (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Rental Equipment, Spare Parts and Merchandise or Service Vehicles; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts.

“Permitted Hedging Arrangement”:  as defined in Section 8.18.

“Permitted Holders”:  (a) any of the Equity Investors, Management Investors, CD&R, Carlyle, ML and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R, Carlyle, ML or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (c) any limited or general partners of, or other investors in, any CD&R Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle; (d) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clauses (a), (b) or (c) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings or any Subsidiary thereof or any Parent Entity.

“Permitted Liens”:  as defined in Section 8.3.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“PPSA”:  the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Predecessor ABL Credit Agreement”:  the Credit Agreement, dated as of December 21, 2005, among the Borrowers party thereto, Deutsche Bank AG New York Branch as administrative agent and collateral agent, Deutsche Bank AG Canada Branch as Canadian agent and Canadian collateral agent and the other banks and financial institutions from time to time party thereto, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Predecessor Term Loan Credit Agreement”:  the Credit Agreement, dated as of December 21, 2005, among the Parent Borrower, Deutsche Bank AG New York Branch as administrative agent and collateral agent, and the other banks and financial institutions from time to time party thereto, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Pricing Grid”:  with respect to Revolving Credit Loans and Swing Line Loans:

Average Available Loan Commitments	Applicable Margin for ABR Loans at ABR	Applicable Margin for Canadian Prime Rate ABR Loans	Applicable Margin for Eurocurrency Loans (Subject to any applicable reduction pursuant to Section 3.3 (a))	Applicable Margin for BA Equivalent Loans and BA Fees
Less than 33.33%	1.50%	1.50%	2.50%	2.50%

Equal to or greater than 33.33%, but less than 66.67%	1.25%	1.25%	2.25%	2.25%
Equal to or greater than 66.67%	1.00%	1.00%	2.00%	2.00%

Unutilized Commitments (as defined below) as a percentage of Total Commitments	Commitment Fee Rate

Less than 33.33%	0.25%

Equal to or greater than 33.33%, but less than 66.67%	0.375%

Equal to or greater than 66.67%	0.50%

“Prime Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“Pro Forma Compliance”:  the Parent Borrower shall be in Pro Forma Compliance if at the date of determination, the ratio of (a) Consolidated Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date, including the application of proceeds of such Incurrence) to (b) the aggregate amount of EBITDA for the Most Recent Four Quarter Period shall be less than or equal to the ratio set forth below with respect to such period; provided that:

(i)                                     if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period (in each case, without duplication of any adjustment to EBITDA pursuant to the definition thereof);

(ii)                                  if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period (without duplication of any adjustment to EBITDA pursuant to the definition thereof);

(iii)                               if since the beginning of such period any Person became a Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period (in each case, without duplication of any adjustment to EBITDA pursuant to the definition thereof); and

(iv)                              without limiting clause (a) above, if the transaction causing a calculation to be made hereunder is or involves an Incurrence or Discharge of Indebtedness, Consolidated Indebtedness as at the date of determination shall be calculated as if such Indebtedness had been Incurred, and any Indebtedness Discharged in connection therewith had been Discharged, on such date.

Period	Ratio
1st Quarter of Fiscal Year	4.50
2nd Quarter of Fiscal Year	5.00
3rd Quarter of Fiscal Year	5.00
4th Quarter of Fiscal Year	4.50

For purposes of calculating Pro Forma Compliance, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower.

“Public Facility”:  (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator”:  a Person that grants or has the power to grant a Vehicle Rental Concession.

“Purchase”:  any Investment in any Person that thereby becomes a Subsidiary of the Parent Borrower, or other acquisition of any company, any business or any group of assets constituting an operating unit of a business.

“Purchase Money Obligations”:  any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Appraisal Company”:  (a) (i) Rouse Asset Services, Inc., (ii) Great American Advisory & Valuation Services, LLC and, (iii) in each case, any successor thereto and (b) any other qualified third-party appraisal company (reasonably acceptable to the Collateral Agent and the Parent Borrower).

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of a Loan Party giving rise to Net Available Cash to such Loan Party, as the case may be, in excess of $25,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any other Loan Party in respect of such casualty or condemnation.

“refinancing”:  any extension, refinancing, refunding, replacement or renewal; the terms “refinance,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”:  as defined in Section 8.16(c).

“Refinancing Indebtedness”:  any Indebtedness which represents a refinancing, in whole or in part, of any Indebtedness existing on the date hereof or incurred in compliance with Section 8.2 (including Indebtedness of the Parent Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary of the Parent Borrower that refinances Indebtedness of the Parent Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus discounts, commissions, fees and expenses incurred in connection therewith, (2) Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of a Loan Party that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 8.2, and (3) in the case of any refinancing of the Senior 2018 Notes, the Senior 2019 Notes or the Senior 2021 Notes, the Senior Term Facility or the Loans and Commitments hereunder, it has a final maturity no sooner than the Termination Date and, if applicable, an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced (or, if the Average Life of such refinancing Indebtedness is less than the Average Life of the Indebtedness being refinanced, then such refinancing Indebtedness shall have a maturity date that is no earlier than the Termination Date).

“Refunded Swing Line Loans”:  as defined in Section 2.4(c).

“Register”:  as defined in Section 11.6(b).

“Regulation S-X”:  Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”:  the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Business”:  those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”:  (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Holdings or any Parent Entity other than to Holdings or another Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to Section 8.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial, territorial or local taxes measured by income for which Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal, provincial, territorial and foreign taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of federal, provincial, territorial or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable federal, state, provincial, territorial or local tax laws for filing such return) consisting only of the Parent Borrower and its Subsidiaries.  Taxes include all interest, penalties and additions relating thereto.

“Relevant Parent Entity”:  (i) Holdings, so long as Holdings is not a Subsidiary of a Parent Entity, and (ii) any Parent Entity, so long as Holdings is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity.

“Rental Car Company Acquisition”: the acquisition by the Parent Borrower, directly and/or indirectly through one or more of its Affiliates, of any or all of the business locations and business lines operating under or associated with one or more of the brand names “Budget,” “Dollar,” “Dollar Thrifty” or “Thrifty” (including any variations or combinations thereof, such as “Dollar Rent a Car,” “Thrifty Rent-a-Car System,” “Thrifty Car Sales,” or “DTG Operations”) and any or all trademarks or other property or assets related or incidental thereto, whether acquired through the direct acquisition of any such business locations, business lines, property or assets, or the acquisition of the Capital Stock of any Person owning any such business locations, business lines, property or assets, or a combination thereof.

“Rental Car LKE Account”:  any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of, the “qualified intermediary” in connection with the Rental Car LKE Program.

“Rental Car LKE Program”:  a “like-kind-exchange program” with respect to certain of the Rental Car Vehicles of the Parent Borrower and its Subsidiaries, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in a Rental Car LKE Account and used to acquire replacement Rental Car Vehicles and/or repay indebtedness secured by such Rental Car Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Rental Car Revenue Earning Vehicles”:  all passenger Vehicles owned by or leased to the Parent Borrower or a Restricted Subsidiary that are classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower and are or have been offered for lease or rental by any of the Parent Borrower and its Restricted Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Car Service Vehicles”:  all passenger Vehicles, other than Vehicles that may lawfully be used to transport more than 15 passengers, owned by or leased to the Parent Borrower or a Subsidiary of the Parent Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower and are or have been utilized by any of the Parent Borrower and its Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

“Rental Car Vehicles”:  all Rental Car Revenue Earning Vehicles and all Rental Car Service Vehicles.

“Rental Equipment”:  all equipment, excluding all Rental Car Revenue Earning Vehicles, owned by or leased to the Parent Borrower or a Subsidiary of the Parent Borrower that is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .21, .22, .23, .24, .25, .27, .28 or .33 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent at least a majority of Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including (a) laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties and (b) guidelines, laws, ordinances, regulations, requests and requirements issued, promulgated or otherwise applicable pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to Section 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president — human resources (or substantial equivalent) of such Person.

“Restricted Indebtedness”:  as defined in Section 8.14.

“Restricted Payment”:  as defined in Section 8.7.

“Restricted Subsidiary”:  any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Lender”:  any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”:  each U.S. Facility Revolving Credit Loan and each Canadian Facility Revolving Credit Loan.

“Revolving Credit Note”:  as defined in Section 2.1(e).

“Rollover Indebtedness”:  the Indebtedness listed on Schedule G.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this Section 1.1.

“Sale”:  any disposition of any company, any business or any group of assets constituting an operating unit of a business.

“Sale and Leaseback Transaction”:  any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“Schedule I Lender”:  a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

“Section 2.11 Additional Amendment”:  as defined in Section 9(e).

“Secured Parties”:  the reference to the Canadian Secured Parties, the U.S. Secured Parties, or the collective reference thereto, as applicable.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the Canadian Security Documents and the U.S. Security Documents.

“Senior 2005 Indenture”:  the Indenture governing the Senior Dollar 2014 Notes and the Senior Euro 2014 Notes, dated as of December 21, 2005, among CCMG Acquisition Corporation (as predecessor of the Parent Borrower), as Issuer, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior 2011 Indenture”:  the Indenture governing the Senior 2021 Notes, dated as of February 8, 2011, among the Parent Borrower, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior 2018 Notes”:  the 7.50% Senior Notes due 2018 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior 2019 Notes”:  the 6.75% Senior Notes due 2019 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior 2021 Notes”:  the 7.375% Senior Notes due 2021 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior December 2010 Indenture”:  the Indenture governing the Senior 2021 Notes, dated as of December 20, 2010, among the Parent Borrower, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior Dollar 2014 Notes”:  the U.S. Dollar 8.875% Senior Notes due 2014 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior Euro 2014 Notes”:  the Euro 7.875% Senior Notes due 2014 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior Notes”:  the Senior Dollar 2014 Notes, the Senior Euro 2014 Notes, the Senior 2018 Notes, the Senior 2019 Notes and the Senior 2021 Notes.

“Senior September 2010 Indenture”:  the Indenture governing the Senior 2018 Notes, dated as of September 30, 2010, among the Parent Borrower, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable.

“Senior Term Credit Agreement”:  the Credit Agreement dated as of the date hereof among the Parent Borrower, Deutsche Bank AG New York Brach as administrative agent and collateral agent, and the several banks and other financial institutions from time to time parties thereto, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable, or extended, refinanced, refunded, replaced or renewed, in whole or in part, from time to time in accordance with Section 8.2 to the extent applicable (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Senior Term Credit Agreement).

“Senior Term Facility”:  the facilities provided under the Senior Term Credit Agreement.

“Senior Term Loan Documents”:  the “Loan Documents” as defined in the Senior Term Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14 to the extent applicable, or extended, refinanced, refunded, replaced or renewed, in whole or in part, from time to time in accordance with Section 8.2 to the extent applicable (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Senior Term Loan Document).

“Senior Term Loans”:  loans made pursuant to the Senior Term Credit Agreement.

“Service Vehicles”: all Vehicles, owned by the Parent Borrower or a Subsidiary of Parent Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower that are not rented or offered for rental by the Parent Borrower or any of its Subsidiaries, including any such Vehicles being held for sale.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Spare Parts and Merchandise”:  (x) any and all spare parts, instruments, appurtenances, accessories, modules, components, apparatus and assemblies and any and all expendable or repairable parts and equipment of whatever nature that are now or hereafter maintained for installation or use or usable by or on behalf of a Loan Party in connection with Equipment or other equipment or any appliance useable thereon or related thereto, and any and all substitutions for any of the foregoing and replacement thereto and (y) goods held for sale, lease or use by any Loan Party (in each case including any property noted on any Loan Party’s books and records as tires, small equipment, power tools, spare parts or supplies and merchandise).

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code, PPSA or similar law, as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing”:  any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Parent Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Undertakings”:  representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) hedging obligations, or other obligations relating to Interest Rate Protection Agreements or Permitted Hedging Arrangements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee Obligations in respect of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”:  a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code, PPSA or similar law, as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties, and buy-back programs, and insurance policies) and /or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Availability”:  as of any date of determination, without duplication of amounts calculated thereunder, the sum of Available Loan Commitments plus Specified Unrestricted Cash plus Specified Suppressed Availability as at such Date.

“Specified Default”:  the failure of the Parent Borrower to comply with the terms of Sections 4.16(c), 4.16(d), 4.16(f), 4.16(g), 4.16(h), or Section 7.2(f), the failure of the Parent Borrower to deliver financial statements when required pursuant to Section 7.1, or the occurrence of any Event of Default specified in Sections 9.1(a) or 9.1(f) .

“Specified Equity Contribution”:  any cash equity contribution made to Holdings or any Parent Entity in exchange for Permitted Cure Securities; provided (a) (i) such cash equity contribution to Holdings or any Parent Entity and (ii) the contribution of any proceeds therefrom to the Parent Borrower, occur (i) after the Closing Date and (ii) on or prior to the date that is 10 Business Days after the date on which financial statements are required to be delivered for a fiscal quarter (or year); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution”; (c) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution shall have been made, and (d) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect compliance with Section 8.1 hereof.

“Specified Existing Commitment”:  as defined in Section 2.11(a)

“Specified Payment”:  (i) any merger, consolidation or amalgamation permitted pursuant to Section 8.5(a), (ii) any sale, lease, transfer or other disposition of any or all of the assets (upon voluntary liquidation or otherwise) of any Restricted Subsidiary permitted pursuant to Section 8.5(b), (iii) any Restricted Payment pursuant to Section 8.7(f), (iv) any Investment pursuant to Section 8.9(o), (v) any acquisition pursuant to Section 8.10(c) and (vi) any Optional Payment pursuant to Section 8.14(a)(iv).

“Specified Proprietary & Confidential Information”:  (a) all data and information used to calculate any “measurement month average” or any “market value average” or (b) any similar amount, however designated, under or in connection with any financing of Vehicles and/or Rental Equipment and/or other property, in each case that does not constitute part of the ABL Priority Collateral or any component of the Canadian Borrowing Base or the U.S. Borrowing Base.

“Specified Suppressed Availability”: as of any date of determination, an amount, if positive, by which (i) the sum of (x) the Canadian Borrowing Base and (y) the U.S. Borrowing Base exceeds (ii) the Commitments hereunder; provided, that, if the Borrowing Base is equal to or less than the aggregate amount of the Commitments hereunder, or if, as of such date, the Available Loan Commitments are less than the lesser of (x) 10% of the lesser of (1) the Total Commitments hereunder and (2) the sum of the Canadian Borrowing Base and U.S. Borrowing Base and (y) $200,000,000, the Specified Suppressed Availability shall be zero.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Parent Borrower, the Canadian Loan Parties and the U.S. Loan Parties that (in the case of cash) is deposited in the DDAs or other deposit accounts in the United States or Canada with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent, the Canadian Agent, the Collateral Agent or the Canadian

Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party and (b) are subject to the laws of any state, commonwealth, province or territory of the United States of America or Canada; provided that if, as of such date, the Available Loan Commitments are less than the lesser of (x) 10% of the lesser of (1) the Total Commitments hereunder and (2) the sum of the Canadian Borrowing Base and U.S. Borrowing Base and (y) $200,000,000, the amount of Specified Unrestricted Cash shall equal zero and provided, further, that for purposes of calculating Specified Unrestricted Cash, (i) the term “Cash Equivalents” shall be deemed not to include any money, and (ii) the term “Unrestricted Cash” shall be deemed not to include any Temporary Cash Investments.

“Spot Rate of Exchange”:  (i) with respect to Canadian Dollars and any Designated Foreign Currency (except as provided in clause (ii) below), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to Canadian Dollars or such Designated Foreign Currency on the Reuters System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in any Designated Foreign Currency or Canadian Dollars (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the first Business Day of each month (or, if same does not provide rates, by such other means reasonably satisfactory to the Administrative Agent and the Parent Borrower) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to Section 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Parent Borrower pursuant to Section 3.5(a), the market spot rate of exchange quoted by the Administrative Agent on the date of such drawing or notice, as applicable.

“Springing Maturity Date”: the date that is 45 days prior to the earlier to occur of the stated final maturity date of the Senior Dollar 2014 Notes and the Senior Euro 2014 Notes respectively.

“Standby Letter of Credit”:  as defined in Section 3.1(a).

“Stated Amount”:  at any time, as to any Letter of Credit, (i) if the Letter of Credit is denominated in Dollars, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (ii) if the Letter of Credit is denominated in a Designated Foreign Currency, the Dollar Equivalent of the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions for drawing could then be met).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”:  each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Supermajority Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent at least 66 2/3% of the sum of the aggregate amount of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Section 2.4.

“Swing Line Lender”:  the Administrative Agent, in its capacity as provider of the Swing Line Loans and its successors and assigns.

“Swing Line Loan Participation Certificate”:  a certificate in substantially the form of Exhibit G.

“Swing Line Loans”:  as defined in Section 2.4(a).

“Swing Line Note”:  as defined in Section 2.4(b).

“Syndication Agent”:  as defined in the Preamble hereto.

“Synthetic Purchase Agreement”:  any agreement pursuant to which the Parent Borrower or any of its Subsidiaries is or may become obligated to make any payment (except as otherwise permitted by this Agreement) to any third party (other than Holdings or any of its Subsidiaries) in connection with the purchase or the notional purchase by such third party or any Affiliate thereof from a Person other than HGH or any of its Subsidiaries of any Capital Stock of Holdings or any Parent Entity or any Senior Notes; provided that the term “Synthetic Purchase Agreement” shall not be deemed to include (a) any phantom stock, stock appreciation rights, equity purchase or similar plan or arrangement providing for payments only to current or former officers, directors, employees and other members of the management of Holdings, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing (or to their heirs, successors, assigns, legal representatives or estates) or (b) any agreement evidencing or relating to (i) one or more Guarantee Obligations in connection with Indebtedness incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them of Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases, directly or indirectly, to make capital contributions to, or purchase Capital Stock of, Holdings, or applies such proceeds to pay Parent Entity Expenses) or Holdings, or any refinancing, refunding, replacement, extension or renewal thereof, in whole or in part or (ii) one or more loans or advances to one or more Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases, directly or indirectly, to make capital contributions to, or purchase Capital Stock of, Holdings, or applies such proceeds to pay Parent Entity Expenses) or Holdings (including in each case under this clause (b), without limitation, any agreement evidencing any right or option to acquire any such stock in connection with payment under any such Guarantee Obligation or in partial or full satisfaction of any such loan or advance).

“Tax Sharing Agreement”:  the Tax Sharing Agreement, dated as of December 21, 2005, among HGH, Holdings and the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 8.14(d).

“Taxes”:  as defined in Section 4.11(a).

“Temporary Cash Investments”:  any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Priority Collateral”:  as defined in the Intercreditor Agreement.

“Termination Date”:  March 11, 2016.

“Total Canadian Facility Commitment”:  at any time, the sum of the Canadian Facility Commitments of all of the Canadian Lenders at such time.  The original Total Canadian Facility Commitment is $475,000,000.

“Total Commitment”:  at any time, the sum of the Commitments of each of the Lenders at such time.

“Total U.S. Facility Commitment”:  at any time, the sum of the U.S. Facility Commitments of all of the Lenders at such time.  The original Total U.S. Facility Commitment is $1,325,000,000.

“Tranche”:  each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swing Line Loans.

“Transactions”:  collectively, any and all of the following (whether or not consummated):  (i) the entry into this Agreement, and the initial incurrence of Indebtedness hereunder, (ii) the entry into the Senior Term Facility, and the incurrence of Indebtedness in an aggregate principal amount of up to $1,600,000,000 thereunder, (iii) the refinancing of the outstanding principal amount of all Indebtedness under the Predecessor ABL Credit Agreement and the Predecessor Term Loan Credit Agreement, and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”:  any Participant or Assignee.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”:  the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple

Types of Loans hereunder, namely ABR Loans, Eurocurrency Loans in each of the Designated Currencies and BA Equivalent Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan, determined as of such valuation date, allocable to such accrued benefits.

“Unfinanced Vehicles”:  as of any date of determination, Rental Car Vehicles that are not pledged as security in respect of, and the acquisition of which is not financed or refinanced by, any Indebtedness or obligations of the Parent Borrower or any of Restricted Subsidiary.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unpaid Drawing”:  any Canadian Borrower Unpaid Drawing and any U.S. Borrower Unpaid Drawing.

“Unrestricted Cash”:  as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts listed on the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at such date to the extent such cash is not classified as “restricted” for financial statement purposes.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary provided, that, (x) HERC may not be an Unrestricted Subsidiary hereunder and (y) if the Board of Directors designates any Loan Party as an Unrestricted Subsidiary, and the most recent Borrowing Base Certificate delivered pursuant to Section 7.2(f) included any assets of such Loan Party, then such Loan Party shall not cease to be a Loan Party and shall not become an Unrestricted Subsidiary until the Parent Borrower delivers a Borrowing Base Certificate giving pro forma effect to the designation of such entity as a Unrestricted Subsidiary.  The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A)

such designation was made at or prior to the Closing Date (and any such Subsidiary so designated is set forth on Schedule C hereto), or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 8.9.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Parent Borrower could Incur at least $1.00 of additional Indebtedness under Section 8.2(x) or (y) the Consolidated Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 8.2.  Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Parent Borrower’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“Unutilized Commitments”: an amount equal to (x) the Total Commitments, less (y) the aggregate of all Lenders’ Individual Lender Exposures (excluding any amounts attributable to Swing Line Loans).

“U.S. Blocked Account”:  as defined in Section 4.16(c).

“U.S. Borrower Unpaid Drawing”:  drawings on U.S. Facility Letters of Credit that have not been reimbursed by the applicable U.S. Borrower.

“U.S. Borrowers”:  HERC and the Parent Borrower.

“U.S. Borrowing Base”:  as of any date of determination, the result of:

(a)           85% of the amount of Eligible U.S. Accounts, plus

(b)           50% of the amount of Eligible Unbilled U.S. Accounts (not to exceed 50% of the amount calculated under clause (a) above), plus

(c)           the lesser of:

(i)            85% times the then Net Book Value of Eligible U.S. Rental Equipment and Eligible U.S. Service Vehicles, and

(ii)           85% times the then extant Net Orderly Liquidation Value of Eligible U.S. Rental Equipment and Eligible U.S. Service Vehicles, plus

(d)           55% times the then Net Book Value of Eligible U.S. Spare Parts and Merchandise, minus

(e)           the amount of all Availability Reserves related to the U.S. Facility, minus

(f)            the aggregate outstanding principal amount of Indebtedness incurred by any U.S. Loan Party (x) to refinance or replace the U.S. Facility in part pursuant to Section 8.2(a)(2) or pursuant to Section 8.2(x), or (y) otherwise constituting Additional ABL Indebtedness, in either case to the extent secured by any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the U.S. Facility, pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent and consented to by the Parent Borrower (and for the avoidance of doubt, not including Indebtedness under this Agreement), minus,

(g)           the amount by which (i) the then Net Book Value of all Eligible U.S. Rental Equipment that is damaged or defective to the extent included in the U.S. Borrowing Base pursuant to the above exceeds (ii) 10% of the U.S. Borrowing Base, minus

(h)  to the extent not otherwise deducted from Available U.S. Facility Loan Commitments or Available Loan Commitments or otherwise from any calculation of amounts available to be borrowed under the U.S. Facility, the aggregate outstanding principal amount of any outstanding Incremental Loans incurred by any U.S. Loan Party, to the extent secured on a basis pari passu in priority with the Liens securing the Loans.

“U.S. Extender of Credit”:  as defined in Section 4.11(b).

“U.S. Facility”:  the credit facility available to the U.S. Borrowers hereunder.

“U.S. Facility Commitment”:  with respect to each U.S. Facility Lender, the commitment of such U.S. Facility Lender hereunder to make Extensions of Credit to the U.S. Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

“U.S. Facility Commitment Percentage”:  of any U.S. Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S. Facility Commitment of such U.S. Facility Credit Lender at such time and the denominator of which is the Total U.S. Facility Commitment at such time, provided that if any such determination is to be made after the Total U.S.

Facility Commitment (and the related U.S. Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“U.S. Facility Issuing Lender”:  as the context may require, (i) each Lender designated as a U.S. Facility Issuing Lender on Schedule D-2 as of the Closing Date or (ii) any U.S. Facility Lender, which at the request of HERC or the Parent Borrower and with the consent of the Administrative Agent, agrees, in such U.S. Facility Lender’s sole discretion, to also become a U.S. Facility Issuing Lender for the purpose of issuing U.S. Facility Letters of Credit (including Existing Letters of Credit), in each case subject to each such financial institution’s U.S. Facility L/C Sublimit.

“U.S. Facility L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. Facility Letters of Credit (including in the case of outstanding U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under U.S. Facility Letters of Credit which have not then been reimbursed pursuant to Section 3.5(a) (including in the case of U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Section 3.5(a)).

“U.S. Facility L/C Participants”:  the U.S. Facility Lenders.

“U.S. Facility L/C Sublimit”:  (i) with respect to each U.S. Facility Issuing Lender as of the Closing Date, the amount specified with respect to each such U.S. Facility Issuing Lender on Schedule D-2 hereto and (ii) with respect to any other U.S. Facility Issuing Lender any amount as agreed in writing between such U.S. Facility Issuing Lender and HERC or the Parent Borrower, as the case may be, with the consent of the Administrative Agent.

“U.S. Facility Lender”:  each Lender which has a U.S. Facility Commitment (without giving effect to any termination of the Total U.S. Facility Commitment if there are any U.S. Facility L/C Obligations) or which has any outstanding U.S. Facility Revolving Credit Loans (or a U.S. Facility Commitment Percentage in any then outstanding U.S. Facility L/C Obligations).  Unless the context otherwise requires, each reference in this Agreement to a U.S. Facility Lender includes each U.S. Facility Lender and shall include references to any Affiliate of any such Lender which is acting as a U.S. Facility Lender.

“U.S. Facility Letters of Credit”:  Letters of Credit (including Existing Letters of Credit) issued by the U.S. Facility Issuing Lender to, or for the account of, the U.S. Borrowers, pursuant to Section 3.1.

“U.S. Facility Revolving Credit Loan”:  as defined in Section 2.1(a).

“U.S. Guarantee and Collateral Agreement”:  the U.S. Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“U.S. Mortgaged Property”:  each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

“U.S. Secured Parties”:  the “Secured Parties” as defined in the U.S. Guarantee and Collateral Agreement.

“U.S. Security Documents”:  the collective reference to each Mortgage related to any U.S. Mortgaged Property, the U.S. Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the U.S. Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Section 7.9(a), Section 7.9(b) or Section 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“U.S. Subsidiaries Guaranty”:  the guaranty of the obligations of the Borrowers under the Loan Documents provided pursuant to the U.S. Guarantee and Collateral Agreement.

“U.S. Subsidiary Guarantor”:  each Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower which executes and delivers a U.S. Subsidiaries Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with terms and provisions thereof.

“U.S. Tax Compliance Certificate”:  as defined in Section 4.11(b).

“Utilized Commitment”:  with respect to (i) any Lender at any time, (x) such Lender’s Individual Lender Exposure (excluding any amounts attributable to Swing Line Loans) divided by (y) such Lender’s Commitment and (ii) all Lenders at any time, the sum of each Lender’s Utilized Commitment as determined for each fiscal quarter (and the interim period ending on the Termination Date) by the Administrative Agent.

“Vehicle Rental Concession”:  any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights”:  all of the following:  (a) any Vehicle Rental Concession, (b) any rights of the Parent Borrower, any Subsidiary thereof or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Parent Borrower, any Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles”:  vehicles owned or operated by, or leased or rented to or by, the Parent Borrower or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock”:  in relation to a Person, shares of Capital Stock entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary (other than director’s qualifying shares, shares held by nominees or such other de minimis portion thereof to the extent required by law).

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(f)            Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

SECTION 2.           AMOUNT AND TERMS OF COMMITMENTS.

2.1           Commitments.

(a)           Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. Facility Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers) (each a “U.S. Facility Revolving Credit Loan” and, collectively, the “U.S. Facility Revolving Credit Loans”), which U.S. Facility Revolving Credit Loans:

(i)            shall be denominated in Dollars or in a Designated Foreign Currency;

(ii)           shall, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in Section 4.9 and Section 4.10, all U.S. Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)          may be repaid and reborrowed in accordance with the provisions hereof;

(iv)          shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual U.S. Facility Lender Exposure of such U.S. Facility Lender to exceed the amount of its U.S. Facility Commitment at such time;

(v)           shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Aggregate U.S. Facility Lender Exposure to exceed the Total U.S. Facility Commitment as then in effect or (y) the Aggregate U.S. Facility Lender Exposure to exceed the difference of (I) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (II) the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base; and

(vi)          shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent any such U.S. Facility Revolving Credit Loans to be made on any date, individually or in the aggregate, exceed the then Available U.S. Facility Loan Commitments.

(b)           Subject to and upon the terms and conditions set forth herein, each Canadian Facility Lender severally agrees to make (including through a Non-Canadian Affiliate in the case of Revolving Credit Loans to the U.S. Borrowers), at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to (i) the Canadian Borrowers (on a joint and several basis as between the Canadian Borrowers with respect to such Revolving Credit Loans made to the Canadian Borrowers) and (ii) the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers with respect to such Revolving Credit Loans made to the U.S. Borrowers) (each of the foregoing, a “Canadian Facility Revolving Credit Loan” and, collectively, the “Canadian Facility Revolving Credit Loans”); which Canadian Facility Revolving Credit Loans:

(i)            in the case of Loans made to the Canadian Borrowers, shall be denominated in Canadian Dollars and in the case of Loans made to the U.S. Borrowers, shall be denominated in U.S. Dollars;

(ii)           shall, in the case of Loans made to the Canadian Borrowers, at the option of the Canadian Borrowers, be incurred and maintained as, and/or converted into, ABR Loans, Bankers’ Acceptances or BA Equivalent Loans and, in the case of Loans made to the U.S. Borrowers, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided in each case that except as otherwise specifically provided in Section 4.9 and Section 4.10, all Canadian Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)          may be repaid and reborrowed in accordance with the provisions hereof;

(iv)          shall not be made (and shall not be required to be made) by any Canadian Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Canadian Facility Lender Exposure of such Canadian Facility Lender to exceed the amount of its Canadian Facility Commitment at such time or (y) the Dollar Equivalent of the Aggregate Canadian Facility Lender Exposure to exceed the lesser of (I) the Total Canadian Facility Commitments as then in effect and (II) (A) the difference of (1) the Dollar Equivalent of the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base (in each case, based on the Borrowing Base Certificate last delivered) minus (2) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers;

(v)           shall not be made (and shall not be required to be made) by any Canadian Facility Lender (including through any Non-Canadian Affiliate of any Canadian Facility Lender) to the extent any such Canadian Facility Revolving Credit Loans to be made on any date, individually or in the aggregate, exceed the then Available Canadian Facility Loan Commitments; and

(vi)          shall not be made (and shall not be required to be made) to any U.S. Borrower to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers to exceed the difference of (x) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (y) if greater than zero, the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

(c)           Notwithstanding anything to the contrary in Sections 2.1(a) or (b) or elsewhere in this Agreement, the Co-Collateral Agent shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Co-Collateral Agent in its Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base and/or the Canadian Borrowing Base, as applicable, including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Co-Collateral Agent, is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Canadian Priority Payables, Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided that (x) with respect to any Availability Reserve (other than any Designated Hedging Reserves or Cash Management Reserves), the Co-Collateral Agent shall have provided the applicable Borrower at least ten Business Days’ prior written notice of any such establishment, (y) (i) the imposition of any Designated Hedging Reserve or Cash Management Reserve shall be immediately effective upon written notice thereof being delivered to the Borrowers by the Co-Collateral Agent (and the Co-Collateral Agent agrees to notify the Borrowers of any such Designated Hedging Reserve within one Business Day after any applicable Hedging Party has provided written notice of the applicable MTM value or, as the case may be, after the Co-Collateral Agent has provided a proposed MTM value, in either case that will form the basis for such Designated Hedging Reserve, as provided in the definition of “Designated Hedging Reserve”) and (ii) any adjustment in any Designated Hedging Reserve contemplated by the definition thereof shall be immediately effective upon the notification to the Co-Collateral Agent of the details and results of the applicable mid-market quotations as provided in the penultimate sentence of the definition of “Designated Hedging Reserve” and (z) Co-Collateral Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Co-Collateral Agent as of the Closing Date.  The amount of any Availability Reserve established by the Co-Collateral Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve.  Upon delivery of such notice, the Co-Collateral Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Co-Collateral Agent in the exercise of its Permitted Discretion.  In no event shall such notice and opportunity limit the right of the Co-Collateral Agent to establish such Availability Reserve, unless the Co-Collateral Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower.  In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued.  Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts”, “Eligible Rental Equipment”, “Eligible Spare Parts and Merchandise”, “Eligible Service Vehicles”, or “Eligible Unbilled Accounts” and vice versa, or reserves or criteria deducted in computing the Net Book Value of Eligible Rental Equipment, Eligible Spare Parts and Merchandise or Eligible Service Vehicles or the Net Orderly Liquidation Value of Eligible Rental Equipment, Eligible Spare Parts and Merchandise or Eligible Service Vehicles and vice versa.  In addition to the foregoing, the Co-Collateral Agent shall have the right, subject to Section 7.6, to have the Loan Parties’ Rental Equipment reappraised by a Qualified Appraisal Company for the purpose of re-determining the Net Orderly Liquidation Value of the Eligible Rental Equipment, Eligible Spare Parts and Merchandise or Eligible Service Vehicles, and, as a result, re-determining the U.S. Borrowing Base or the Canadian Borrowing Base.

(d)                                 In the event the U.S. Borrowers are, or the Canadian Borrowers are, as applicable, unable to comply with (i) the U.S. Borrowing Base limitations or Canadian Borrowing Base limitations, as applicable, set forth in Sections 2.1(a) and/or (b), as the case may be, or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, (x) the U.S. Facility Lenders authorize the Administrative Agent, for the account of the U.S. Facility Lenders, to make U.S. Facility Revolving Credit Loans to the U.S. Borrowers and (y) the Canadian Facility Lenders authorize the Canadian Agent, for the account of the Canadian Facility Lenders, to make Canadian Facility Revolving Credit Loans to the Borrowers, which, in each case, may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent and the Canadian Agent to cease making Agent Advances (in each case, the “Agent Advance Period”).  Neither the Administrative Agent nor the Canadian Agent shall make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) in the case of Agent Advances made to the Canadian Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Canadian Borrowers at such time, would exceed the lesser of (i) 5% of the Total Canadian Facility Commitments as then in effect and (ii) the difference of (1) the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered) minus (2) the sum of (a) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers and (b) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers or (II) when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Canadian Revolving Credit Loan Commitment at such time, or (B) in the case of Agent Advances made to the U.S. Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the U.S. Borrowers at such time, would exceed 5% of the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (II) when added to the Aggregate U.S. Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), (1) would exceed the Total U.S. Facility Commitment at such time or (2) when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to such Agent Advance) would exceed the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered).  It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent or the Canadian Agent in their respective discretion to the extent the Administrative Agent or the Canadian Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.  Without limiting the foregoing, the Co-Collateral Agent may request that the Administrative Agent or the Canadian Agent make any Agent Advances that the Administrative Agent or the Canadian Agent is authorized to make during an Agent Advance Period, and each of the Administrative Agent and the Canadian Agent agree to make such Agent Advances requested by the Co-Collateral Agent during such Agent Advance Period, in each case to the extent the Administrative Agent or the Canadian Agent is permitted to do so under, and subject to the limitations of, this Section 2.1(d).

(e)                                  Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Section 11.6(b), in order to evidence such

Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower.  Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 4.1.

(f)                                    [Reserved].

(g)                                 Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Canadian Borrowers shall not be jointly or jointly and severally liable with the U.S. Borrowers for any liabilities or obligations of the U.S. Borrowers hereunder and (ii) the U.S. Borrowers shall not be jointly or jointly and severally liable with the Canadian Borrowers for any liabilities or obligations of the Canadian Borrowers hereunder.

2.2                                 Procedure for Revolving Credit Borrowing.  Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent or the Canadian Agent, as applicable, irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:30 P.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in Dollars, Bankers’ Acceptances or BA Equivalent Loans, (b) 9:00 AM, London time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in any Designated Foreign Currency, (c) 12:30 p.m., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially ABR Loans made in any Designated Foreign Currency or (d) 10:00 a.m., New York City time, on the requested Borrowing Date, for ABR Loans made in a currency other than a Designated Foreign Currency) specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor and, if the Eurocurrency Loans in respect of such borrowing are to be made entirely or partly in any Designated Foreign Currency, the Designated Foreign Currency thereof.  Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding

Reimbursement Obligations or Swing Line Loans, in multiples of $1,000,000 (or, if the Commitments then available (as calculated in accordance with Sections 2.1(a) and (b)) are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (or, in the case of Eurocurrency Loans to be made in any Designated Foreign Currency, Bankers’ Acceptances and BA Equivalent Loans, the Dollar Equivalent of the principal amount thereof) shall be in an amount equal to $5,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$5,000,000) or a whole multiple of $1,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$1,000,000) in excess thereof.  Upon receipt of any such notice from a Borrower, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each applicable Revolving Credit Lender thereof.  Subject to the satisfaction of the conditions precedent specified in Section 6.2, each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Borrower identified in such notice at the office of the Administrative Agent or the Canadian Agent, as applicable, specified in Section 11.2 prior to 12:30 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or the Canadian Agent, as applicable, or at such other time as to which the Administrative Agent or the Canadian Agent, as applicable, shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower in Dollars, Canadian Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent or the Canadian Agent, as applicable.  In relation to Bankers’ Acceptances and BA Equivalent Loans, the Administrative Agent or the Canadian Agent, as applicable, shall credit to the applicable Canadian Borrower’s account on the applicable Borrowing Date the BA Proceeds less the applicable BA Fee with respect to each Bankers’ Acceptance purchased and each BA Equivalent Loan advanced by a Lender on that Borrowing Date.  Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent or the Canadian Agent, as applicable, crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent or the Canadian Agent, as applicable, by the Revolving Lenders and in like funds as received by the Administrative Agent or the Canadian Agent, as applicable.

2.3                                 Termination or Reduction of Commitments.  The Parent Borrower (on behalf of itself and each other Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the U.S. Facility or Canadian Facility Commitments or, from time to time, to reduce the amount of the U.S. Facility or Canadian Facility Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans then outstanding (including in the case of

Revolving Credit Loans then outstanding in any Canadian Dollars or Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect and provided further that any such notice of termination delivered by the Parent Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

2.4                                 Swing Line Commitments.

(a)                                  Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any of the U.S. Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $75,000,000, provided that at no time may the sum of the then outstanding Swing Line Loans, U.S. Facility Revolving Credit Loans (including in the case of U.S. Facility Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof) and L/C Obligations exceed the lesser of (1) the U.S. Facility Commitments then in effect and (2) the difference of (I) the U.S. Borrowing Base then in effect (based on the most recent Borrowing Base Certificate) minus (II) if greater than zero, the excess of the unpaid balance of Extensions of Credit made to or for the account of, the Canadian Borrowers over the Canadian Borrowing Base (based on the most recent Borrowing Base Certificate) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date the notice of borrowing of Swing Line Loans is given for purposes of determining compliance with this Section).  Amounts borrowed by any U.S. Borrower under this Section 2.4 may be repaid and, through but excluding the Termination Date, reborrowed.  All Swing Line Loans made to any U.S. Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans.  The Parent Borrower (on behalf of itself or any other Borrower as the case may be) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying (1) the identity of the Borrower and (2) the amount of the requested Swing Line Loan.  The proceeds of the Swing Line Loans will be made available by the Swing Line Lender to the Borrower identified in such notice at an office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)                                 Each of HERC and the Parent Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Section 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-2, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in Section 4.1.  The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 4.1.

(c)                                  The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes such Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Section 9.1(f)) each U.S. Facility Lender, including the Swing Line Lender to make a U.S. Facility Revolving Credit Loan as an ABR Loan in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all Swing Line Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this Section shall not affect the obligations of any U.S. Borrower to prepay Swing Line Loans in accordance with the provisions of Section 4.4(d).  Unless the U.S. Facility Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this Section 2.4 shall apply), each U.S. Facility Lender hereby agrees to make the proceeds of its U.S. Facility Revolving Credit Loan (including any Eurocurrency Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the U.S. Facility Commitment of such, or any other, U.S. Facility Lender at such time.  The proceeds of such U.S. Facility Revolving Credit Loans (including without limitation, any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d)                                 If the U.S. Facility Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each U.S. Facility Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the U.S. Facility Commitments, make a U.S. Facility Revolving Credit Loan as an ABR Loan (which U.S. Facility Revolving Credit Loan shall be deemed a “U.S. Facility Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the U.S. Facility Commitments of the aggregate principal amount of such Swing Line Loans; provided, that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each U.S. Facility Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such U.S. Facility Lenders to share in such Swing Line Loans ratably based upon their respective U.S. Facility Commitment Percentages, provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Facility Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to U.S. Facility Revolving Credit Loans made as ABR Loans.  Each U.S. Facility Lender will make the proceeds of any U.S. Facility Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the U.S. Facility Commitments expire or terminate and in the currency in which such Swing Line Loans were made.  The proceeds of such U.S. Facility Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the U.S. Facility Commitments.  In the event that the U.S. Facility Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each U.S. Facility Lender shall immediately transfer to the Swing Line Lender, in immediately available funds and in the currency in which such Swing

Line Loans were made, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such U.S. Facility Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)                                  Whenever, at any time after the Swing Line Lender has received from any U.S. Facility Lender such U.S. Facility Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from HERC or the Parent Borrower or any other Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such U.S. Facility Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Facility Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such U.S. Facility Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)                                    Each U.S. Facility Lender’s obligation to make the U.S. Facility Revolving Credit Loans and to purchase participating interests with respect to Swing Line Loans in accordance with Sections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such U.S. Facility Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other U.S. Facility Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such U.S. Facility Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)                                 Notwithstanding anything to the contrary contained in this Agreement, in the event there is a Defaulting Lender, then the Individual Swing Line Exposure of such Defaulting Lender will automatically be reallocated among the U.S. Facility Lenders that are Non-Defaulting Lenders pro rata in accordance with such Non-Defaulting Lenders’ respective U.S. Facility Commitment Percentages (calculated without regard to the Commitment of the Defaulting Lender) but only to the extent that such reallocation does not cause the Individual Lender Exposure of any Non-Defaulting

Lender to exceed the Commitment of such Non-Defaulting Lender.  If such reallocation cannot, or can only partially, be effected, the U.S. Borrowers shall, upon one Business Day’s written notice from the Administrative Agent, prepay such Defaulting Lender’s U.S. Facility Commitment Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of any Swing Line Loans (after giving effect to any partial reallocation pursuant to the first sentence of this Section 2.4(g)).  So long as there is a Defaulting Lender, the Swing Line Lender shall not be obligated to make a Swing Line Loan to the extent that the sum of the Individual U.S. Facility Lender Exposure of the Non-Defaulting Lenders after giving effect to such Swing Line Loan would exceed the aggregate U.S. Facility Commitments of such Non-Defaulting Lenders.

2.5                                 Reserved.

2.6                                 Reserved.

2.7                                 Reserved.

2.8                                 Repayment of Loans.

(a)                                  Each U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Loan is denominated) for the account of:  (i) each U.S. Facility Lender or each Canadian Facility Lender, as applicable, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such U.S. Borrower, on the Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9).  Each U.S. Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.1.

(b)                                 Each Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent (in Canadian Dollars) for the account of each Canadian Facility Lender, the then unpaid principal amount of each Canadian Facility Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Canadian Facility Revolving Credit Loans become due and payable pursuant to Section 9).  Each Canadian Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.1.

(c)                                  Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)                                 The Administrative Agent shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are U.S. Facility Revolving Credit Loans, Canadian Facility Revolving Credit Loans or U.S. Facility Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent and the Canadian Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(e)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.9                                 Commitment Increases.

(a)                                  The Parent Borrower shall have the right at any time and from time to time to (i) increase the Commitments of any Lender and/or (ii) add Commitments (“Additional Commitments”), provided that, no Additional Commitment shall become effective if any Specified Default has occurred and is continuing, of one or more financial institutions or other entities that will become “Lenders” (each an “Additional Commitment Lender”), in each case subject only to (i) the consent of such Lender that is increasing its Commitment or Additional Commitment Lender, as applicable and (ii) if such Additional Commitment Lender is not already a Lender hereunder or an affiliate of a Lender hereunder, the consent of the Issuing Lenders, the Administrative Agent, and the Swingline Lender (each such consent not to be unreasonably delayed or withheld).  For the avoidance of doubt, no Lender will be required to provide any such Additional Commitments unless it so agrees.

(b)                                 With respect to a Commitment increase pursuant to clause (a)(i) above, the Parent Borrower shall provide a supplement substantially in the form of Exhibit M-1 hereto (the “Increase Supplement”) specifying the U.S. Facility

Commitment increase or the Canadian Facility Commitment increase, as the case may be, executed by each increasing Lender and the Parent Borrower which shall be delivered to the Administrative Agent for recording in the Register.  With respect to a Commitment increase pursuant to clause (a)(ii) above, the Parent Borrower shall provide a Lender Joinder Agreement substantially in the form of Exhibit M-2 hereto (the “Lender Joinder Agreement”) specifying, among other things, the U.S Facility Commitment amount or Canadian Facility Commitment amount, as the case may be, executed by the Additional Commitment Lender and the Parent Borrower, which shall be delivered together with any tax forms required pursuant to subsection 4.11 hereof to the Administrative Agent for its recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each Additional Commitment Lender shall be a U.S Facility Lender and/or a Canadian Facility Lender, as the case may be, and a Lender for all intents and purposes of this Agreement and such Additional Commitments shall be U.S. Facility Commitments or Canadian Commitments, respectively.

(c)                                  Upon the effectiveness of the Increase Supplement or the Lender Joinder Agreement, as the case may be, outstanding Loans and/or participations in outstanding Swing Line Loans and/or L/C Obligations under the U.S. Facility and/or the Canadian Facility, as the case may be, shall be reallocated (and the increasing Lender or joining Additional Commitment Lender, as applicable, shall make appropriate payments representing principal, with the Parent Borrower making any necessary payments of accrued interest) so that after giving effect thereto the increasing Lender or the joining Additional Commitment Lender, as the case may be, and the other U.S. Facility Lenders or Canadian Facility Lenders, as the case may be, share ratably in the Aggregate U.S. Facility Lender Exposure, or the Aggregate Canadian Facility Lender Exposure, in accordance with the applicable Commitments (and notwithstanding Section 4.12, no Borrower shall be liable for any amounts under Section 4.12 as a result of such reallocation).

2.10                           Incremental Facility.

(a)                                  Without limiting Section 2.9, so long as no Specified Default exists or would arise therefrom, (i) the Canadian Borrowers shall have the right, at any time and from time to time after the Closing Date to request new commitments under a new revolving facility to be included in this agreement (the “Incremental Canadian Revolving Commitments”), (ii) the U.S. Borrowers shall have the right, at any time and from time to time after the Closing Date, to request new commitments under a new revolving facility to be included in this agreement (the “Incremental U.S. Revolving Commitments” and, together with the Incremental Canadian Revolving Commitments, the “Incremental Revolving Commitments”), and (iii) the Borrowers shall have the right, at any time and from time to time after the Closing Date, to request new term loan commitments under a new term loan credit facility to be included in this Agreement (the “Incremental Term

Loan Commitments” and, together with the Incremental Revolving Commitments, the “Incremental Commitments”).

(b)                                 Each request from any Borrower pursuant to this Section 2.10 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments.  The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”) subject, in the case of any Incremental Revolving Commitments (if such Additional Lender is not already a Lender hereunder or any affiliate of a Lender hereunder) to the consent of the Issuing Lenders, the Administrative Agent and the Swingline Lenders (each such consent not to be unreasonably withheld or delayed).

(c)                                  Incremental Commitments shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers and each Additional Lender.  An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Parent Borrower and the Administrative Agent, to effect the provisions of this Section 2.10, provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Parent Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or at the Parent Borrower’s option junior basis by the same collateral securing, the Loans, (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or at the Parent Borrower’s option junior to the Loans, and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (II) so long as any Loans (other than Incremental Loans) are outstanding, any mandatory prepayment provisions that do not also apply to the Loans on a pro rata basis while a Dominion Event has occurred and is continuing or upon an acceleration of the Loans, (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees, (iii) the maturity date of such Incremental Commitments shall be no earlier than the Termination Date, (iv) immediately prior to giving effect to such Incremental Commitments, the Parent Borrower shall be in compliance with the covenant set forth in Section 8.1 as of the end of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 7.1, whether or not such covenant is otherwise then applicable to the Parent Borrower under such Section at such time, (v) the interest rate margins applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Parent Borrower and the Additional Lenders; (vi) such Incremental Commitment Amendment may provide for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders, the Supermajority Lenders or of the Lenders of each Facility hereunder and may provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of Section 11.1(a) as originally in effect and (vii) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Parent Borrower.

2.11                           Extension Amendments.

(a)                                  The Parent Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Commitments (including any Extended Commitments), each existing at the time of such request (each, an “Existing Commitment” and any related Revolving Credit Loans thereunder, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Tranche”) be converted to extend the termination date thereof and the scheduled maturity date(s) (each, an “Extended Maturity Date”) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Existing Loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.11.  In order to establish any Extended Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established, which terms shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment”) except (x) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Commitments, (y) (A) the interest margins with respect to the Extended Commitments may be higher or lower than the interest margins for the Specified Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the Applicable Commitment Fee Percentage with respect to the Extended Commitments may be higher or lower than the Applicable Commitment Fee Percentage for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.11 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Commitments (including all Extended Commitments) shall be made on a pro rata basis with all other outstanding Commitments (including all Extended Commitments), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and the Revolving Loans related to such Commitments set forth in Section 11.6, and (3) no termination of

Extended Commitments and no repayment of Extended Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by an at least pro rata termination or permanent repayment (and corresponding permanent reduction), as applicable, of all earlier maturing Commitments (including Extended Commitments) and Revolving Loans (including Extended Loans) related to such earlier maturing Commitments (including Extended Commitments) (or all earlier maturing Commitments (including Extended Commitments) and Revolving Loans (including Extended Loans) related to such Commitments (including Extended Commitments) shall otherwise be or have been terminated and repaid in full).  No Lender shall have any obligation to agree to have any of its Existing Loans or Existing Commitments of any Existing Tranche converted into Extended Loans or Extended Commitments pursuant to any Extension Request.  Any Extended Commitments shall constitute a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b)                                 The Parent Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitments converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitments that it has elected to convert into Extended Commitments.  In the event that the aggregate amount of Specified Existing Commitments subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, the Specified Existing Commitments subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Specified Existing Commitments included in each such Extension Election.  Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Commitments for purposes of the obligations of a Lender in respect of Letters of Credit under Article 3 and Swing Line Loans under Section 2.4, except that the applicable Extension Amendment may provide that the maturity date for Swing Line Loans and/or Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)                                  Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in Section 2.11(a) clauses (x) to (z) and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.11(c) and notwithstanding anything to the contrary set forth in Section 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent, the Canadian Agent, if applicable, and the Extending Lenders.  No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $250,000,000.  Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Section 11.1 to any Section 2.11 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.11 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.11 Additional Amendments do not become effective prior to the time that such Section 2.11 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.11 Additional Amendments to become effective in accordance with Section 11.1; provided, further, that no Extension Amendment may provide for (a) any Extended Commitment or Extended Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Tranches on a pro rata basis while a Dominion Event has occurred and is continuing or upon an acceleration of the Loans.  It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.11 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.11 Additional Amendment.  In connection with any Extension Amendment, the Parent Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Tranche of Commitments from the Specified Existing

Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments so converted by such Lender on such date.

(e)                                  If, in connection with any proposed Extension Amendment, any Lender declines to consent to the extension of its Commitment on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide a Commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to Section 4.12, without premium or penalty.   In connection with any such replacement under this Section 2.11, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

SECTION 3.                                LETTERS OF CREDIT.

3.1                                 L/C Commitment.

(a)                                  Subject to the terms and conditions hereof, each applicable Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to continue under this Agreement for the account of the Parent Borrower the Existing Letters of Credit issued by it, if any, and to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1, collectively with the Existing Letters of Credit, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant) any Subsidiary of the Parent Borrower on any Business Day during the Commitment Period but in no event later than the 30th day prior to the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) (x) the aggregate Canadian Facility L/C Obligations shall exceed $400,000,000, (y) the aggregate U.S. Facility L/C Obligations shall exceed $1,100,000,000 or (z) the aggregate L/C Obligations shall exceed $1,500,000,000 or (B) the aggregate Extensions of Credit to the U.S. Borrowers, the Canadian Borrowers or the Borrowers would exceed the applicable limitations set forth in Section 2.1 (it being understood and agreed that the Administrative Agent or the Canadian Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans and any other applicable Extension of Credit in Canadian Dollars or any Designated Foreign Currency on the date on which the applicable Borrower has requested that the applicable Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)), or (C) the aggregate Canadian Facility L/C Obligations attributable to the relevant Canadian Facility Issuing Lender exceeds its Canadian Facility L/C Sublimit (unless otherwise agreed by such Canadian Facility Issuing Lender from time to time) or the aggregate U.S. Facility L/C Obligations attributable to the applicable U.S. Facility Issuing Lender exceeds its U.S. Facility L/C Sublimit (unless otherwise agreed by such U.S. Facility Issuing Lender from time to time), as applicable, or (ii) the Aggregate Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.  Each Letter of Credit shall (i) be denominated in Dollars, Canadian Dollars or any other Designated Foreign Currency requested by the applicable Borrower and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower, any of its Subsidiaries or any of their respective franchisees, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs, and for general corporate purposes, of the Parent Borrower, its Subsidiaries or any of their respective franchisees (a “Standby Letter of Credit”), or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries (a “Commercial L/C”), and (ii) unless otherwise agreed by the Administrative Agent or the Canadian Agent, as applicable, expire no later than the earlier of (A) one year after its date of issuance and (B) the 5th day prior to the Termination Date, in the case of Standby Letters of Credit (subject to, if requested by the applicable Borrower and agreed to by the applicable Issuing Lender, automatic renewals for successive periods not exceeding one year and ending prior to the 5th day prior to the Termination Date), or (A) 12 months after its date of issuance and (B) the 30th day prior to the Termination Date, in the case of Commercial Letters of Credit.  Each Letter of Credit issued by the U.S. Facility Issuing Lenders shall be deemed to constitute a utilization of the U.S. Facility Commitments and each Letter of Credit issued by the Canadian Facility Issuing Lender shall be deemed to constitute a utilization of the Canadian Facility Commitments, and shall be participated in (as more fully described in following Section 3.4) by the U.S. Facility Lenders or the Canadian Facility Lenders, as applicable, in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages, as applicable.  All Letters of Credit issued under the U.S. Revolving Credit Facility shall be denominated in Dollars or in the respective Designated Foreign Currency requested by the applicable U.S. Borrower and shall be issued for the account of the applicable U.S. Borrower.  All Letters of Credit issued under the Canadian Revolving Credit Facility shall be denominated in Canadian Dollars requested by the applicable Borrower and shall be issued for the account of the applicable Borrower.

(b)                                 Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit, and the Uniform Customs shall apply to each commercial Letter of Credit.  The ISP shall not in any event apply to this Agreement.  All Letters of Credit shall be issued on a sight basis only.

(c)                                  No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                                 Procedure for Issuance of Letters of Credit.

(a)                                  The applicable Borrower may from time to time request during the Commitment Period but in no event later than the 30th day prior to the Termination Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent or the Canadian Agent, as applicable, at their respective addresses for notices specified herein, an L/C Request therefor in the form of Exhibit K hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Each L/C Request shall specify whether the requested Letter of Credit is to be denominated in Dollars, Canadian Dollars or a Desginated Foreign Currency, as the case may be.  Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the applicable Borrower.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof.  No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the applicable Borrower.  Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall notify the applicable Borrower and the Administrative Agent or the Canadian Agent, as applicable, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify the applicable Lenders, in writing, of such issuance or amendment, and if so requested by a Lender, the Administrative Agent or the Canadian Agent, as applicable, shall provide to such Lender copies of such issuance or amendment.  With regards to Commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week provide the Administrative Agent or the Canadian Agent, as applicable, by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week.

(b)                                 The making of each request for a Letter of Credit by any Borrower shall be deemed to be a representation and warranty by the Parent Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1.  Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Lender’s usual and customary practices.

3.3                                 Fees, Commissions and Other Charges.

(a)                                  Each Borrower agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Revolving Credit Loans calculated on the basis of a 360 day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such

Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein; provided, that, the rate per annum of the letter of credit commission for any Letter of Credit that is fully cash collateralized in a manner reasonably acceptable to the Issuing Lenders shall be reduced by 0.25% for any period that such Letter of Credit remains so fully cash collateralized.  Such commission shall be payable to the Administrative Agent or the Canadian Agent, as applicable, for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages.  Each Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 1/8 of 1% per annum calculated on the basis of a 360-day year (but in no event less than $500 per annum for each Letter of Credit issued on its behalf) of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Commitments shall terminate.  Such commissions and fees shall be nonrefundable.  Such fees and commissions shall be payable in Dollars (or Canadian Dollars, in the case of Canadian Borrowers), notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency.  In respect of a Letter of Credit denominated in any Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange.

(b)                                 In addition to the foregoing commissions and fees, each Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c)                                  The Administrative Agent and the Canadian Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable L/C Participants all commissions and fees received by such Agent for their respective accounts pursuant to this Section 3.3.

3.4                                 L/C Participations.

(a)                                  Each Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. Facility L/C Participant or Canadian Facility L/C Participant, as applicable, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s U. S.  Facility Revolving Credit Loan Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, (determined on the date of issuance of the relevant Letter of Credit) in such Issuing Lender’s obligations and rights under each Letter of Credit issued or continued

hereunder, the amount of each draft paid by such Issuing Lender thereunder and the obligations of the applicable Borrowers under this Agreement with respect thereto (although L/C Fees and related commissions shall be payable directly to the Administrative Agent or the Canadian Agent, as applicable, for the account of the applicable Issuing Lender and L/C Participants, as provided in Section 3.3 and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto.  Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit in accordance with Section 3.5(a), such L/C Participant shall pay to such Issuing Lender upon demand (which demand, in the case of any demand made in respect of any draft under a L/C denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with Section 3.5(a)) at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct.  All calculations of an L/C Participants’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b)                                 If any amount required to be paid by any L/C Participant to an Issuing Lender on demand by such Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate (or, in the case of a Canadian Facility Lender, the interbank rate customarily charged by the Canadian Agent) during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Canadian Dollars or Designated Foreign Currencies) calculated from such due date at the rate per annum applicable to Revolving Credit Loans maintained as ABR Loans accruing interest at the

ABR Rate hereunder.  A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary contained in this Agreement, in the event a L/C Participant becomes a Defaulting Lender, then the Individual L/C Exposure of such Defaulting Lender will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with such Non-Defaulting Lenders’ U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable (calculated without regard to the Commitment of the Defaulting Lender) but only to the extent that such reallocation does not cause the Individual Lender Exposure of any Non-Defaulting Lender to exceed the Commitment of such Non-Defaulting Lender.  If such reallocation cannot, or can only partially be effected, the Borrowers shall, within three Business Days after written notice from the Administrative Agent, pay to the Administrative Agent or the Canadian Agent, as applicable, an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(b)) to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.  So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the outstanding Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Commitments of such Non-Defaulting Lenders, unless the Borrowers shall pay to the Administrative Agent or the Canadian Agent, as applicable, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.  Any portion of the Individual L/C Exposure of any Defaulting Lender that is fully cash collateralized pursuant to this Section 3.4(b) shall be disregarded in calculating any fees payable pursuant to the first sentence of Section 3.3(a).

(c)                                  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such

Business Day and otherwise such Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)                                 For the avoidance of doubt, the Dollar Equivalent of any U.S. Facility L/C Obligations denominated in any Designated Foreign Currency shall be calculated from time to time in accordance with the applicable provisions of the definition of “U.S. Facility L/C Obligations”, and any reimbursement payments required to be made in accordance with Section 3.4(a) by the L/C Participants in respect of any such U.S. Facility L/C Obligations shall be made in Dollars as calculated by the relevant Issuing Lender in accordance with Section 3.5(a).

3.5                                 Reimbursement Obligation of the Borrowers.

(a)                                  Each Issuing Lender shall promptly notify the Parent Borrower of any presentation of a draft under any Letter of Credit.  Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by such Borrower of notice from the applicable Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, (i) in the case of any Letter of Credit denominated in Australian dollars or New Zealand dollars or (ii) in the event that such payment is not made to such Issuing Lender within three Business Days of the date of receipt by such Borrower of such notice, upon notice by such Issuing Lender to such Borrower, in the case of any Letters of Credit denominated in any other Designated Foreign Currency, then such payment, in the case of either of the foregoing clause (i) may, or in the case of the foregoing clause (ii), shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, on the date on which such Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.  Any conversion by an Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Section 3.5(a) shall be conclusive and binding upon each Borrower and the applicable Revolving Credit Lenders in the absence of manifest error; provided that upon the request of a Borrower or any Revolving Credit Lender, the applicable Issuing Lender shall provide to such Borrower or Revolving Credit Lender a certificate including reasonably detailed information as to the calculation of such conversion.

(b)                                 Interest shall be payable on any and all amounts remaining unpaid (taking the Dollar Equivalent of any amounts denominated in Canadian Dollars or any Designated Foreign Currency, as determined by the Administrative Agent or the Canadian Agent, as applicable) by the Borrowers under this Section 3.5(b) (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6                                 Obligations Absolute.

(a)                                  Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which such Borrower may have or have had against an Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

(b)                                 Each Borrower and each Lender also agree with each Issuing Lender that such Issuing Lender and the L/C Participants shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

(c)                                  Neither any Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)                                 Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender or L/C Participant to any Borrower.

3.7                                 L/C Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof.  The responsibility of an Issuing Lender to such Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of any Issuing Lender, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

3.8                                 Credit Agreement Controls.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9                                 Additional Issuing Lenders.  Any Borrower may, at any time and from time to time with the consent of the Administrative Agent or the Canadian Agent, as applicable, (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Canadian Lenders or U.S. Facility Lenders, as applicable, to act as an issuing lender under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this Section 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.

SECTION 4.                                GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.

4.1                                 Interest Rates and Payment Dates.

(a)                                  Each (i) Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day and (ii) BA Equivalent Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the BA Rate, plus the Applicable Margin for BA Equivalent Loans.

(b)                                 Each ABR Loan (other than a Canadian Facility Revolving Credit Loan made to a Canadian Borrower) shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day and each ABR Loan that is a Canadian Facility Revolving Credit Loan made to a Canadian Borrower shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)                                  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this Section 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the ABR Rate (or the Canadian Prime Rate in the case of fees, commissions or other amounts owing to a Canadian Borrower) plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 4.1 shall be payable from time to time on demand.

(e)                                  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(f)                                    Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of their obligations pursuant to this Agreement and the other Credit Documents shall be governed by the laws of any province of Canada or the federal laws of Canada:

(i)                                     whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is, for the purposes of the Interest Act (Canada) and disclosure thereunder, equivalent to the applicable rate based on a year of 360 days multiplied by the actual number of days in the applicable calendar year in which such rate is to be ascertained and divided by 360;

(ii)                                  if any provision of this Agreement or of any of the other Loan Documents would obligate the Canadian Borrowers to make any payment of interest or other amount payable to any of the Administrative Agent, the Canadian Agent or any Lender under this Agreement or any other Loan Document in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by any of the Administrative Agent, the Canadian Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Administrative Agent, the Canadian Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) firstly, by reducing the amount or rate of interest required to be paid to the Administrative Agent, the Canadian Agent or any Lender under this Section 4.1, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent, the Canadian Agent or any Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Administrative Agent, the Canadian Agent or any Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Canadian Borrowers shall be entitled, by notice in writing to the applicable Administrative Agent, Canadian Agent or Lender, to obtain reimbursement from such party in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable Administrative Agent, Canadian Agent or Lender to the Canadian Borrowers.  Any amount or rate of interest referred to in this Section 4.1(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Agent shall be conclusive for the purposes of such determination; and

(iii)                               all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document.  The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

4.2                                 Conversion and Continuation Options.

(a)                                  The applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from (i) Eurocurrency Loans made or outstanding in Dollars to ABR Loans, (ii) Bankers’ Acceptances to ABR Loans, or (iii) BA Equivalent Loans to ABR Loans by giving the Administrative Agent or the Canadian Agent, as applicable, at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrowers may elect from time to time to convert outstanding Revolving Credit Loans (i) made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars or (ii) in the case of Canadian Facility Revolving Credit Loans made to a Canadian Borrower, from ABR Loans to BA Equivalent Loans or Bankers’ Acceptances, by giving the Administrative Agent or the Canadian Agent, as applicable, at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars or Bankers’ Acceptances or BA Equivalent Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan or Bankers’ Acceptances or BA Equivalent Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the applicable Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan or BA Equivalent Loan after the date that is one month prior to the Termination Date.

(b)                                 Any Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrowers giving notice to the Administrative

Agent or the Canadian Agent, as applicable, of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent or the Canadian Agent, as applicable, has given notice to the applicable Borrower that no such continuations may be made or (ii) after the date that is one month prior to either the Termination Date, and provided, further, that (A) in the case of Eurocurrency Loans made or outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans, if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) in case of Eurocurrency Loans made or outstanding in any Designated Foreign Currency, if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent.  Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.

4.3                                 Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, the Dollar Equivalent of the aggregate principal amount of the Eurocurrency Loans outstanding in any Designated Foreign Currency, Bankers’ Acceptances and BA Equivalent Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

4.4                                 Optional and Mandatory Prepayments.

(a)                                  (i)                                     Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to Section 4.12, without premium or penalty, upon at least three Business Days’ notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of Eurocurrency Loans outstanding in Dollars or any Designated Foreign Currency, Bankers’ Acceptances or BA Equivalent Loans and Reimbursement Obligations

outstanding in any Designated Foreign Currency), at least one Business Day’s notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of (x) ABR Loans other than Swing Line Loans and (y) Reimbursement Obligations outstanding in Dollars or Canadian Dollars) or same-day notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of Swing Line Loans).  Such notice shall be irrevocable except as provided in Section 4.4(f).  Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and the Tranches being prepaid and if a combination thereof the principal amount allocable to each, and whether the prepayment is of Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Upon the receipt of any such notice the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall (subject to Section 4.4(f)) be due and payable on the date specified therein, together with (if a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12.  Partial prepayments of the Loans and the Reimbursement Obligations pursuant to this Section shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers’ Acceptances or L/C Obligation on terms reasonably satisfactory to the Administrative Agent; provided, further, that any pro rata calculations required to be made pursuant to this Section 4.4(a) in respect to any Loan denominated in Canadian Dollars or a Designated Foreign Currency shall be made on a Dollar Equivalent basis.  Partial prepayments pursuant to this Section 4.4(a) shall be in multiples of $1,000,000 (or, in the case of (i) partial prepayments made by the Canadian Borrowers, Cdn$1,000,000 and (ii) Eurocurrency Loans outstanding in any Designated Foreign Currency, the Dollar Equivalent of an aggregate principal amount of at least approximately $1,000,000), provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(ii)                                  On the Springing Maturity Date, if the sum of the aggregate principal amount of the Senior Dollar 2014 Notes then outstanding and the Dollar Equivalent of the aggregate principal amount of Senior Euro 2014 Notes then outstanding exceeds $500,000,000, then on such date the Borrowers shall make payment in full of the Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and cash collateralize the Bankers’ Acceptances and the L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(b)                                 The Borrowers shall, in accordance with Section 4.4(e), prepay the Loans and cash collateralize the Bankers’ Acceptances and the L/C Obligations to the extent required by Section 8.6(b) (subject to Section 8.6(c)).

(c)                                  (i)                                     On any day (other than during an Agent Advance Period) on which the Aggregate U.S. Facility Lender Exposure or the Dollar Equivalent of the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of (1) the Aggregate Canadian Facility Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall prepay on such day the principal of outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and, if required, U.S. Facility Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations and the Canadian Facility L/C Obligations with respect to the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of (1) the Aggregate Canadian Facility Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall pay to the Administrative Agent or the Canadian Agent, as applicable, at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(ii)                                  Without duplication of any mandatory prepayment required under Section 4.4(c) above, on any day (other than during an Agent Advance Period) on which the Aggregate Canadian Facility Revolving Credit Exposure with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S. Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers, the Canadian Borrowers shall prepay on such day the principal of Canadian Facility Revolving Credit Loans made to them in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans, the aggregate amount of the Canadian Facility L/C Obligations with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S.

Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers, the Canadian Borrowers shall pay to the Canadian Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers to the applicable Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Agent.

(iii)                               On any day on which the Dollar Equivalent of the Aggregate U.S. Facility Lender Exposure exceeds the Total U.S. Facility Commitment at such time, the U.S. Borrowers shall prepay on such day the principal of U.S. Facility Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations exceeds the Total U.S. Facility Commitment at such time, the U.S. Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the U.S. Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the applicable Issuing Lenders and the U.S. Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(iv)                              On any day on which the Dollar Equivalent of the Aggregate Canadian Facility Revolving Credit Exposure exceeds the Total Canadian Facility Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall prepay on such day the principal of Canadian Facility Revolving Credit Loans, in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans, the Dollar Equivalent of the aggregate amount of the Canadian Facility L/C Obligations exceeds the Total Canadian Facility Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall pay to the Canadian Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers or the U.S. Borrowers, as applicable, to the applicable Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Agent.

(d)                                 The U.S. Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.

(e)                                  Prepayments pursuant to Sections 4.4(b) and 4.4(c) shall be applied, first, to prepay Swing Line Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers’ Acceptance or L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(f)                                    If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.3.

(g)                                 For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under Sections 4.4(b) or 4.4(c).

(h)                                 Notwithstanding the foregoing provisions of this Section 4.4, if at any time any prepayment of the Loans pursuant to Section 4.4(a), Section 4.4(b) or Section 4.4(c) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Section 4.12 as a result of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans with the Administrative Agent or the Canadian Agent, as applicable (which deposit must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with Section 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Loan Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans or BA Equivalent Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall continue to bear interest in accordance with Section 4.1 until such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the related portion of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as the case may be, have or has been prepaid.

4.5                                 Commitment Fees; Administrative Agent’s Fee; Other Fees.

(a)                                  Each U.S. Borrower agrees to pay to the Administrative Agent, for the account of each U.S. Facility Lender, and each Canadian Borrower agrees to pay to the Canadian Agent, for the account of each Canadian Facility Lender, a commitment fee for the period from and including the first day of the Revolving Credit Loan Commitment Period to the Termination Date, computed at the applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Loan Commitments shall terminate as provided herein, commencing on June 30, 2011.

(b)                                 Each Borrower agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing pursuant to the Fee Letters by the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6                                 Computation of Interest and Fees.

(a)                                  Interest (other than interest based on the Prime Rate, Canadian Prime Rate or BA Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate, Canadian Prime Rate or BA Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed.  The Administrative Agent or the Canadian Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent or the Canadian Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent or the Canadian Agent, as applicable, pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent or the Canadian Agent, as applicable, shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent or the Canadian Agent, as applicable, in determining any interest rate pursuant to Section 4.1, excluding any Eurocurrency Base Rate which is based upon the BBA LIBOR Settlement Rates Page and any ABR Loan which is based upon the Prime Rate or the Canadian Prime Rate.

(c)                                  Bankers’ Acceptances.

(i)                                     Term.  Each Bankers’ Acceptance shall have a term of 1, 2, 3, or 6 months (or such other periods as the Administrative Agent or the Canadian Agent, as applicable, and the Canadian Borrowers may agree from time to time), subject to availability.  No term of any Bankers’ Acceptance shall extend beyond the Termination Date.

(ii)                                  BA Rate.  On each Borrowing Date or other date on which Bankers’ Acceptances are to be accepted, the Administrative Agent or the Canadian Agent shall advise the applicable Canadian Borrowers as to such Agent’s determination of the applicable BA Rate for the Bankers’ Acceptances to be accepted.

(iii)                               Purchase.  Upon acceptance of a Bankers’ Acceptance by a Canadian Lender, such Canadian Lender shall purchase, or arrange the purchase of, such Bankers’ Acceptance at the applicable BA Rate.  The Lender shall provide to the Canadian Agent’s account for payments of the BA Proceeds less the BA Fee payable by the applicable Canadian Borrower with respect to the Bankers’ Acceptance.

(iv)                              Sale.  Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(v)                                 Power of Attorney for the Execution of Bankers’ Acceptances.  To facilitate the availment of the Canadian Facility by Bankers’ Acceptances, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As.  In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  Each Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Lender shall bind the applicable Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower.  Each

Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender.  No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Lender or its officers, employees, agents or representatives.  Each Canadian Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities.  Each Canadian Lender agrees to provide such records to any Canadian Borrower at such Canadian Borrower’s expense upon request.

(vi)                              Execution.  Drafts drawn by any Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the applicable Canadian Borrower or by its attorneys.  Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Canadian Borrower.

(vii)                           Issuance.  The Administrative Agent or Canadian Agent, as applicable, promptly following receipt of a notice of a Borrowing, conversion or continuation by way of Bankers’ Acceptances, shall advise the Canadian Lenders of the notice and shall advise each Canadian Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable term (which shall be identical for all Canadian Lenders).  The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender shall be determined by the Administrative Agent or Canadian Agent by reference to that Canadian Lender’s Canadian Facility Commitment Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Lender would not be Cdn$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent or the Canadian Agent in its sole discretion to Cdn$1000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Canadian Lender shall have aggregate outstanding Canadian Facility Revolving Credit Loans in excess of its Canadian Facility Commitment.

(viii)                        Rollover.  At or before 10:00 A.M. two (2) Business Days before the maturity date of any Bankers’ Acceptances, the applicable Canadian Borrower shall give to the Administrative Agent or Canadian Agent, as applicable, written notice which notice shall specify either that the applicable Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that the applicable Canadian Borrower intends to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances.  If the applicable Canadian Borrower fails to provide such notice to the Administrative Agent or the Canadian Agent or fails to repay the maturing Bankers’ Acceptances, or if a Default or an Event of Default has occurred and is continuing on such maturity date, the applicable Canadian Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into an ABR Loan in an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances.  Otherwise, the applicable Canadian Borrower shall provide payment to the Administrative Agent or Canadian Agent, as applicable, on behalf of the Canadian Lenders of an amount equal to the aggregate face amount of the Bankers’ Acceptances issued by the applicable Canadian Lenders on their maturity date.

(ix)                                Waiver of Presentment and Other Conditions.  Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues such Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.  On the specified maturity date of a B/A, the applicable Canadian Borrower shall pay to the Canadian Lender that has accepted such B/A the full face amount of such B/A and after such payment, the applicable Canadian Borrower shall have no further liability in respect of such B/A and the Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(x)                                   BA Equivalent Loans by Non BA Lenders.  Whenever a Canadian Borrower requests a Revolving Credit Loan by way of Bankers’ Acceptance, each Lender which is not a Schedule I Lender and each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to the Non BA Lender’s Canadian Facility Commitment Percentage.

(xi)                                Terms Applicable to Discount Notes.  As set out in the definition of Bankers’ Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(A)                              the term of a Discount Note shall be the same as the term for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same Revolving Credit Loan;

(B)                                an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the BA Fee in respect of a Bankers’ Acceptance; and

(C)                                the BA Rate applicable to a Discount Note shall be the BA Rate applicable to Bankers’ Acceptances accepted by a Lender other than a Schedule I Lender on the same Borrowing Date or other date, as the case may be, in respect of the same Revolving Credit Loan.

(xii)                             Depository Bills and Notes Act (Canada).  At the option of any Canadian Lender, Bankers’ Acceptances under this Agreement to be accepted by that Canadian Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 4.6.

4.7                                 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) or the BA Rate (the “Affected BA Rate”) with respect to any Bankers’ Acceptance or BA Equivalent Loans for such Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based on the Affected Eurocurrency Rate or the Affected BA Rate, as applicable, requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by Section 4.2), (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by Section 4.2) and (c) any outstanding Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by Section 4.2 shall, upon demand by the applicable Revolving Credit Lenders the Commitment Percentage of which aggregate greater than 50% of such U.S. Facility

Revolving Credit Loans or Canadian Facility Revolving Credit Loans, as applicable, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Parent Borrower, shall remain outstanding and bear interest at a rate which reflects, as to each of the Revolving Credit Lenders, such Revolving Credit Lender’s cost of funding such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as reasonably determined by such Revolving Credit Lender, plus the Applicable Margin hereunder.  If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan, the applicable Borrower shall pay to each of the applicable Revolving Credit Lenders such amounts, if any, as may be required pursuant to Section 4.12.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate.

4.8                                 Pro Rata Treatment and Payments.

(a)                                  Each Borrowing (other than a Borrowing of Swing Line Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the U.S. Facility or Canadian Facility Commitments or (subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)) any Incremental Commitment, as applicable, hereunder shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, and any reduction of the U.S. Facility or Canadian Facility Commitments of the Lenders, or (subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)) of any Incremental Commitment, as applicable, shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, in the case of U.S. Facility or Canadian Facility Commitments, pro rata according to the U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, or in the case of any Incremental Facility or any other Tranche established after the date of this Agreement, pro rata (or as otherwise may be provided in an Incremental Commitment Amendment) among the Lenders with such Incremental Commitment or such other Tranche (in each case subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)).  Each payment (including each prepayment (but excluding payments made pursuant to Section 2.9, 2.11, 4.8(c), 4.9, 4.10, 4.11, 4.13(d) or 11.1(e))) by any of the applicable Borrowers on account of principal of and interest on any U.S. Facility or Canadian Facility Revolving Credit Loans, as applicable, shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Incremental Commitment or any other Tranche established after the date of this Agreement shall be allocated by the applicable Agent as provided for in the applicable amendment to this Agreement (subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)).  All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s or the Canadian Agent’s, as applicable, office specified in Section 11.2, in Dollars or Canadian Dollars, as applicable, or, in the case of Loans outstanding in any Designated Foreign Currency and L/C Obligations in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars, Canadian Dollars or any Designated Foreign Currency, in immediately available funds.  Payments received by the Administrative Agent or Canadian Agent, as applicable, after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent or the Canadian Agent, as applicable, shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent or the Canadian Agent, as applicable, shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)                                 Unless the Administrative Agent or the Canadian Agent, as the case may be, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, such Agent may assume that such Lender is making such amount available to such Agent, and such Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent or the

Canadian Agent, as the case may be, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Canadian Agent, as the case may be, on demand, such amount with interest thereon at a rate equal to (i) in the case of Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, or (ii) in the case of Loans to be made in Dollars or Canadian Dollars, the daily average Federal Funds Effective Rate or the rate customary for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the Administrative Agent or the Canadian Agent, as the case may be, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent or the Canadian Agent, as the case may be.  A certificate of the Administrative Agent or the Canadian Agent, as the case may be, submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the applicable Agent by such Lender within three Business Days of such Borrowing Date, (x) the applicable Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent or the Canadian Agent, as the case may be, and such Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of Loans to be made in Dollars or Canadian Dollars, ABR Loans hereunder or, in the case of Loans to be made in any Designated Foreign Currency, the rate per annum applicable to such Loans pursuant to Section 4.1, in either case on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Section 2.1 and/or (ii) take any action permitted by the following Section 4.8(c).

(c)                                  Notwithstanding anything contained in this Agreement:

(i)                                     If at any time there is a Defaulting Lender the Parent Borrower shall have the right to (A) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of such Defaulting Lender, and in such event, the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (B) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the Loans and, at the

Parent Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty.

(ii)           In determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded.  No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii)          If at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make a Revolving Credit Loan.  In such event, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Credit Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Credit Loans as the Administrative Agent may reasonably determine.

(iv)          If any Borrower shall be required to pay any amount under any Loan Document to or for the account of any Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may satisfy such payment obligation by paying such amount to the Administrative Agent, or the Canadian Agent, as applicable, to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent or the Canadian Agent, as applicable, to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent or the Canadian Agent, as applicable, in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Credit Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

4.9           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent and the Canadian Agent (in the case of Bankers’ Acceptances or BA Equivalent Loans) (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make

Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an Affected Loan is requested (to the extent otherwise permitted by Section 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by Section 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by Section 4.2 (whether because such Loans are denominated in a Designated Foreign Currency or otherwise) shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law).  If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12.

4.10         Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, or any Eurocurrency Loans, Bankers’ Acceptances or any BA Equivalent Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch profits taxes (in the case of such capital, net worth or branch profits taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate or BA Rate, as the case may be, hereunder; or

(iii)          shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans, Bankers’ Acceptances and/or BA Equivalent Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by Section 4.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.10(a) and such amounts, if any, as may be required pursuant to Section 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)           Notwithstanding anything to the contrary this Section 4.10, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards:  a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.  In addition, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above unless such Lender delivers a certificate from a senior officer of such Lender certifying to the Parent Borrower that the request therefor is being made, and the method of calculation of the amount so requested is being applied, consistently with such Lender’s treatment of a majority of its customers in connection with similar transactions affected by the relevant adoption or change in a Requirement of Law.

4.11         Taxes.

(a)           Except as provided below in this Section 4.11 or as required by law, all payments made by each of the Borrowers and the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes.  If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by any Borrower or any Agent to the Administrative Agent, the Canadian Agent or any Lender hereunder or under any Notes, the amounts payable by such Borrower shall be increased to the extent necessary to yield to the Administrative Agent, the Canadian Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower or any Agent to, or for the account of, any such Agent or Lender shall not be increased (w) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this Section 4.11 or Section 4.15 hereof or (x) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder; such Lender becomes a Lender hereunder or, in the case of an Issuing Lender that becomes an Issuing Lender pursuant to the second sentence of the definition of “Issuing Lender,” such Issuing Lender issued the applicable Letter of Credit (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, a “Change in Law”) or (y) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law or (z) with respect to any Non-Excluded Taxes arising under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantially comparable), and any regulations promulgated thereunder or official interpretations thereof (“FATCA”).  Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to the Administrative Agent or the Canadian Agent, as applicable, for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any of the Borrowers fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Canadian Agent, as applicable, the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Canadian Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Canadian Agent or any Lender as a result of any such failure.  The agreements in this Section 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Each Agent (other than the Canadian Agent and the Canadian Collateral Agent), and each Lender that stands ready to make, makes or holds any Extension of Credit to any U.S. Borrower (a “U.S. Extender of Credit”), in each case that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall:

(X)          (i)            on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the U.S. Borrowers and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8EXP or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, (B) in the case of the Administrative Agent, also deliver two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the U.S. Borrowers to be treated as a U.S. person with respect to such payments (and the U.S. Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments), with the effect that the U.S. Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)           deliver to the U.S. Borrowers and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the U.S. Borrowers; and

(iii)                             obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any U.S. Borrower or the Administrative Agent; or

(Y)                              in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(i)            represent to the U.S. Borrowers and the Administrative Agent that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii)           deliver to the U.S. Borrowers on or before the date of any payment by any of the U.S. Borrowers, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and shall also deliver to the U.S. Borrowers and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by any U.S. Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (ii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender of complying with such request; or

(Z)                              in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(i)            on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Lender, deliver to the U.S. Borrowers and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the U.S. Borrowers and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the U.S. Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. Withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)          with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the U.S. Borrower and the Administrative Agent (I) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI, Form W-8EXP, or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)           with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the U.S. Borrowers and the Administrative Agent that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the U.S. Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or

Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii)           deliver to the U.S. Borrowers and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by any U.S. Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii)          deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) or, in the case of an Issuing Lender that becomes an Issuing Lender pursuant to the second sentence of the definition of “Issuing Lender,” such Issuing Lender issued the applicable Letter of Credit which renders all such forms or statements inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form or statement with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent.

(c)           Each Agent and each U.S. Extender of Credit, in each case that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or U.S. Extender of Credit, deliver to the U.S. Borrowers and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Agent or U.S. Extender of Credit is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and that such Agent or U.S. Extender of Credit is entitled to a complete exemption from United States backup withholding tax.

(d)           If a payment made to an Agent or U.S. Extender of Credit hereunder may be subject to U.S. federal withholding tax under FATCA, such Agent or Lender shall deliver to the Parent Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Agent or Lender has complied with such Agent or Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.12         Indemnity.  Each U.S. Borrower agrees to indemnify each U.S. Facility Lender and each Canadian Facility Revolving Lender, as applicable, in respect of Extensions of Credit made, or requested to be made, to the U.S. Borrowers, and each Canadian Borrower agrees to indemnify each Canadian Facility Lender in respect of Extensions of Credit made, or requested to be made, to the Canadian Borrowers, and, in each case, to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such

Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this Section 4.12 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts.

(a)           Upon the request, and at the expense of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to Section 4.10 or Section 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)           If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under Section 9(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Section 4.10 or Section 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)           If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to Section 4.10 or Section 4.11, such Lender shall promptly notify the applicable Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)           If any of the Borrowers shall become obligated to pay additional amounts pursuant to Section 4.10 or Section 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan (and/or the related Commitments), in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii)  upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the affected Loan and, at the Parent Borrower’s option, terminate the Commitments of the applicable Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In the case of the substitution of a Lender, HERC, the Parent Borrower (and any other applicable Borrower), the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Sections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 4.13) prior to such substitution or prepayment.  In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)           If any Agent or any Lender receives a refund directly attributable to taxes for which any of the Borrowers has made additional payments pursuant to Section 4.10(a) or Section 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)            The obligations of any Agent, Lender or Participant under this Section 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14         Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments.

(a)           In addition to the provisions set forth in Section 4.4(c), HERC and the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of (A) preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Sections 2.1(a) and (b) and of (B) promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) exceeds the aggregate Commitments then in effect.

(b)           The (i) Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the U.S. Facility Lenders (in each case, including the Swing Line Lender) and (ii) Canadian Agent will calculate the Aggregate Outstanding Credit with respect to the Canadian Facility Lenders, in each case, from time to time, and in any event not less frequently than once during each calendar week.  In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans, from the Issuing Lenders in respect of outstanding L/C Obligations and from the Canadian Agent in respect of the Aggregate Outstanding Credit with respect to the Canadian Facility Lenders.

4.15         Canadian Facility Lenders.

(a)           The Canadian Agent, the Canadian Collateral Agent and any Lender that holds any commitment or makes or holds any Extension of Credit to any Canadian Borrower (such Lender, a “Canadian Extender of Credit”) shall (A) at all times be a Canadian Resident or (B) render all services for which any fees are received under the Credit Agreement outside Canada unless it notifies the applicable Canadian Borrower in writing prior to payment of such fees that any services related to such fees were or will be rendered in Canada.  In addition, to the extent legally entitled to do so, the Canadian

Agent, the Canadian Collateral Agent and each Canadian Extender of Credit shall, upon a written request by any Borrower, deliver to such Borrower or the applicable governmental or taxing authority, any further form or certificate required in order that any payment by any Borrower under this Agreement or any Notes to, or for the account of, such Person may be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes.

(b)           A Canadian Facility Lender may change its Affiliate acting as Canadian Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the Administrative Agent and the Canadian Agent (with the consent of the Administrative Agent and the Canadian Agent and each Canadian Issuing Lender and the Canadian Borrowers), where the respective assignee represents and warrants that it is an Affiliate of the respective Canadian Facility Lender and will act directly as a Canadian Lender with respect to the Canadian Facility Commitment of the respective Canadian Facility Lender.

(c)           Each Non-Canadian Affiliate will at all times comply with the provisions of Section 4.11(b), Section 4.11(c) and/or Section 4.11(d), as applicable.

4.16         Cash Receipts.

(a)           Annexed hereto as Schedule 4.16(a), as the same may be modified from time to time by notice to the Administrative Agent and the Collateral Agent, is a schedule of all DDAs that are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)           Annexed hereto as Schedule 4.16(b), as the same may be modified from time to time by notice to the Administrative Agent and the Collateral Agent, is a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales of goods or services by such Loan Party.

(c)           Each Loan Party shall (i) deliver to the Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Agent, notifications in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors, in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be (each, a “Credit Card Notification”), subject to Section 4.16(g), (ii) deliver to the Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Agent, notifications executed on behalf of the Borrowers to each depository institution with which any DDA is maintained, in form reasonably satisfactory to the Administrative Agent or the

Canadian Agent, as the case may be, of the Administrative Agent’s (or, in the case of any Loan Party that is a Canadian Loan Party, the Canadian Agent’s) interest in such DDA (each, a “DDA Notification”), (iii) instruct each depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent or the Canadian Agent, as the case may be, (iv) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, with the Administrative Agent or the Canadian Agent, as the case may be, and any bank with which such Loan Party maintains a concentration account into which funds from the DDAs and proceeds released from the HERC LKE Account and the Rental Car LKE Account (other than proceeds excluded from the Collateral pursuant to any Security Document) are swept (each such account of a Loan Party other than a Canadian Loan Party, a “U.S. Blocked Account”, each such account of a Canadian Loan Party, a “Canadian Blocked Account” and all such accounts, collectively, the “Blocked Accounts”), covering each such concentration account maintained with such bank (other than any HERC LKE Account or Rental Car LKE Account, and other than any concentration account all of the funds in which (other than funds excluded from the Collateral pursuant to any Security Document) are swept on a daily basis into another concentration account), which concentration accounts as of the Closing Date are listed on Schedule 4.16(c) annexed hereto and (v) instruct all Account Debtors of such Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Loan Party, to remit all such payments (other than (x) any such amount to be deposited in Excluded Accounts and (y) Accounts or payment thereof excluded from the Collateral pursuant to any Security Document, including Excluded Assets) to the applicable “P.O.  Boxes” or “Lockbox Addresses” with respect to the applicable DDA or concentration account, which remittances shall be collected by the applicable bank (each, a “Collection Bank”) and deposited in the applicable DDA or concentration account.  All amounts received by the Parent Borrower, any of its Domestic or Canadian Subsidiaries (including HERC) that is a Loan Party and any Collection Bank in respect of any Account shall upon receipt of such amount (other than (x) any such amount to be deposited in Excluded Accounts and (y) any Account or amount excluded from the Collateral pursuant to any Security Document, including Excluded Assets) be deposited into a DDA or concentration account.  Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.

(d)           Each Credit Card Notification and Blocked Account Agreement shall require, after the occurrence and during the continuance of a Specified Default or a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each U.S. Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such U.S. Blocked Account is maintained to an account maintained by the Administrative Agent at the Administrative Agent (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Parent Borrower) (the “Administrative Agent Account”) and of each Canadian Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such Canadian Blocked Account is maintained to an account maintained by the Canadian Agent at the Canadian Agent (or another bank of recognized standing reasonably selected by the Canadian Agent with the reasonable consent of the Parent Borrower) (the “Canadian Agent Account”).  Each Loan Party agrees that it will not cause any credit card proceeds subject to any then effective Credit Card Notification or any proceeds of any Blocked Account to be otherwise redirected.

(e)           (i)            At any time other than during the continuance of an Event of Default, all collected amounts received in the Administrative Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required pursuant to Section 4.4(b), (y) constituting proceeds from any Collateral otherwise required pursuant to the terms of the respective Security Document or (z) otherwise required by the Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent, the Collateral Agent and, to the extent allocable to Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding U.S. Facility Revolving Credit Loans advanced by the Administrative Agent and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers by the Canadian Agent on behalf of the applicable Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each U.S. Facility Issuing Lender under any of the Loan Documents and to repay all outstanding U.S. Borrower Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and all accrued and unpaid Fees actually due and payable to the Administrative Agent and the Canadian Agent, the U.S. Issuing Lenders and the Revolving Credit Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers (whether or not then due and payable), (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under this Agreement and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under any of the Loan Documents.

(ii)           At any time other than during the continuance of an Event of Default, all collected amounts held in the Canadian Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Canadian Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required pursuant to Section 4.4(b), (y) constituting proceeds from any Collateral otherwise required pursuant to the terms of the respective Security Document or (z) otherwise required by the Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable by the Canadian Borrowers to the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers by the Canadian Agent on behalf of the Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable by the Canadian Borrower to each Canadian Issuing Lender under any of the Loan Documents and to repay all outstanding Canadian Borrower Unpaid Drawings and interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Facility Revolving Credit Loans made to the Canadian Borrowers and all accrued and unpaid Fees actually due and payable by the Canadian Borrowers to the Canadian Agent, the Canadian Issuing Lenders and the Canadian Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Canadian Facility Revolving Credit Loans made to the Canadian Borrowers (whether or not then due and payable), (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Canadian Collateral Agent and the Canadian Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Canadian Collateral Agent and the Canadian Lenders under any of the other Loan Documents.

(f)            If, at any time after the occurrence and during the continuance of a Specified Default or a Dominion Event as to which the Administrative Agent has notified the Borrower, any cash, Cash Equivalents or Temporary Cash Investments owned by any Loan Party (other than (i) de minimis cash, Cash Equivalents and/or Temporary Cash Investments from time to time inadvertently misapplied by any Loan Party, (ii) funds in any HERC LKE Account, any Rental Car LKE Account or any DDA or other account the amounts in which are solely swept into any HERC LKE Account or Rental Car LKE Account, (iii) any funds which are held by Hertz Claim Management Corporation or any of its Subsidiaries on behalf of any customer in the ordinary course of business, (iv) cash, Cash Equivalents and Temporary Cash Investments deposited or to be deposited in an Excluded Account and (v) cash, Cash Equivalents and Temporary Cash Investments that are (or are in any account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent or the Canadian Agent, as the case may be, shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to caused all future deposits to be made to a Blocked Account.

(g)           The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Administrative Agent or the Canadian Agent, as the case may be, of a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 4.16 and otherwise reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be.  In the event a Loan Party acquires new DDAs or Blocked Accounts in connection with an acquisition, such Loan Party shall within 45 days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent or the Canadian Agent, as the case may be) execute and deliver to the Administrative Agent or the Canadian Agent, as the case may be, a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 4.16 and otherwise reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be.  Unless consented to in writing by the Administrative Agent or the Canadian Agent, as the case may be, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 4.16(b) unless (x) contemporaneously therewith a Credit Card Notification is executed and a copy thereof is delivered to the Administrative Agent or the Canadian Agent, as the case may be or (y) in connection with any Special Purpose Financing or Financing Disposition involving credit card proceeds.  The Loan Parties shall be entitled to terminate any Credit Card Notification in connection with any such Special Purpose Financing or Financing

Disposition (and the Administrative Agent and the Canadian Agent shall take such action as shall the Parent Borrower shall reasonably request in connection therewith and shall otherwise cooperate to effectuate such termination).

(h)           (i)            The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the U.S. Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Administrative Agent Account, (y) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties (other than the Canadian Loan Parties) hereunder and under the other Loan Documents, and (z) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement, the Intercreditor Agreement and any ABL Collateral Intercreditor Agreement.  In the event that, notwithstanding the provisions of this Section 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Administrative Agent Account pursuant to Section 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party (other than any account by which such Loan Party received or acquired dominion or control such proceeds and collections, or with any funds in such account) and shall promptly be deposited into the Administrative Agent Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Administrative Agent.

(ii)           The Canadian Agent Account shall at all times be under the sole dominion and control of the Canadian Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Canadian Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Canadian Agent Account, (y) the funds on deposit in the Canadian Agent Account shall at all times continue to be collateral security for all of the obligations of the Canadian Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Canadian Agent Account shall be applied as provided in this Agreement, the Intercreditor Agreement and any ABL Collateral Intercreditor Agreement.  In the event that, notwithstanding the provisions of this Section 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Canadian Agent Account pursuant to Section 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the Canadian Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party (other than any account by which such Loan Party received or acquired dominion or control such proceeds and collections, or with any funds in such account) and shall promptly be deposited into the Canadian Agent Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Canadian Agent.

(i)            So long as (i) no Specified Default has occurred and is continuing, and (ii) no Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(j)            Any amounts held or received in the Administrative Agent Account or the Canadian Agent Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) all Specified Defaults and Dominion Events have been cured, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement and any ABL Collateral Intercreditor Agreement), be remitted to the operating account of the applicable Borrower.

(k)           Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Section 4.16 during the initial thirty (30) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is thirty (30) days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

SECTION 5.           REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, each of the Parent Borrower and HERC, in each case with respect only to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1           Financial Condition.  The audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Parent Borrower and its consolidated Subsidiaries.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Parent Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).  During the period from December 31, 2010, to and including the Closing Date, except in connection with the consummation of the Transactions or as permitted by the Predecessor ABL Credit Agreement, there has been no sale, transfer or other disposition by the Parent Borrower and its consolidated Subsidiaries of any material part of the business or property of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

5.2           No Change; Solvent.  Since December 31, 2010, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby) and (b) except in connection with the Transactions or as otherwise permitted by the Predecessor ABL Credit Agreement or by this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower, nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) in clause (a) above, each Borrower is Solvent.

5.3           Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) filings pursuant to the Financial Administration Act (Canada) in respect of accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is Her Majesty the Queen in the right of Canada or any department, agency or instrumentality thereof and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by each of the Borrowers, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of each of the Borrowers and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5           No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by Section 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against Holdings, the Parent Borrower or any

Restricted Subsidiary or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7           No Default.  Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens.  Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by Section 8.3.  Except for the Excluded Properties, the Mortgaged Properties described on Schedule 5.8 together constitute all the material real properties owned in fee by the Loan Parties as of the Closing Date.

5.9           Intellectual Property.  The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, service marks (and applications therefor), trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Parent Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property, or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10         No Burdensome Restrictions.  Neither the Parent Borrower nor any of its Restricted Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Parent Borrower or any of its Restricted Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11         Taxes.  To the knowledge of the Parent Borrower, each of Holdings, the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States and Canadian federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Parent Borrower or its Restricted Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such Taxes.

5.12         Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13         ERISA.

(a)           During the five (5) year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) of this Section 5.13(a), as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (i) a Reportable Event; (ii) any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)           With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:  (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) with respect to the assets of any Foreign Plan (other than individual claims for the payment of benefits) (A) any facts that, to the knowledge of the Parent Borrower or any Restricted Subsidiary, exist that would reasonably be expected to give rise to a dispute and (B) any pending or threatened disputes that, to the knowledge of the Parent Borrower or any Restricted Subsidiary, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.14         Collateral.

(a)           Upon execution and delivery thereof by the parties thereto, the U.S. Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the U.S. Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the U.S. Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the U.S. Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the U.S. Guarantee and Collateral

Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable).  Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

(b)           Upon execution and delivery thereof by the parties thereto, the Canadian Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Canadian Collateral Agent, for the benefit of the Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the Canadian Guarantee and Collateral Agreement have been duly taken, (b) all applicable instruments, chattel paper and Documents of Title (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of the Collateral Agent, and (c) all Pledged Stock (as defined therein a security interest in which is required to be or is perfected by “control” (as described in the PPSA) from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor.

5.15         Investment Company Act; Other Regulations.  None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.  None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16         Subsidiaries.  Schedule 5.16 sets forth all the Subsidiaries of Holdings at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of Holdings therein.

5.17         Purpose of Loans.  The proceeds of Revolving Credit Loans and Swing Line Loans shall not be used by the Borrowers for any purpose other than to refinance amounts outstanding under the Predecessor ABL Credit Agreement and to finance the working capital and business requirements of, and for general corporate purposes of, the Parent Borrower and its Subsidiaries, including without limitation the refinancing of other indebtedness and the financing or refinancing of acquisitions, including at the Parent Borrower’s option any Rental Car Company Acquisition.

5.18         Environmental Matters.  Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)           The Parent Borrower and its Restricted Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)           Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)           Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)           Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19         No Material Misstatements.  The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules concerning the Loan Parties furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20         Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.21         Insurance.  Schedule 5.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole maintained by Restricted Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.22         Eligible Accounts.  As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts on such

Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” hereunder.

5.23         Eligible Rental Equipment; Eligible Spare Parts and Merchandise; Eligible Service Vehicles.  As of the date of any Borrowing Base Certificate, the Rental Equipment included in the calculation of Eligible Rental Equipment, the Service Vehicles included in the calculation of Eligible Service Vehicles and the Spare Parts and Merchandise included in the calculation of Eligible Spare Parts and Merchandise on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Rental Equipment”, “Eligible Service Vehicles” or “Eligible Spare Parts and Merchandise,” as applicable, hereunder.

5.24         Anti-Terrorism.  As of the Closing Date, the Parent Borrower and its Restricted Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.           CONDITIONS PRECEDENT.

6.1           Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)           Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)            this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii)           the U.S. Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, HERC, the Parent Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary) and an Acknowledgement and Consent in the form attached to the U.S. Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party (other than any Excluded Subsidiary);

(iii)          each Canadian Security Document (which will include full guarantees of the obligations of the Canadian Borrowers hereunder to be provided by each Canadian Subsidiary Guarantor), executed and delivered by a duly authorized officer of each Canadian Borrower and each other Loan Party signatory thereto;

(iv)          each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto; and

(v)           the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.

(b)           Outstanding Indebtedness.  All principal, accrued and unpaid interest, and other amounts then due and owing under the Predecessor ABL Credit Agreement and the Predecessor Term Loan Credit Agreement shall have been or shall substantially contemporaneously be, paid in full and all commitments thereunder shall have been, or shall substantially contemporaneously be, terminated, and any Liens on the Collateral granted by any Loan Party to secure such obligations shall have been, or shall substantially contemporaneously be, terminated and released.

(c)           Financial Information.  The Administrative Agent shall have received (i) audited financial statements of the Parent Borrower for the three fiscal years ended December 31, 2010 certified by the Parent Borrower’s independent registered public accountants, (ii) unaudited financial statements for the Parent Borrower for the most recent interim quarter for which financial statements are available (but in no event for a period ended less than 45 days prior to the Closing Date), and (iii) annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Parent Borrower and its Subsidiaries covering the period from the Closing Date through the fiscal year ended December 31, 2013.

(d)           Governmental Approvals and/or Consents.  All loans to the Borrowers (and all guarantees thereof and security therefor) shall be in substantial compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower stating that all other consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(e)           Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of Holdings, the Parent Borrower and their respective

Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(e), and the results of such search shall not reveal any liens other than Liens permitted by Section 8.3.

(f)            Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)            the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holdings, the Parent Borrower and the other Loan Parties, substantially in the form of Exhibit D-1;

(ii)           the executed legal opinion of Richards, Layton and Finger PA, special Delaware counsel to each of Holdings, the Parent Borrower and certain other Loan Parties, substantially in the form of Exhibit D-2;

(iii)          the executed legal opinion of Richard J. Frecker, Assistant General Counsel to the Parent Borrower, substantially in the form of Exhibit D-3;

(iv)          the executed legal opinion of Torys LLP, special Canadian counsel to the Canadian Borrowers, substantially in the form of Exhibit D-4; and

(v)           the executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 6.1(f) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Closing Certificate.  The Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit J, with appropriate insertions and attachments.

(h)           Perfected Liens.

(i)            The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the U.S. Guarantee and Collateral Agreement and the Mortgages (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(ii)                                  The Canadian Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Canadian Guarantee and Collateral Agreement (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the Canadian Intellectual Property Office, protection of such security interests shall have been executed and delivered or, in the case of PPSA filings, written authorization to make such PPSA filings shall have been delivered to the Canadian Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(i)                                     [reserved].

(j)                                     Title Insurance Policy.  The Collateral Agent shall have received in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date.  Each such policy shall (i) be in the amount set forth with respect to such policy on Schedule 6.1(j); (ii) insure that the Mortgage insured thereby creates a valid first Lien on the Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those permitted by Sections 7.10 and 8.3 and such as may be approved by the Collateral Agent; (iii) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage as reasonably agreed to by the Collateral Agent and the Parent Borrower; and (vi) be issued by First American Title Insurance Company or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent).  The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made.  The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this Section 6.1(j) and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Collateral Agent.

(k)                                  Fees.  The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower to them on or prior to the Closing Date, including the fees referred to in Section 4.5.

(l)                                     Borrowing Certificate.  The Administrative Agent shall have received a certificate from HERC and the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of HERC and the Parent Borrower.

(m)                               Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(n)                                 Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(o)                                 Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(p)                                 Insurance.  Holdings shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 of this Agreement and Section 5.2.2 of the Guarantee and Collateral Agreement and any similar section of any Canadian Guarantee and Collateral Agreement shall have been satisfied.  Holdings shall have used reasonable best efforts to cause the Administrative Agent and/or the Canadian Agent, as applicable, and the other Secured Parties to have been named as additional insured with respect to liability policies and the Collateral Agent and/or the Canadian Collateral Agent,

as applicable, to have been named as loss payee with respect to the property insurance maintained by each Borrower and the Subsidiary Guarantors.

(q)                                 Flood Insurance.  The U.S. Borrowers shall have delivered to the Collateral Agent a completed Flood Certificate with respect to each Mortgaged Property and, in connection therewith, each such Flood Certificate shall (A) be addressed to the Collateral Agent, (B) state whether the community in which the applicable Mortgaged Property is located participates in the Flood Program, and (C) be signed by the applicable Borrower on the second page thereof if such Flood Certificate states that the subject Mortgaged Property is located in a Flood Zone, which second page constitutes the notice from the Administrative Agent to the applicable Borrower required by Section 208.25 of Regulation H of the Board.

(r)                                    Absence of Defaults.  There shall not exist any Default or Event of Default.

(s)                                  Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer or, if none, the treasurer, controller, vice president (finance) or other responsible financial officer of the Parent Borrower certifying the solvency of the Parent Borrower and its Subsidiaries on a consolidated basis in customary form (as per the applicable jurisdiction of such Borrower).

(t)                                    Cash Management.  The Administrative Agent shall be reasonably satisfied with the arrangements made by HERC and the Parent Borrower to comply with the provisions set forth in Section 4.16 hereof.

(u)                                 Appraisal.  The Co-Collateral Agent shall have received (i) appraisal valuations of the ABL Priority Collateral of the Borrowers prepared by a Qualified Appraisal Company, and (ii) the results of a completed field examination with respect to the ABL Priority Collateral to be included in calculating the U.S. Borrowing Base and Canadian Borrowing Base and of the relevant accounting systems, policies and procedures of the Parent Borrower and its Subsidiaries, in each case completed within six (6) months prior to the Closing Date.

(v)                                 Excess Availability.  The Administrative Agent and the Co-Collateral Agent shall have received a Borrowing Base Certificate setting forth, after giving effect to the Borrowings hereunder on the Closing Date, the Available Loan Commitments equal to an amount not less than $400,000,000.

(w)                               Senior Term Credit Agreement.  The Senior Term Credit Agreement shall have been executed and be in full force and effect on the Closing Date.

(x)                                   Patriot Act; KYC.  No later than two (2) days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information about the Borrowers and the Guarantors that the Administrative Agent has reasonably determined is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitations the PATRIOT Act, and that the Administrative Agent has reasonably requested in writing at least five (5) days prior to the Closing.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2                                 Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)                                  Borrowing Notice or L/C Request.  With respect to any Borrowing, the Administrative Agent or Canadian Agent, as applicable, shall have received a notice of such Borrowing as required by Section 2.2 (or such notice shall have been deemed given in accordance with Section 2.2).  With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

Each borrowing of Loans by and each Letter of Credit issued on behalf of any of the Borrowers hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 6.2 have been satisfied (including, to the extent provided herein, with respect to the initial Extension of Credit hereunder).

SECTION 7.                                AFFIRMATIVE COVENANTS.

Each of the Parent Borrower and HERC hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), each of the Parent Borrower and HERC shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Restricted Subsidiaries to:

7.1                                 Financial Statements.  Furnish to the Administrative Agent for delivery to the Co-Collateral Agent and each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower ending on or after December 31, 2010, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this Section 7.1(a) (with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b)                                 as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this Section 7.1(b) with respect to such quarter);

(c)                                  upon the occurrence of any Specified Default or Liquidity Event, and for so long as such Specified Default or Liquidity Event is continuing, as soon as available after any written request by the Administrative Agent to a Responsible Officer of the Parent Borrower, but in any event not later than the fifth Business Day after the 30th day following the end of each month, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such month (other than any month that is the last month of a fiscal quarter) and the related unaudited income statement of the Parent Borrower and its consolidated Subsidiaries for such month, setting forth in each case, in comparative form the figures for and as of the end of the corresponding month during the previous year; and

(d)                                 all such financial statements delivered pursuant to Section 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 7.1(b), for the absence of certain notes).

7.2                                 Certificates; Other Information.  Furnish to the Administrative Agent for delivery to the Co-Collateral Agent and each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  during the continuation of a Liquidity Event, concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate or report of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default under Section 8.1 insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate or report (which certificate or report may be limited in accordance with accounting rules or guidelines or internal policy of the independent certified public accountants));

(b)                                 concurrently with the delivery of the financial statements and reports referred to in Sections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of each of Holdings and the Parent Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of Holdings, the Parent Borrower and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine compliance (if such compliance is at the time required) with all covenants set forth in Section 8.1 (in the case of a certificate furnished with the financial statements referred to in Sections 7.1(a) and (b));

(c)                                  as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of fiscal year 2011 of the Parent Borrower, and the 90th day after the beginning of each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries) and including segment information consistent with customary past practices of the Parent Borrower, such practices subject to such adjustments as are reasonable in the good faith determination of the Parent Borrower, each such business plan to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)                                 within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings, the Parent Borrower or HERC may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)                                  within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings, the Parent Borrower or HERC may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

(f)                                    not later than 5:00 P.M. (New York time) on or before the tenth Business Day of each Fiscal Period of HERC and the Parent Borrower and its Subsidiaries (or (i) more frequently as the Parent Borrower may elect or (ii) upon the occurrence and continuance of a Specified Default or a Liquidity Event after a request by the Administrative Agent or the Co-Collateral Agent, not later than Wednesday of each week), a Borrowing Base Certificate, which shall be prepared as of the last Business Day of the preceding Fiscal Period of HERC and the Parent Borrower and its Subsidiaries (or (x) such other applicable date in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above) in the case of each subsequent Borrowing Base Certificate.  Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent or the Co-Collateral Agent;

(g)                                 promptly, such additional financial and other information as the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent or any Lender may from time to time reasonably request; and

(h)                                 (x) copies of borrowing notices with respect to the incurrence by any Loan Party of Indebtedness described in clause (f) of the definitions of “Canadian Borrowing Base” and “U.S. Borrowing Base” and (y) promptly after the incurrence of any Incremental Indebtedness or the designation of any Loan Party as an Unrestricted Subsidiary, a Borrowing Base Certificate.

Documents required to be delivered pursuant to Section 7.1 or 7.2 may at the Parent Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including taxes, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Parent Borrower or any Restricted Subsidiary, as the case may be,  or (y) failure to so pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

7.4                                 Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Parent Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to Section 8.5, provided that any such Restricted Subsidiary shall not be required to preserve, renew, or keep in full force and effect its corporate existence, and the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5                                 Maintenance of Property; Insurance.

(a)                                  Keep all property useful and necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, all as determined in good faith by the Parent Borrower or such Restricted Subsidiary; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that, subject to the Intercreditor Agreement, at all times the Administrative Agent and/or the Canadian Agent, as applicable, and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Collateral Agent and/or the Canadian Collateral Agent, as applicable, shall be named as loss payee with respect to the property insurance maintained by each Borrower and Subsidiary Guarantor; provided that, (A) unless a Specified Default or a Dominion Event shall have occurred and be continuing, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any property insurance maintained by the Parent Borrower or its Subsidiaries, and (for the avoidance of doubt) any other proceeds from a Recovery Event, the disposition of such amounts to be subject to the provisions of Section 4.4(b) to the extent applicable, and (B) unless a Specified Default or Dominion Event shall have occurred and be continuing, the Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)                                 With respect to each property of any Loan Party subject to a Mortgage:

(i)                                     [Reserved].

(ii)                                  If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Parent Borrower shall maintain or cause to be maintained, flood insurance to the extent required by law.

(iii)                               Such applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this Section 7.5.

(iv)                              If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefore, and the Parent Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(v)                                 If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10,000,000, the Parent Borrower shall give prompt notice thereof to the Administrative Agent.  All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Section 7.5(a).

7.6                                 Inspection of Property; Books and Records; Discussions.

(a)                                  (i) In the case of the Parent Borrower, keep proper books of records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Co-Collateral Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (other than in respect of any Specified Proprietary & Confidential Information) and to discuss the business, operations, properties and financial and other condition of such entity and its Restricted Subsidiaries with officers of such entity and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.  Each Borrower shall keep records of its Rental Equipment and Service Vehicles that are accurate and complete in all material respects and shall furnish (without duplication) the Co-Collateral Agent with inventory reports respecting such Rental Equipment and Service Vehicles, in form and detail reasonably satisfactory to the Co-Collateral Agent at such times as the Co-Collateral Agent may reasonably request.  Each Borrower shall, at Borrowers’ expense, conduct a physical inventory of its serialized Rental Equipment and Service Vehicles no less frequently than annually or shall have in place a cycle counting (or perpetual verification) program designed to verify the physical existence of Rental Equipment and Service Vehicles, in each case, in a manner that results in the verification of substantially the entire amount of the Rental Equipment and Service Vehicles over the course of a year and shall provide to the Co-Collateral Agent a report based on each such physical inventory or program promptly after such physical inventory or after the applicable program year, as applicable, together with such supporting information as the Co-Collateral Agent shall reasonably request (without duplication).  The Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent may participate in and observe any such physical inventory or cycle counting, which participation shall be at the Borrowers’ expense regardless of whether an Event of Default then exists.

(b)                                 At reasonable times during normal business hours and upon reasonable prior notice that the Co-Collateral Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and the Restricted Subsidiaries will grant access to the Co-Collateral Agent (including employees of the Collateral Agent, the Co-Collateral Agent or any consultants, accountants, lawyers and appraisers retained by the Co-Collateral Agent) to such Person’s premises, books, records, accounts, Rental Equipment and Service Vehicles so that (i) the Co-Collateral Agent or an appraiser retained by the such Agent may conduct a Rental Equipment and Service Vehicle appraisal and (ii) the Co-Collateral Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the such Agent may deem necessary or appropriate.  Unless an Event of Default or Liquidity Event exists, or if previously approved by Parent Borrower or its Restricted Subsidiary, no environmental assessment by the Co-Collateral Agent may include any sampling or testing of the soil, surface water or groundwater.  All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties; provided that (i) absent the existence and continuation of an Event of Default or a Liquidity Event, the Co-Collateral Agent, collectively, may conduct at the expense of the Loan Parties no more than four (4) such appraisals in any calendar year; provided that such appraisals at the expense of the Loan Parties shall be limited to no more than two (2) in any calendar year to the extent the sum of (1) the average of the Available Loan Commitments for the twelve month period immediately prior to the date of calculating such average plus (2) the average of the Specified Suppressed Availability for such period plus (3) the average of the Unrestricted Specified Cash as at the end of each month in such period exceeds $500,000,000 and (ii) absent the existence and continuation of an Event of Default or a Liquidity Event, the Co-Collateral Agent may conduct at the expense of the Loan Parties no more than one (1) such field examination in any calendar year to the extent that the sum of (1) the average of the Available Loan Commitments for the twelve month period immediately prior to the date of calculating such average plus (2) the average of the Specified Suppressed Availability for such period plus (3) the average of the Unrestricted Specified Cash as at the end of each month for such period exceeds $500,000,000.  All amounts chargeable to the applicable Borrowers under this Section 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Co-Collateral Agent, as applicable, hereunder.

7.7                                 Notices.  Promptly give notice to the Administrative Agent, the Collateral Agent and each Lender of:

(a)                                  as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose Financings) of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority that in the case of either clause (i) or (ii) would reasonably be expected to have a Material Adverse Effect;

(c)                                  as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any default or event of default under any of the Indentures;

(d)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting Holdings or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)                                  the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Subsidiaries knows thereof:  (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)                                    [Reserved];

(g)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(h)                                 any loss, damage, or destruction to the ABL Priority Collateral in the amount of $50,000,000 or more, whether or not covered by insurance; and

(i)                                     any and all default notices received under or with respect to any leased location or public warehouse where ABL Priority Collateral, either individually or in the aggregate, in excess of $50,000,000 is located.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower or HERC, as applicable (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8                                 Environmental Laws.

(a)                                  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries.  For purposes of this Section 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which:  (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

7.9                                 After-Acquired Real Property and Fixtures.

(a)                                  With respect to any owned real property (including fixtures thereon), in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), promptly grant to the Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise upon terms reasonably satisfactory in form and substance to the Collateral Agent or the Canadian Collateral Agent, as applicable, and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this Section 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Restricted Subsidiaries or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this Section 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed, in whole or in part through the incurrence of Indebtedness permitted by Section 8.2(g) or (h), until such Indebtedness is repaid in full (and not refinanced as permitted by Section 8.2) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing and (iii) any such mortgage by a Canadian Subsidiary shall not secure any U.S. Borrower’s obligations.  In connection with any such grant to the Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this Section 7.9, the Parent Borrower or such other Loan Party shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent or the Canadian Collateral Agent, as applicable, shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)                                 With respect to (i) any Domestic Subsidiary created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (ii) any Unrestricted Subsidiary being designated as a Restricted Subsidiary, (iii) any Immaterial Subsidiary ceasing to be such as provided in the definition thereof and (iv) any entity becoming a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Section 8.3 (in each case in clauses (i) through (iv), other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the U.S. Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the U.S. Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the U.S. Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)                                  (x) With respect to any Foreign Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, subject to clause (e) below, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the U.S. Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital

Stock of such new Foreign Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein; and (y) with respect to any Canadian Subsidiary created or acquired subsequent to the Closing Date by any Canadian Borrower or any Canadian Subsidiary Guarantor, promptly notify the Canadian Collateral Agent of such occurrence and, if the Canadian Collateral Agent or the Required Lenders so request, promptly (A) execute and deliver to the Canadian Collateral Agent for the benefit of the Canadian Lenders such amendments to the Canadian Guarantee and Collateral Agreement as the Canadian Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Canadian Collateral Agent, for the benefit of the Canadian Lenders, a perfected first priority security interest (as and to the extent provided in the Canadian Guarantee and Collateral Agreement) in the Capital Stock of such new Canadian Subsidiary and (B) cause such new Canadian Subsidiary (x) to become a party to the Canadian Guarantee and Collateral Agreement and (y) to take all actions reasonably deemed by the Canadian Collateral Agent to be necessary or advisable to cause the Lien created by the Canadian Guarantee and Collateral Agreement in such new Canadian Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Canadian Collateral Agent.

(d)                                 At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent or the Canadian Collateral Agent, as applicable, to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e)                                  Notwithstanding anything to contrary in this Agreement, (A) no security interest is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset (as defined in the U.S. Guarantee and Collateral Agreement); (B) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) in each case other then Canada as and to the extent provided herein and in the other Loan Documents and (C) nothing in this Section 7.9 shall require that any Loan Party grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10                           Surveys.  Within a reasonable period following the Closing Date, with respect to those Mortgaged Properties (set forth on Schedule 7.10) for which the title policies delivered pursuant to Section 6.1(j) contain the standard “survey exception”, obtain surveys in such form as is sufficient to obtain from the respective title companies endorsements which have the effect of deleting such exceptions.

7.11                           Maintenance of New York Process Agent.  In the case of any Canadian Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in Section 11.13(b).

7.12                           Post-Closing Matters.  In the case of the Parent Borrower, use commercially reasonable efforts to deliver or cause to be delivered to the Collateral Agent an agreement with the Parent Borrower’s titling agent relating to access to information about Rental Equipment of the Loan Parties and certain other administrative matters, in form and substance reasonably satisfactory to the Collateral Agent and the Parent Borrower.

SECTION 8.                                NEGATIVE COVENANTS.

Each of the Parent Borrower and HERC hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender), the Parent Borrower and HERC shall not and shall not permit any Restricted Subsidiaries to, directly or indirectly:

8.1                                 Consolidated Fixed Charge Ratio.  Upon the occurrence and during the continuance of a Liquidity Event, permit, for the Most Recent Four Quarter Period,

the Consolidated Fixed Charge Coverage Ratio as at the last day of such period of four consecutive fiscal quarters to be less than 1.00 to 1.00.

8.2                                 Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Restricted Subsidiaries), except:

(a)                                  (1) Indebtedness of each of the Borrowers or any of their Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including any Indebtedness incurred pursuant to any Incremental Commitments) and (2) any Refinancing Indebtedness in respect thereof; provided that in the case of this clause (2) such Indebtedness does not mature prior to the Termination Date;

(b)                                 (i) Indebtedness evidenced by the Senior Notes (other than the Senior Euro 2014 Notes); provided that the aggregate principal amount of such Indebtedness at any time outstanding pursuant to this clause (b)(i) shall not exceed $2,345,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes), (ii) Indebtedness evidenced by the Senior Euro 2014 Notes; provided that the aggregate principal amount of such Indebtedness at any time outstanding pursuant to this clause (b)(ii) shall not exceed €215,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes) and (iii) Indebtedness evidenced by any unsecured notes that is initially incurred within 180 days of the Closing Date; provided that the aggregate principal amount of such Indebtedness at any time outstanding pursuant to this clause (b)(iii) shall not exceed $500,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay-in-kind notes); and in each case under this clause (b) any Refinancing Indebtedness in respect thereof; provided that the foregoing Indebtedness shall not be refinanced or otherwise amended, except as permitted by Section 8.14;

(c)                                  Rollover Indebtedness and any Refinancing Indebtedness in respect thereof;

(d)                                 Indebtedness incurred pursuant to the Senior Term Facility, and Indebtedness incurred other than pursuant to the Senior Term Facility, and in each case any Refinancing Indebtedness in respect thereof; provided that (x) at any time that such Indebtedness is created, incurred or assumed, the aggregate principal amount of Indebtedness then outstanding pursuant to this clause (d) shall not exceed (i) $2,350,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay in kind notes), plus (ii) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, discounts, commissions, premiums and other costs and expenses incurred in connection with such refinancing and (y) such Indebtedness shall not be extended, renewed, replaced, refinanced or otherwise amended, except as permitted by Section 8.14;

(e)                                  Indebtedness (i) (A) of any Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition or (B) otherwise incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness is permitted by one or more of the other provisions of this Section 8.2 (including clause (ii) or (iii) below of this Section 8.2(e), in which case, if such Indebtedness is to be permitted by subclause (ii)(C) thereof, such Indebtedness shall be deemed to have been incurred on the date on which such Indebtedness shall have become recourse to the Parent Borrower or such Restricted Subsidiary) for so long as such Indebtedness shall be so recourse and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), such Indebtedness shall be permitted under this clause (i); (ii) of the Parent Borrower or any of its Domestic Subsidiaries directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Vehicles and/or other Equipment and/or related rights and/or assets, so long as (A) such Indebtedness is directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Hawaiian Vehicles (“Hawaiian Vehicle Indebtedness”), (B) the aggregate principal amount of such Indebtedness (other than Hawaiian Vehicle Indebtedness) at any time outstanding does not exceed $750,000,000 or (C) on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the amount of all secured Indebtedness of the Parent Borrower and its Restricted Subsidiaries (other than (1) Indebtedness incurred by Special Purpose Subsidiaries and (2) Hawaiian Vehicle Indebtedness) then outstanding does not exceed an amount equal to the product of (x) 2.75 and (y) EBITDA for the Most Recent Four Quarter Period; or (iii) of the Parent Borrower or any Restricted Subsidiary directly or indirectly incurred to finance or refinance the acquisition of, or secured by, Vehicles and/or other Equipment (excluding Rental Equipment) and/or related rights and/or assets;

(f)                                    Indebtedness of the Parent Borrower or any Subsidiary to the Parent Borrower or any other Subsidiary;

(g)                                 (x) Purchase Money Obligations, provided that the aggregate principal amount of Indebtedness outstanding under this clause (g)(x) incurred by any Loan Party to finance or refinance the direct acquisition of Rental Equipment of such Loan Party (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Rental Equipment)) shall not, when any such Indebtedness is created, incurred or assumed, exceed the greater of $50,000,000 and 5% of the then Net Book Value of all Rental Equipment of the Loan Parties located in the United States or Canada, and (y) Financing Leases, and (z) in each case under this clause (g) any Refinancing Indebtedness in respect thereof

(h)                                 (x) unsecured Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Parent Borrower or any of its Subsidiaries assumed in connection with, (1) any transaction permitted by Section 8.9(g), 8.9(o), 8.9(p), 8.9(r) or Section 8.10; provided that (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such transaction or in connection with a refinancing thereof, in whole or in part, (ii) if such Indebtedness is being assumed under clause (y), such Indebtedness shall not have been wholly incurred by any party in contemplation of the acquisition permitted by Section 8.10 and (iii) immediately after giving effect to such acquisition, no Specified Default shall have occurred and be continuing and no Event of Default known to the Parent Borrower shall have occurred and be continuing or (2) any Rental Car Company Acquisition; it being understood that, in the event that any such Indebtedness incurred under this Section 8.2(h) is incurred in good faith to finance the purchase price of any such acquisition or such Rental Car Company Acquisition in advance of the closing of such acquisition or such Rental Car Company Acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Parent Borrower determines that such transaction or Rental Car Company Acquisition has been abandoned, such Indebtedness shall be deemed to comply with this Section 8.2(h);

(i)                                     to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Parent Borrower or any of its Subsidiaries under Interest Rate Protection Agreements and under Permitted Hedging Arrangements;

(j)                                     other Indebtedness outstanding, or incurred under facilities in existence, on the Closing Date and listed on Schedule 8.2(j), and any Refinancing Indebtedness in respect thereof;

(k)                                  to the extent that any Guarantee Obligation or other obligation permitted under Section 8.4 constitutes Indebtedness, such Indebtedness;

(l)                                     Indebtedness of Foreign Subsidiaries of the Parent Borrower, provided that, at any time that any such Indebtedness is created, incurred or assumed, the aggregate principal amount of Indebtedness then outstanding under this clause (l) shall not exceed 2.0% of Consolidated Tangible Assets;

(m)                               Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(n)                                 Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Sale and Leaseback Transactions permitted under Section 8.6;

(o)                                 Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(p)                                 Indebtedness of any Foreign Subsidiary of the Parent Borrower fully supported on the date of the incurrence thereof by a Foreign Backstop Letter of Credit;

(q)                                 Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within five Business Days of its incurrence or (B) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person;

(r)                                    Indebtedness in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.9(l);

(s)                                  other Indebtedness; provided that, at any time that such Indebtedness is created, incurred or assumed the aggregate principal amount of Indebtedness then outstanding under this clause (s) shall not exceed 3.25% of Consolidated Tangible Assets;

(t)                                    Any Refinancing Indebtedness in respect of any of the Indebtedness described in clause (h) hereof; provided that,  any Liens securing such Indebtedness are limited to all or part of the same property (including, if required by the documentation evidencing such Indebtedness being refinanced, after-acquired property, plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under written arrangements governing such Liens or Indebtedness could have secured) the Indebtedness being refinanced;

(u)                                 cash management obligations; and other Indebtedness in respect of netting services, overdraft protections and other arrangements in each case arising under standard business terms of any bank at which the Parent Borrower or Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, and Indebtedness or other obligations under any Bank Products Agreement;

(v)                                 Indebtedness of any Foreign Subsidiary of the Parent Borrower (other than any Loan Party), provided that, at any time that such Indebtedness is created, incurred or assumed, the aggregate principal amount of Indebtedness then outstanding under this clause (v) shall not exceed an amount equal to (A) the greater of (x) $2,900,000,000 and (y) an amount equal to the Foreign Borrowing Base less the aggregate principal amount of Indebtedness incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (e)(i) of this Section 8.2 plus (B) in the case of any refinancing, in whole or in part, of any Indebtedness incurred under this clause (v), the aggregate amount of fees, underwriting discounts, original issue discount, premiums and other costs and expenses incurred in connection with such refinancing (such Indebtedness, “Foreign Fleet Financing”);

(w)                               other Indebtedness, provided that an amount equal to the Net Proceeds in respect of such Indebtedness shall be applied within 270 days of the incurrence thereof, at the Parent Borrower’s option to (x) consummate any transaction permitted by Sections 8.9(g), 8.9(o), 8.9(p), 8.9(r) and 8.10 and/or (y) pay, prepay, repurchase, redeem or otherwise Discharge any other Indebtedness of the Parent Borrower or any of its Subsidiaries incurred pursuant to any other clause of this Section 8.2 (including without limitation any Senior Notes, the Loans or Senior Term Loans), including any interest and premium (including any prepayment penalties) thereon plus other amounts paid and fees and expenses incurred in connection with such payment, prepayment, repurchase, redemption or other Discharge, provided further that in the case of this clause (y) such refinancing Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced, or, if the Average Life of such refinancing Indebtedness is less than the Average Life of the Indebtedness being refinanced, then such refinancing Indebtedness shall (i) have a maturity date that is no earlier than the date that is 91 days after the Termination Date (such date, the “Earliest Refinancing Maturity Date”) and (ii) not provide for scheduled principal repayments of such Indebtedness in an aggregate amount greater than the aggregate amount of scheduled principal repayments of the Indebtedness being so refinanced, in each case during the period commencing on the date of incurrence of such refinancing Indebtedness and ending on the day immediately preceding the Earliest Refinancing Maturity Date; and

(x)                                   other Indebtedness, provided that at the time such Indebtedness is created, incurred or assumed, the Parent Borrower is in Pro Forma Compliance; and any Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with this Section 8.2 and Section 8.3, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, original issue discount, premiums and other costs and expenses incurred in connection with such refinancing.

In addition, for purposes of determining compliance with this Section 8.2, in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (w) above, the Parent Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.3                                 Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):

(a)                                  Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 Liens with respect to outstanding motor vehicle fines, and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)                                  Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(d)                                 pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e)                                  Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f)                                    Liens to secure the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other suretyship arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(g)                                 zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole;

(h)                                 Liens securing or consisting of (i) Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(g) incurred to finance or refinance the acquisition, leasing, construction or improvement of assets or property (or Guarantee Obligations in respect thereof), provided that, any such Liens are limited to all or part of the property (including, if required by the documentation evidencing such Indebtedness, after-acquired property, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, and other property that under written arrangements governing such Liens or Indebtedness could have been subject to such Lien) being financed or refinanced by such, (ii) Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(h) or Section 8.4 assumed in connection with any transaction permitted by Section 8.9(g), 8.9(o), 8.9(p), 8.9(r) or Section 8.10 (or Guarantee Obligations in respect thereof), provided that, in the case of this clause (ii), such Liens shall not be created in contemplation of such acquisition and shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, or (iii) in each case under this clause (h) any Refinancing Indebtedness in respect of any such Indebtedness (and any Guarantee Obligation in respect of any such Refinancing Indebtedness);

(i)                                     Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Restricted Subsidiary other than the assets or property being acquired;

(j)                                     Liens (i) in existence on the Closing Date and listed in Schedule 8.3(j) and other Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(j) (or Guarantee Obligations of such Indebtedness permitted by Section 8.4), provided that no such Lien securing Indebtedness incurred pursuant to Section 8.2(j) is spread to cover any additional property after the Closing Date (other than, if required by the documentation evidencing such Indebtedness, after-acquired property, plus improvements, accessions, proceeds or dividends or distributions in respect thereof and other property that, under written arrangements governing such Liens or Indebtedness could have secured such Indebtedness) and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 8.2(j), (ii) not otherwise permitted hereunder, provided that, at the time any obligation secured by any Lien permitted pursuant to this Section 8.3(j)(ii) is created, incurred or assumed, all obligations secured by all such Liens so permitted and then outstanding do not exceed 1.0% of Consolidated Tangible Assets, (iii) contemplated by Section 8.2(t) or (iv) securing Indebtedness or other obligations (including Guarantee Obligations in respect thereof permitted by Section 8.4) in respect of letters of credit, bankers’ acceptances or similar instruments or obligations permitted under Section 8.2(m) or guarantees thereof permitted under 8.4(c);

(k)                                  Liens securing Guarantee Obligations permitted under Section 8.4(f) not exceeding (as to the Parent Borrower and all of its Restricted Subsidiaries) $15,000,000 in aggregate principal amount at any time outstanding;

(l)                                     Liens (i) created pursuant to the Security Documents or (ii) securing or consisting of Indebtedness permitted under Section 8.2(a) (or Guarantee Obligations of such Indebtedness permitted by Section 8.4) other than pursuant to the Security Documents; provided that in the case of this clause (ii), if such Liens apply to the Collateral, such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent;

(m)                               any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent Borrower or any of its Restricted Subsidiaries to comply with Section 7.9(b) or (c);

(n)                                 Liens on property subject to Sale and Leaseback Transactions permitted under Section 8.6 and general intangibles related thereto;

(o)                                 Liens on property of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Subsidiary permitted by Section 8.2(l);

(p)                                 Liens on intellectual property; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property;

(q)                                 Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

(r)                                    Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 8.2, Guarantee Obligations of the applicable Subsidiary permitted under Section 8.4 or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;

(s)                                  Liens securing or consisting of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(d) and any refinancings thereof, in whole or in part, otherwise permitted under this Agreement (or Guarantee Obligations in respect of any such Indebtedness permitted by Section 8.4), and Liens created pursuant to the Term Documents (as defined in the Intercreditor Agreement); provided that (i) such Liens do not apply to any asset other than Collateral and (ii) all such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent;

(t)                                    (i) Liens securing Indebtedness permitted by Section 8.2(e) (or Guarantee Obligations in respect of such Indebtedness permitted by Section 8.4), to the extent secured by Vehicles and/or Equipment and/or related rights and/or assets, and/or by Term Priority Collateral, (ii) Liens securing Indebtedness permitted by Section 8.2(v), to the extent such Liens are limited to property or assets of one or more Foreign Subsidiaries (other than any Loan Parties), (iii) Liens securing Guarantee Obligations in respect of Indebtedness permitted by Section 8.2(v) of (A) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (B) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil, provided that such Liens are limited to Collateral securing Indebtedness permitted by Section 8.2(d) and (iv) Liens in favor of any Special Purpose Entity in connection with any Financing Disposition;

(u)                                 Liens in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

(v)                                 Liens (i) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) that are contractual rights of set-off, (iii) relating to purchase orders and other agreements entered into with customers or suppliers of the Parent Borrower or any Subsidiary in the ordinary course of business, (iv) in favor of financial institutions encumbering deposits or other amounts (including the right of set-off) which are within the general parameters customary in the banking industry or (v) in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(w)                               Liens in respect of or in connection with any Bank Products Agreements, Interest Rate Protection Agreements and Permitted Hedging Arrangements entered into by the Parent Borrower or any of its Restricted Subsidiaries; provided, that, to the extent that the Parent Borrower determines to so secure any of such Bank Products Agreements, Interest Rate Protection Agreements and Permitted Hedging Arrangements with a Lien on any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility, either (1) (i) the Parent Borrower shall deliver a notice of such determination to the Co-Collateral Agent and the Administrative Agent and (ii) the other party to such Bank Products Agreement, Interest Rate Protection Agreement or Permitted Hedging Arrangement, or an agent, trustee or other representative therefor, shall enter into a joinder to the Intercreditor Agreement as contemplated thereby, or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent and the Co-Collateral Agent, or (2) the Parent Borrower shall designate the other party to such Bank Products Agreement, Interest Rate Protection Agreement or Permitted Hedging Arrangement as a “Bank Products Affiliate” or a “Hedging Affiliate” as provided in the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as the case may be; and

(x)                                   Liens securing Indebtedness permitted by Section 8.2(x) (and Guarantee Obligations in respect of such Indebtedness permitted by Section 8.4); provided, that, to the extent that the Parent Borrower determines to so secure any of such Indebtedness with a Lien on any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility, either (1) (i) the Parent Borrower shall deliver a notice of such determination to the Co-Collateral Agent and the Administrative Agent, and (ii) the holder or holders of such Indebtedness, or an agent, trustee or other representative therefor, shall enter into a joinder to the Intercreditor Agreement as contemplated thereby, or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent and the Co-Collateral Agent, or (2) such Indebtedness shall be incurred pursuant to this Agreement; and

(y)                                 any other Lien on property or assets of Parent Borrower or any of its Subsidiaries (other than ABL Priority Collateral (as defined in the Intercreditor Agreement)) permitted under the Senior Term Facility or any Additional Term Credit Facility (as defined in the Intercreditor Agreement).

It is understood that a Lien securing Indebtedness may secure Debt Obligations with respect to such Indebtedness.

8.4                                 Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)                                  Guarantee Obligations in existence on the Closing Date and listed in Schedule 8.4(a) and any refinancings thereof, in whole or in part;

(b)                                 Guarantee Obligations in connection with up to an aggregate principal amount of $20,000,000 of Indebtedness outstanding at any time incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them or Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, Holdings or applies such proceeds to pay Parent Entity Expenses) or Holdings, and any refinancings thereof, in whole or in part; provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and advances permitted by Section 8.9(n);

(c)                                  Guarantee Obligations for performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(d)                                 Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by Section 8.11(d) or similar agreements by the Parent Borrower;

(e)                                  Reimbursement Obligations in respect of the Letters of Credit or reimbursement obligations in respect of any other letters of credit permitted under Section 8.2;

(f)                                    Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Parent Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate principal amount (as to Holdings and all of its Restricted Subsidiaries), together with the aggregate principal amount of all Investments permitted under Section 8.9(e)(iv), of up to $15,000,000 outstanding at any time;

(g)                                 obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(h)                                 obligations of the Parent Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)                                     Guarantee Obligations incurred in connection with acquisitions permitted under Section 8.10 or Investments permitted by Section 8.9;

(j)                                     guarantees made by the Parent Borrower or any of its Restricted Subsidiaries of obligations of the Parent Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to Sections 8.2(b) and (c)) which obligations are otherwise permitted under this Agreement;

(k)                                  Guarantee Obligations in connection with sales or other dispositions permitted under Section 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(l)                                     Guarantee Obligations incurred pursuant to the U.S. Guarantee and Collateral Agreement or any Canadian Security Document or otherwise in respect of Indebtedness permitted by Section 8.2(a);

(m)                               Guarantee Obligations (i) in respect of Indebtedness permitted pursuant to Sections 8.2(b), (c), (d), (e) and (v), provided that Guarantee Obligations in respect of Indebtedness permitted pursuant to Section 8.2(b) or (c) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or Borrowers; or (ii) otherwise arising pursuant to the Term Documents (as defined in the Intercreditor Agreement) or any Additional Documents (as defined in the Intercreditor Agreement);

(n)                                 (w) accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Subsidiaries in the ordinary course of business, (x) Guarantee Obligations in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Parent Borrower or any Subsidiary, (y) Guarantee Obligations required (in the good faith determination of the Parent Borrower) in connection with Vehicle Rental Concession Rights and (z) Guarantee Obligations in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligations;

(o)                                 Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement that as to all of such Persons do not at any time exceed $100,000,000 in aggregate outstanding principal amount; provided that (i) such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Specified Default shall have occurred and be continuing and no Event of Default known to the Parent Borrower shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments outstanding under Section 8.9(k); and

(p)                                 Guarantee Obligations in respect of the deferred purchase price of Vehicles and all other obligations arising under certain vehicle supply agreements entered into by any Foreign Subsidiary; provided that the aggregate principal amount of such Guarantee Obligations at any time outstanding, when combined with the aggregate principal amount of Indebtedness then outstanding constituting Foreign Fleet Financing, shall not exceed the maximum amount of Foreign Fleet Financing permitted under Section 8.2(v).

For purposes of determining compliance with this Section 8.4, in the event that any Guarantee Obligation meets the criteria of more than one of the types of Guarantee Obligations described in clauses (a) through (p) above, the Parent Borrower, in its sole discretion, shall classify such Guarantee Obligation and may include the amount and type of such Guarantee Obligation in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.5                                 Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)                                  (x) any Borrower may be merged, consolidated or amalgamated with or into another Person if a Borrower is the surviving Person or the Person formed by or surviving such merger, consolidation or amalgamation (i)(A) in the case of the Parent Borrower or any Borrower that is a Domestic Subsidiary, is organized or existing under the laws of the United States, or any state, district or territory thereof or (B) in the case of any Canadian Borrower, is organized or existing under the laws of Canada in any province or territory thereof, and (ii) expressly assumes all obligations of such Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent Borrower and (y) any Restricted Subsidiary of the Parent Borrower other than any Borrower may be merged, consolidated or amalgamated with or into another Person if the surviving Person is the Parent Borrower or any Restricted Subsidiary of the Parent Borrower; provided that in any case where the Subsidiary that is the non-surviving entity is a North American Subsidiary and such Subsidiary’s assets include real property owned by such North American Subsidiary or Voting Stock of any other North American Subsidiary, or if such merger or consolidation constitutes (alone or together with any related merger or consolidation by any North American Subsidiary) a transfer of all or substantially all of the assets of the Domestic Subsidiaries or Canadian Subsidiaries that are Loan Parties, (1) the continuing or surviving entity shall be a Loan Party, or (2) such merger, consolidation or amalgamation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party, the Net Available Cash of all such assets transferred by a North American Subsidiary pursuant to this clause (3) do not exceed $20,000,000 in any fiscal year, or (4) at the time of such merger, consolidation or amalgamation, the Payment Conditions are satisfied and (z) any Subsidiary of the Parent Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower if the surviving Person is the Parent Borrower;

(b)                                 any Restricted Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that if any Borrower so disposes of all or substantially all of its assets (i) in the case of HERC, such sale, lease, transfer or other disposition of all or substantially all of its assets may be made only to the Parent Borrower and (ii) in all other cases, either (A) such Borrower shall, simultaneously with such disposition, (1) repay in full all outstanding Loans made (x) to it and (y) against assets contributed by it to the Borrowing Base, to any other Borrower and (2) terminate its right to borrow hereunder or (B) the transferee of such assets shall be a Borrower; provided, further, that (x) if the Subsidiary that disposes of any or all of its assets is a North American Subsidiary and such disposition includes real property owned by such North American Subsidiary or Voting Stock of any other North American Subsidiary, or constitutes (alone or together with any related disposition of assets by any North American Subsidiary) all or substantially all of the assets of the Domestic Subsidiaries or Canadian Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party, the Net Available Cash of all such assets transferred by a North American Subsidiary pursuant to this clause (3) do not exceed $20,000,000 in any fiscal year, or (4) at the time of such disposition, the Payment Conditions are satisfied; and

(c)                                  pursuant to any Asset Disposition made in accordance with Section 8.6 (or any disposition not constituting an Asset Disposition).

8.6                                 Limitation on Sale of Assets.

(a)                                  Make any Asset Disposition unless:

(i)                                     the Parent Borrower or its Restricted Subsidiaries receive consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25,000,000) in good faith by the Board of Directors of the Parent Borrower, which determination shall be conclusive (including as to the value of all non-cash consideration),

(ii)                                  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25,000,000 or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Parent Borrower or such Restricted Subsidiary is in the form of cash,

(iii)                               to the extent required by Section 8.6(b), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent Borrower (or any Restricted Subsidiary), as the case may be) as provided in such Section, and

(iv)                              in the case of any Asset Disposition of ABL Priority Collateral having a fair market value exceeding $75,000,000, the Administrative Agent and the Co-Collateral Agent shall have received an updated Borrowing Base Certificate giving effect to such Asset Disposition on a pro forma basis.

(b)                                 In the event that on or after the Closing Date, (x) the Parent Borrower or any Restricted Subsidiary shall make an Asset Disposition or (y) a Recovery Event shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by Parent Borrower (or any Restricted Subsidiary, as the case may be) as follows:

first, (x) to the extent Parent Borrower or such Restricted Subsidiary elects, to reinvest or commit to reinvest in the business of Parent Borrower and its Subsidiaries (including any investment in Additional Assets by Parent Borrower or any Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or, if such reinvestment is in a project authorized by the Board of Directors of the Parent Borrower that will take longer than such 365 days to complete, the period of time necessary to complete such project) or (y) in the case of any Asset Disposition by any Subsidiary of the Parent that is not a Subsidiary Guarantor, to the extent that the Parent Borrower or any Restricted Subsidiary elects, or is required by the terms of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Parent Borrower or any Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash;

second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i) above, and if Available Loan Commitments are less than $250,000,000, to prepay the Loans and cash collateralize the Bankers’ Acceptances and the L/C Obligations up to an amount necessary in order for Available Loan Commitments to be $250,000,000 or more and (to the extent the Parent Borrower or any Restricted Subsidiary elects or is required by the terms thereof) to prepay, repay or purchase any other Indebtedness incurred pursuant to Section 8.2(a) or Additional Indebtedness on a pro rata basis with the Loans, in accordance with Section 4.4(b) (and subject to Section 4.4(e)) or the agreements or instruments governing such other Indebtedness or Additional Indebtedness; and

third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above, to fund any general corporate purposes (including but not limited to the repayment, redemption or other acquisition or retirement of Senior Term Loans or Senior Notes) (to the extent permitted pursuant to Section 8.14 and consistent with any other applicable provision of this Agreement).

(c)                                  Notwithstanding the foregoing provisions of this Section 8.6, the Parent Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 8.6 except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events or equivalent amount that is not applied in accordance with this Section 8.6 exceeds $50,000 000, in which case the Parent Borrower and its Subsidiaries shall apply all such Net Available Cash from such Asset Dispositions and Recovery Events or equivalent amount in accordance with Section 8.6(b) above.

For the purposes of Section 8.6(a)(i) above, the following are deemed to be cash:  (1) Cash Equivalents and Temporary Cash Investments, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) securities received by the Parent Borrower or any of its Subsidiaries from the transferee that are converted by the Parent Borrower or such Subsidiary into cash within 180 days, (4) consideration consisting of Indebtedness of the Parent Borrower or any of its Restricted Subsidiary, (5) Additional Assets and (6) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed when received an aggregate amount equal to 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

8.7                                 Limitation on Dividends.  Declare or pay any dividend (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower (any of the foregoing, a “Restricted Payment”), except that:

(a)                                  the Parent Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity or Holdings to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or Subsidiaries of Holdings, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in Holdings or another Parent Entity and such other related assets; and provided, further, that if Holdings shall own any material assets other than Capital Stock of the Parent Borrower or other assets relating to the ownership interest of Holdings in the Parent Borrower or Subsidiaries of the Parent Borrower, such cash dividends with respect to Holdings shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holdings relating to or allocable to its ownership interest in the Parent Borrower and such other related assets;

(b)                                 the Parent Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity or Holdings in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, Holdings and such other assets; and provided, further, that in the case of sub-clause (i) above, if Holdings shall own any material assets other than the Capital Stock of the Parent Borrower or other assets relating to the ownership interest of Holdings in the Parent Borrower or its Subsidiaries, with respect to Holdings such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holdings relating or allocable to its ownership interest in the Parent Borrower and such other assets;

(c)                                  the Parent Borrower may pay, without duplication, cash dividends (A) pursuant to the Tax Sharing Agreement and (B) to pay or permit Holdings or any Parent Entity to pay any Related Taxes;

(d)                                 the Parent Borrower may pay cash dividends in an amount sufficient to allow Holdings or any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates) (including any repurchase or acquisition by reason of the Parent Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligations), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $20,000,000; provided that such amount shall be increased by (i) an amount equal to $5,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds to Holdings (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by Holdings or any Restricted Subsidiary to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of Holdings’ or any Parent Entity’s Capital Stock;

(e)                                  the Parent Borrower may pay cash dividends in an amount sufficient to allow Holdings and any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow Holdings to perform its obligations under or in connection with the Loan Documents to which it is a party;

(f)                                    in addition to the foregoing dividends, the Parent Borrower may make additional Restricted Payments; provided that, at the time such Restricted Payment is made either (x) the Payment Conditions are satisfied or (y) to the extent the Payment Conditions are not satisfied, (i) the Available Amount Payment Conditions are satisfied and (ii) such Restricted Payments made pursuant to this clause (f)(y) are in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of the payment or making of such dividend, payment or distribution;

(g)                                 the Parent Borrower may pay cash dividends; provided that the aggregate amount of such dividends pursuant to this clause (g), when aggregated with (i)  all cash consideration paid in respect of Investments outstanding pursuant to Section 8.9(g)(ii)(C) and acquisitions pursuant to Section 8.10(b)(iii), (ii) all Investments outstanding pursuant to Section 8.9(p) and (iii) all optional prepayments made pursuant to 8.14(a)(i), do not exceed $200,000,000 in the aggregate.

8.8                                 [Reserved]

8.9                                 Limitation on Investments, Loans and Advances.  Make any Investment in any Person, except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 Investments in cash, Cash Equivalents and Temporary Cash Investments;

(c)                                  Investments existing on the Closing Date and described in Schedule 8.9(c);

(d)                                 Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by Section 8.6;

(e)                                  loans and advances to officers, directors or employees of Holdings or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date and described in Schedule 8.9(c), (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate principal amount (as to Holdings and all of its Subsidiaries), together with the aggregate principal amount of all Guarantee Obligations permitted pursuant to Section 8.4(f)(iii), of up to $15,000,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 8.11;

(f)                                    (i) Investments by the Parent Borrower or any Subsidiary in the Parent Borrower or any other Subsidiary and (ii) Investments in Holdings in amounts and for purposes for which dividends are permitted under Section 8.7;

(g)                                 (i) acquisitions expressly permitted by Section 8.10 and (ii) Investments in less than all business or assets of, or stock or other evidences of beneficial ownership of, any Person made for aggregate consideration (including cash and indebtedness incurred or assumed in connection with such Investment) that consists solely of any combination of (A)  Capital Stock of any Parent Entity or Holdings and/or (B) cash in an amount equal to the Net Proceeds of the sale or issuance of Capital Stock of any Parent Entity or Holdings which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution); and/or (C) additional cash and other property (excluding cash and other property covered in clauses (A) and (B) of this Section 8.9(g)(ii)) and Indebtedness (whether incurred or assumed); provided that the aggregate amount of such cash consideration (net of any increase in the Available Loan Commitments attributable to the purchase of revenue earning equipment in connection with such Investment) paid pursuant to this clause (C), when aggregated with (1) all cash dividends paid pursuant to Section 8.7(g), (2) all Investments outstanding pursuant to Section 8.9(p), (3) all cash consideration paid in respect of acquisitions pursuant to Section 8.10(b)(iii) and (4) all optional prepayments made pursuant to 8.14(a)(i), do not exceed $200,000,000 in the aggregate);

(h)                                 Investments of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)                                     Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in Section 8.3(c), (d) or (f);

(j)                                     Investments representing non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with any disposition or Asset Disposition permitted by Section 8.6 (or in any disposition not constituting an Asset Disposition), provided that any such non-cash consideration received by the Parent Borrower or any other Loan Party (other than any such consideration securing Indebtedness as permitted by Section 8.3(t)(i) or consisting of Excluded Assets) is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents to the extent provided therein;

(k)                                  Investments by the Parent Borrower or any Restricted Subsidiary in a Person in connection with a joint venture or similar arrangement; provided that (i) the aggregate amount of such Investments outstanding pursuant to this clause (k) does not at any time exceed $100,000,000 in aggregate outstanding principal amount; provided that (i) such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Specified Default shall have occurred and be continuing and no Event of Default known to the Parent Borrower shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Guarantees outstanding under Section 8.4(o);

(l)                                     Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Subsidiaries that were issued in connection with the financing or refinancing of such assets, so long as the Parent Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(m)                               Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any Restricted Subsidiary provided that any such securities or other property received by the Parent Borrower or any other Loan Party (other than any such securities or other property securing Indebtedness as permitted by Section 8.3(t)(i)) is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(n)                                 loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as (i) such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, Holdings or applies such proceeds to pay Parent Entity Expenses and (ii) Holdings applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Parent Entity Expenses) or Holdings of up to $20,000,000 outstanding at any one time; provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by Section 8.4(b);

(o)                                 Investments not otherwise permitted by the other clauses of this Section 8.9; provided that, at the time such Investments are made either (x) the Payment Conditions are satisfied or (y) to the extent the Payment Conditions are not satisfied, (i) the Available Amount Payment Conditions are satisfied and (ii) such Investments made pursuant to this clause (o)(y) are in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of making of such Investment;

(p)                                 other Investments; provided that (i) the aggregate amount of such Investments outstanding pursuant to this clause (p), when aggregated with (A) all cash dividends paid pursuant to Section 8.7(g), (B) all cash consideration paid in respect of Investments outstanding pursuant to clause (g)(ii)(C) of this Section 8.9 and acquisitions pursuant to Section 8.10(b)(iii) and (C) all optional prepayments made pursuant to Section 8.14(a)(i), do not exceed $200,000,000 in the aggregate or (ii) such Investments are made with Capital Stock of any Parent Entity or Holdings and/or cash in an amount equal to the Net Proceeds of the sale or issuance of Capital Stock of any Parent Entity or Holdings which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution);

(q)                                 (x) Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights (including any Investments referred to in the definition of the term “Vehicle Rental Concession Rights”) and (y) and any Investments in Franchisees arising as a result of the Parent Borrower or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

(r)                                    Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to or in favor of any Special Purpose Entity, including (1) Investments of funds in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Parent Borrower, Holdings or any Parent Entity, provided that if Holdings or such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by Holdings or any Parent Entity to the Parent Borrower;

(s)                                  (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, in an aggregate amount outstanding at any time (as to all such Franchise Special Purpose Entities, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Parent Borrower under clause (a) of the definition of “Franchise Vehicle Indebtedness”) not exceeding the Franchise SPE Fleet Amount, (2) Investments in Franchisees attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Equipment and/or related rights and/or assets, as determined in good faith by a Responsible Officer of the Parent Borrower (which determination shall be conclusive), in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Parent Borrower under clause (b) of the definition of “Franchise Vehicle Indebtedness”) not exceeding the Franchise Asset Value Amount, (3) Investments in Franchisees in an aggregate amount outstanding at any time (as to all such Franchisees, and taken together with the then outstanding aggregate principal amount of Indebtedness classified by the Parent Borrower under clause (c) of the definition of “Franchise Vehicle Indebtedness”) not exceeding the Franchisee Revenue Amount, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), (5) Investments in Franchisees arising as the result of Guarantee Obligations in respect of Franchise Vehicle Indebtedness or Franchise Lease Obligations and (6) Investments in Franchisees (x) that have discontinued operations or that have indicated, or that the Parent Borrower shall have reasonably determined, that if an Investment is not made it is reasonably likely to imminently discontinue operations or (y) otherwise for a Cash Purchase Price, when aggregated with the Cash Purchase Price for all other Investments under this clause (r)(6) and acquisitions under Section 8.10(d)(y) in the same fiscal year not in excess of $100,000,000; and

(t)                                    Investments made as part of an Islamic financing arrangement, including Sukuk, if such arrangement, if structured as Indebtedness, would be permitted under Section 8.2, provided that, (i) the amount that would constitute Indebtedness if such arrangement were structured as Indebtedness, as determined in good faith by the Parent Borrower, shall be treated by the Parent Borrower as Indebtedness for purposes of Section 8.2 (including, to the extent applicable, with respect to the calculation of any amounts of Indebtedness outstanding thereunder) and (ii) any such Islamic financing arrangement shall not include any payment obligations of any Loan Party secured by a Lien on the ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility.

provided, that, (A) if either any Investment or series of Investments permitted under this Section 8.9 results in the acquisition by any Loan Party of ABL Priority Collateral or any component of the Canadian Borrowing Base or the U.S. Borrowing Base consisting either of (x) assets of a type substantially different from those in the Canadian Borrowing Base or the U.S. Borrowing Base at such time, or (y) assets of a type substantially similar to those in the Canadian Borrowing Base or the U.S. Borrowing Base at such time, and in the case of this clause (y) with an aggregate net book value in excess of $180,000,000, then (i) the Parent Borrower may deliver an appraisal prepared by a Qualified Appraisal Company with respect to such acquired assets and (ii) until such appraisal is delivered or waived in writing by the Co-Collateral Agent, the assets acquired pursuant to such Investment shall not be included in the Borrowing Base Certificate, the Canadian Borrowing Base or the U.S. Borrowing Base; and (B) for purposes of determining compliance with this Section 8.9, in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (t) above, the Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.10                           Limitations on Certain Acquisitions.  Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to make any such acquisition so long as:

(a)                                  such acquisition is expressly permitted by Section 8.5;

(b)                                 the aggregate consideration paid by the Parent Borrower and its Restricted Subsidiaries for such acquisition (including cash and Indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:

(i)                                     Capital Stock of any Parent Entity or Holdings; and/or

(ii)                                  cash in an amount equal to the Net Proceeds of the sale or issuance of Capital Stock of any Parent Entity or Holdings which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution); and/or

(iii)                               additional cash and other property (excluding cash and other property covered in clauses (i) and (ii) of this Section 8.10(b)) and Indebtedness (whether incurred or assumed); provided that the aggregate amount of such cash consideration (net of any increase in the Available Loan Commitments attributable to the purchase of revenue earning equipment in connection with such acquisition) paid pursuant to this clause (b)(iii), when aggregated with (A) all cash dividends paid pursuant to Section 8.7(g), (B)  all cash consideration paid for Investments outstanding pursuant to Section 8.9(g)(ii)(C) and all Investments outstanding pursuant to Sections 8.9(p) and (C) all optional prepayments made pursuant to 8.14(a)(i), do not exceed $200,000,000 in the aggregate; or

(c)                                  either (x) the Payment Conditions are satisfied or (y) to the extent the Payment Conditions are not satisfied, (i) the Available Amount Payment Conditions are satisfied and (ii) the cash consideration for such acquisition paid pursuant to this clause (c)(y) is in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of the payment or making of such acquisition; or

(d)                                 such acquisition is an acquisition of businesses of Franchisees (x) that have discontinued operations or that have indicated, or that the Parent Borrower shall have reasonably determined, that if an acquisition is not made it is reasonably likely to imminently discontinue operations or (y) otherwise for a Cash Purchase Price, when aggregated with the Cash Purchase Price for all other acquisitions under this clause (d)(y) and all Investments under Section 8.9(r)(6) in the same fiscal year not in excess of $100,000,000.

provided, that in the case of each such acquisition pursuant to clauses (a), (b) and (c) after giving effect thereto, no Specified Default shall occur as a result of such acquisition and no Event of Default known to the Parent Borrower shall occur as a result of such acquisition; and provided, further, that to the extent any acquisition permitted under this Section 8.10 results in the acquisition by any Loan Party of ABL Priority Collateral or any component of the Canadian Borrowing Base or the U.S. Borrowing Base consisting either of (x) assets of a type substantially different from those in the Canadian Borrowing Base or the U.S. Borrowing Base at such time, or (y) assets of a type substantially similar to those in the Canadian Borrowing Base or the U.S Borrowing Base at such time, in the case of this clause (y) with an aggregate net book value in excess of $180,000,000, then (i) the Parent Borrower may deliver an appraisal prepared by a Qualified Appraisal Company with respect to such acquired assets and (ii) until such appraisal is delivered or waived in writing by the Co-Collateral Agent, the assets acquired pursuant to such acquisition shall not be included in the Borrowing Base Certificate, the Canadian Borrowing Base or the U.S. Borrowing Base.  With respect to any acquisition that is consummated in a series of transactions, any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Parent Borrower at its option may classify such transactions in whole or in part as an acquisition subject to this Section 8.10 (and for the avoidance of doubt not as Investments subject to Section 8.9), with compliance with this

Section 8.10 determined as of the date of the first such transaction so classified as if all such transactions so classified had been consummated on such date.

8.11                           Limitation on Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this Section 8.11 shall be deemed to prohibit:

(a)                                  the Parent Borrower or any Restricted Subsidiary from entering into or performing any consulting, management or employment agreements or other compensation arrangements with any current or former director, officer, employee or consultants of or to the Parent Borrower or any Subsidiaries or any Parent Entity that (i) is approved by the Board of Directors of the Parent Borrower or any Parent Entity (including the compensation committee thereof), (ii) provides for annual base compensation not in excess of $2,000,000 for such director, officer, employee or consultant or (iii) is entered into in the ordinary course of business;

(b)                                 the Parent Borrower or any Restricted Subsidiaries from entering into or performing an agreement with any of CD&R, Carlyle or ML or any Affiliate of any of CD&R, Carlyle or ML for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 per year plus reasonable out-of-pocket expenses;

(c)                                  the payment of transaction expenses in connection with this Agreement;

(d)                                 the Parent Borrower or any Restricted Subsidiary from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who was, is or becomes a director, officer, agent, employee or consultant of or to the Parent Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in Holdings or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in Holdings or another Parent Entity and such other related assets)

or Holdings or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by any Affiliate of any of CD&R, Carlyle or ML of management consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent, employee or consultant of or to the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, employee, agent or consultant of or to another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries;

(e)                                  the Parent Borrower or any Restricted Subsidiary from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described in Schedule 8.11(e);

(f)                                    any transaction permitted under Section 8.4(b), Section 8.4(d), Section 8.4(f), Section 8.5, Section 8.7, Section 8.9(e), Section 8.9(f) or Section 8.9(n), any transaction with the Parent Borrower or any Subsidiary of the Parent Borrower, any transaction with a Special Purpose Entity, and any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of any Parent Entity, Holdings, the Parent Borrower or such Subsidiary, with an Affiliate of the Parent Borrower controlled by the Parent Borrower that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity;

(g)                                 the Parent Borrower or any Restricted Subsidiary from performing its obligations under the Tax Sharing Agreement;

(h)                                 the Parent Borrower from paying to any of CD&R, Carlyle or ML or any of their respective Affiliates fees of up to $75,000,000 in the aggregate, plus out-of-pocket expenses, in connection with the Transactions; and

(i)                                     the Transactions, and all transactions relating thereto.

For purposes of this Section 8.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of any Parent Entity, Holdings, the Parent Borrower or such Restricted Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of any Parent Entity, Holdings, the Parent Borrower or such Restricted Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

8.12                           [Reserved]

8.13                           Limitation on Dispositions of Collateral.  Make any disposition of any of the Collateral, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for any Asset Disposition made or to be made in accordance with Section 8.6, and any disposition not constituting an Asset Disposition, and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

8.14                           Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.

(a)                                  Make any optional payment or prepayment on or optional repurchase or redemption of any of the Senior Term Loans or the Senior Notes (together, “Restricted Indebtedness”) (in each case, other than as provided in the respective definition thereof) or any other Indebtedness incurred pursuant to Sections 8.2(b), 8.2(d), 8.2(h)(x) or 8.2(t) (solely to the extent relating to Section 8.2(h)(x)), including any optional payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof (any such optional payment, prepayment, repurchase redemption, defeasance or acquisition, an “Optional Payment”):

(i)                                     except for Optional Payments pursuant to this clause (i) in an aggregate amount, when aggregated with (i) all cash dividends paid pursuant to Section 8.7(g), (ii) all Investments outstanding pursuant to Section 8.9(p) and (iii) all cash consideration paid in respect of Investments outstanding pursuant to Section 8.9(g)(ii)(C) and acquisitions made pursuant to Section 8.10(b)(iii), not exceeding $200,000,000 in the aggregate, or

(ii)                                  except for Optional Payments made in exchange for, or out of the proceeds of the issuance, sale or other incurrence of, Indebtedness of the Parent Borrower or any of its Subsidiaries permitted under Section 8.2, or Capital Stock of the Parent Borrower (other than Disqualified Capital Stock), or Indebtedness or Capital Stock of any Parent Entity, or

(iii)                               except for Optional Payments (w) in amounts not to exceed in the aggregate the amount of any Indebtedness incurred or assumed in reliance on Section 8.2(x), (x) in an aggregate amount not to exceed $50,000,000 million per year or (y) in an amount not exceeding the amount of Net Available Cash permitted to be so applied pursuant to Section 8.6, or

(iv)                              except for Optional Payments if either (x) the Payment Conditions are satisfied or (y) the Payment Conditions are not satisfied, (i) the Available Amount Payment Conditions are satisfied and (ii) such Optional Payment made pursuant to this clause (a)(iv)(y) is in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of the payment or making of such Optional Payment.

(b)                                 In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any of the Senior Notes or any portion thereof, unless the Borrowers shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the Bankers’ Acceptances and the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the Bankers’ Acceptances and the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the Bankers’ Acceptances and the L/C Obligations in respect of each such Lender which has accepted such offer.  Upon the Borrowers having (i) made all payments of Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender required by the preceding sentence and (ii) terminated the Commitments of any such Lender outstanding hereunder, any Event of Default arising under Section 9(l) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(c)                                  Amend, supplement, waive or otherwise modify any of the provisions of any Indenture or any Senior Notes (excluding pursuant to a refinancing thereof, in whole or in part) which increases the rate or shortens the time of payment of interest or premium payable, whether at maturity, at a date fixed for prepayment or by acceleration or otherwise on the Indebtedness evidenced by the Senior Notes, or in the case of the Senior 2018 Notes, the Senior 2019 Notes or the Senior 2021 Notes shortens the fixed maturity of the applicable Notes to a date prior to the date that is 91 days after the Termination Date;

(d)                                 Amend, supplement, waive or otherwise modify any of the provisions of any Senior Term Loan Document (including pursuant to an extension, renewal, replacement or refinancing thereof) which shortens the average weighted maturity or the fixed maturity; or effect any refinancing, in whole or in part, of Indebtedness under the Senior Term Loan Documents, unless such refinancing Indebtedness is not secured or, if secured, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrowers hereunder and under the other Loan Documents pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent.

(e)                                  (i) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by the Parent Borrower or any Restricted Subsidiary thereunder, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (ii) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

(f)                                    Enter into any Synthetic Purchase Agreement if under such Synthetic Purchase Agreement it may be required to make (i) any payment relating to the Capital Stock of any Parent Entity or Holdings that has the same economic effect on the Parent Borrower and its Subsidiaries as any Investment by the Parent Borrower in Capital Stock of any Parent Entity or Holdings prohibited by Section 8.9 above or (ii) any payment relating to the Senior Term Loans or the Senior Notes that has the same economic effect on the Parent Borrower as any optional payment or prepayment or repurchase or redemption of such Senior Term Loans or the Senior Notes prohibited by Section 8.14(a) above, unless, in each case, such requirement is conditioned upon obtaining any requisite consent of the Lenders hereunder or the Payment Conditions being satisfied.

8.15                           Limitation on Changes in Fiscal Year.  Permit the fiscal year of HERC, Holdings or the Parent Borrower to end on a day other than December 31.

8.16                           Limitation on Restrictive Agreements.  The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into with any Person any agreement that restricts the ability of the Parent Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting ABL Priority Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired, other than:

(a) this Agreement, the other Loan Documents and any related documents, the Senior Term Credit Agreement, the other Senior Term Loan Documents and any related documents, any Additional Credit Facility, any other Additional Documents and any related documents, the Intercreditor Agreement, any ABL Collateral Intercreditor Agreement, any Credit Facility, the Indentures and the Senior Notes, and any agreement in effect or entered into on the Closing Date;

(b) any agreement of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition from or other transaction with such Person, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (b), if a Person other than the Parent Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c) any agreement (a “Refinancing Agreement”) effecting a refinancing of Indebtedness (including any Guarantee Obligation in respect thereto)  Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement referred to in clause (a) or (b) above or this clause (c) (an “Initial Agreement”), or that is, or is contained in, any amendment, supplement or other modification to any Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Parent Borrower);

(d)  any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Section 8.3;

(e) any agreement governing or relating to (x)  Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation or (y) Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity (in which case, any restriction shall only be effective against property, assets and revenues financed or refinanced thereby, subject or relating thereto, or securing such Indebtedness, and/or any property, assets and revenues not constituting Term Priority Collateral, except as may be otherwise permitted under this Section 8.16) in each case under this clause (e) including any Guarantee Obligation in respect thereof;

(f) any agreement relating to any Indebtedness Incurred after the Closing Date as permitted by Section 8.2 (including any Guarantee Obligation in respect thereof), or otherwise entered into after the Closing Date, if the restrictions thereunder taken as a whole are consistent with prevailing market practice for similar Indebtedness or other agreements, or are not materially less favorable to the Lenders than those under the Initial Agreements, or do not materially impair the ability of the Loan Parties to create and maintain the Liens on the ABL Priority Collateral securing the Obligations pursuant to the Security Documents as and to the extent contemplated thereby and by Section 7.9, in each case as determined in good faith by the Parent Borrower;

(h) any agreement governing or relating to Indebtedness (including any Guarantee Obligation in respect thereof) and/or other obligations and liabilities secured by a Lien permitted by Section 8.3 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Section 8.16);

(i)  any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(j) (i) any agreement that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii)  mortgages, pledges or other security agreements to the extent restricting the transfer of the property or assets subject thereto, (iv) any reciprocal easement agreements containing customary provisions restricting dispositions of real property interests, (v) Purchase Money Obligations that impose restrictions with respect to the property or assets so acquired, (vi) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth, (vii) customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary,

(ix) Hedging Obligations or (x) any agreement or restriction in connection with or relating to any Vehicle Rental Concession Right;

(k) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any of its Subsidiaries or any of their businesses; and

(l)  any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (l)).

It is understood that a limitation on the amount of Indebtedness or other obligations or liabilities that may be incurred, outstanding, guaranteed or secured under this Agreement or any other Loan Document (in excess of the amount thereof that may be incurred, outstanding, guaranteed and secured under this Agreement or any other Loan Document as in effect on the Closing Date) does not constitute a limitation that is restricted by this Section 8.16.

8.17                           Limitation on Lines of Business.  Enter into any business, either directly or through any Restricted Subsidiary or joint venture or similar arrangement described in Section 8.9(k), except for those businesses of the same general type as those in which the Parent Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto and any business related thereto.

8.18                           Limitations on Currency, Commodity and Other Hedging Transactions.  Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired other than for purposes of speculation (any such agreement or arrangement permitted by this Section 8.18 a “Permitted Hedging Arrangement”).

SECTION 9.                                EVENTS OF DEFAULT.  If any of the following events shall occur and be continuing:

(a)                                  Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this

Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Any Loan Party shall default in the observance or performance of any agreement contained in Sections 4.16, Section 7.2(f) (after a three Business Day grace period or, if during the continuance of a Specified Default or Liquidity Event, after a one Business Day grace period), Section 7.4 (with respect to maintenance of existence), Section 7.6(a)(ii) (after a two Business Day grace period), Section 7.6(b) (after a two Business Day grace period) or Section 7.7(a) or Section 8 of this Agreement; provided that, in the case of a default in the observance or performance of its obligations under Section 7.7(a) hereof, such default shall have continued unremedied for a period of two days; and provided further that, if (x) any such failure with respect to Sections 4.16, 7.4 or 7.6 is of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such default and (B) the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

(e)                                  Holdings, the Parent Borrower or any Restricted Subsidiary shall (A) (i) default in (x) any payment of principal of or interest on any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans and the Reimbursement Obligations, and excluding any Brazilian Indebtedness) in excess of $100,000,000 or (y) in the payment of any Guarantee Obligation (other than any Guarantee Obligation in respect of Brazilian Indebtedness) in excess of $100,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (including, without limitation, any Material Vehicle Lease Obligation, but excluding the Loans and the Reimbursement Obligations, and excluding any Brazilian Indebtedness) or Guarantee Obligation (other than any Guarantee Obligation in respect of Brazilian Indebtedness) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder)  or (B) default in the observance or performance of any agreement or condition (other than as referred to in clause (A)(i) above) relating to any Material Vehicle Lease Obligation referred to in clause (A)(i) above, and the lessor thereunder or its permitted assignee shall have terminated such Material Vehicle Lease Obligation, and such termination shall have caused an “amortization event” (or similar event however denominated) under the Special Purpose Financing to which such Material Vehicle Lease Obligation relates; or

(f)                                    If (i) any Loan Party or any Material Subsidiaries of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party or a Canadian Subsidiary), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiaries of the Parent Borrower shall take any corporate or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)                                 (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) (A) any failure to satisfy minimum funding standards (as defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, shall exist with respect to any Plan or (B) any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i)  through (vi) of this Section 9.1(g), such event or condition, either individually or together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against the Parent Borrower or any Restricted Subsidiary involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     Any Loan Party shall assert in writing that the Intercreditor Agreement or any Note hereunder shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof); or

(j)                                     (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the ABL Priority Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(k)                                  [reserved];

(l)                                     A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of BA Equivalent Loans and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the BA Equivalent Loans have matured) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Parent Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of Bankers’ Acceptances and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the Bankers’ Acceptances have matured) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the case of all U.S. Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable U.S. Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such U.S. Facility Letters of Credit (and each U.S. Borrower hereby grants to the Administrative Agent, for the benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such U.S. Facility Letters of Credit and all other obligations under the Loan Documents of the US Borrowers).  In the case of all Canadian Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Canadian Borrower shall at such time deposit in a cash collateral account opened by the Canadian Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Canadian Facility Letters of Credit (and the Canadian Borrowers hereby grant to the Canadian Agent, for the benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Canadian Facility Letters of Credit and all other obligations of such Canadian Borrowers under the Loan Documents).  If at any time the Administrative Agent or the Canadian Agent, as applicable, determines that any funds held in any such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent or the Canadian Agent, as applicable, and the applicable Secured Parties, or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding U.S. Facility Letters of Credit or Canadian Facility Letters of Credit, as applicable, the applicable Borrowers, shall, forthwith upon demand by the Administrative Agent or the Canadian Agent, as applicable, pay to the Administrative Agent or the Canadian Agent, as applicable, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent or the Canadian Agent, as applicable, determines to be free and clear of any such right and claim.  Amounts held in any such cash collateral account with respect to U.S. Facility Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such U.S. Facility Letters of Credit, and the unused portion thereof after all such U.S. Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents.  Amounts held in any such cash collateral account with respect to Canadian Facility Letters of Credit shall be applied by the applicable Agent to the payment of drafts drawn under such Canadian Facility Letters of Credit, and the unused portion thereof after all such Canadian Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.                          THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1                           Appointment.

(a)                                  Each Lender hereby irrevocably designates and appoints the Agents as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each agent in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent and the Issuing Lenders, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.  Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent, the Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

(b)                                 For greater certainty, and without limiting the powers of the Agents or any other Person acting as an agent, attorney-in-fact or mandatory for the Agents under this Agreement or under any of the Loan Documents, each Lender (for itself and for all other Secured Parties that are Affiliates of such Lender) and each Agent hereby (a) irrevocably appoints and constitutes (to the extent necessary) and confirms the constitution of (to the extent necessary), the Canadian Collateral Agent as the holder of an irrevocable power of attorney (in such capacity, the “fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of entering and holding on their behalf, and for their benefit, any Liens, including hypothecs (“Hypothecs”), granted or to be granted by any Loan Party on movable or immovable property pursuant to the laws of the Province of Québec to secure obligations of any Loan Party under any bond issued by any Loan Party and exercising such powers and duties which are conferred upon the Canadian Agent in its capacity as fondé de pouvoir under any of the Hypothecs; and (b) appoints (and confirms the appointment of) and agrees that the Canadian Collateral Agent, acting as agent for the applicable Secured Parties, may act as the custodian, registered holder and mandatory (in such capacity, the “Custodian”) with respect to any bond that may be issued and pledged from time to time for the benefit of the applicable Secured Parties.  Each applicable Secured Party shall be entitled to the benefits of any charged property covered by any of the Hypothecs and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms thereof.

(c)                                  The said constitution of the Canadian Collateral Agent as fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Québec) and of the Canadian Agent as Custodian with respect to any bond that may be issued and pledged by any Loan Party from time to time for the benefit of the applicable Secured Parties shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Acceptance.

(d)                                 Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec), the Administrative Agent, the Collateral Agent, the Canadian Agent, and the Canadian Collateral Agent may purchase, acquire and be the holder of any bond issued by any Loan Party.  Each of the Loan Parties hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

(e)                                  The Canadian Collateral Agent herein appointed as fondé de pouvoir and Custodian shall have the same rights, powers and immunities as the Agents as stipulated in this Section 10 of this Agreement, which shall apply mutatis mutandis.  Without limitation, the provisions of Section 10.10 shall apply mutatis mutandis to the resignation and appointment of a successor to the Canadian Collateral Agent acting as fondé de pouvoir and Custodian.

10.2                           Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Canadian Agent in the case of the Administrative Agent and the Administrative Agent in the case of the Canadian Agent, the Canadian Collateral Agent in the case of the Collateral Agent, the Collateral Agent in the case of the Canadian Collateral Agent, the Collateral Agent in

the case of the Administrative Agent and the Canadian Collateral Agent in the case of the Canadian Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3                           Exculpatory Provisions.  None of the Agents or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by Holdings, any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of Holdings, any Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default.  Neither the Agents nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holdings, any Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Canadian Agent hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holdings, any Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4                           Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Borrower or Holdings), independent accountants and other experts selected by each Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 11.6 and all actions required by such Section in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.  Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5                           Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, HERC, the Parent Borrower or Holdings referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Agents shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6                           Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender.  Each Lender represents to the

Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of Section 11.6 applicable to the Lenders hereunder.

10.7                           Indemnification.

(a)                                  The Lenders agree to indemnify each Agent (or any Affiliate thereof), each Issuing Bank and the Swingline Lender (to the extent not reimbursed by the Parent Borrower or any other Loan Party and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The obligations to indemnify each Issuing Lender and Swing Line Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Commitments (or, if the Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit and shall be payable only by the Revolving Credit Lenders).  The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b)                                 Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)                                  The agreements in this Section 10.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the U.S. Guarantee and Collateral Agreement).

10.8                           Agents and Other Representatives in Their Individual Capacity.  Each Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though such Agent and the Other Representatives were not an Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, each Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

10.9                           Collateral Matters.

(a)                                  Each Lender authorizes and directs the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent to enter into (x) the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of Incremental Indebtedness (each, an “Intercreditor Agreement Supplement”) to permit such Incremental Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment or Extension Amendment as provided in Section 2.10 or 2.11, respectively.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent, the Administrative Agent, the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement (as amended by any Intercreditor Agreement Supplement), and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent and the Canadian Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  Except for any joinders with respect to additional facilities or as otherwise required or contemplated by the terms thereof, the Collateral Agent shall not enter into amendments, amendments and restatements, restatements or waivers of supplements to or other modifications to the Intercreditor Agreement or any intercreditor agreements without the consent of the Co-Collateral Agent, such consent not to be unreasonably withheld or delayed.  The Collateral Agent or the Canadian Collateral Agent, as the case may be, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)                                 The Lenders hereby authorize the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Co-Collateral Agent, as applicable, in each case at its option and in its discretion (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with Section 8.6, (iii) constituting property being sold pursuant to an agreement in effect on the date of this Agreement with respect to real property located in Hapeville, Georgia and Norfolk, Virginia, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 11.1) (v) constituting Term Priority Collateral upon the Discharge of Term Collateral Obligations (as defined in the Intercreditor Agreement) or (vi) as otherwise may be expressly provided in the relevant Security

Documents and (B) to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.3.  Upon request by the Administrative Agent, the Collateral Agent, the Canadian Agent or the Canadian Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.  If the Term Priority Collateral has been released pursuant to Section 10.9(b)(iv) upon or after the Discharge of Term Collateral Obligations, and any Indebtedness is subsequently incurred by the Parent Borrower or any Restricted Subsidiary which Indebtedness is or is to be secured by a material portion of the Term Priority Collateral and a material portion of the ABL Priority Collateral with the same relative priority to the Obligations hereunder as existed prior to such Discharge of Term Collateral Obligations, the Borrowers agree to promptly provide the Collateral Agent, for the benefit of the Secured Parties, with a Lien over such Term Priority Collateral substantially similar to the Lien previously granted under the Security Documents and released pursuant to Section 10.9(b)(iv) and agree to promptly cause the lenders or holders of such Indebtedness (or the relevant agent therefor, as applicable) to enter into the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower, the Administrative Agent and the Co-Collateral Agent.

(c)                                  The Lenders hereby authorize the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 11.22.  Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority under this Section 10.9(c).

(d)                                 No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)                                  Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Section 11.22 with the written consent of the Agent party thereto and the Loan Party thereto.

(f)                                    The Collateral Agent may, and hereby does, appoint the Administrative Agent, the Canadian Agent and the Co-Collateral as its agent for the purposes of holding any Collateral and/or perfecting such Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.  The Canadian Collateral Agent may, and hereby does, appoint the Canadian Agent and the Co-Collateral Agent as its agent for the purposes of holding any Collateral and/or perfecting the Canadian Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(g)                                 The Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent each hereby agree that to the extent such Agent receives any notice from the Loan Parties hereunder, such Agent shall promptly deliver a copy to each other Agent hereunder in accordance with Section 11.2 hereunder, and the Borrowers hereby authorize such delivery.

10.10                     Successor Agent.  Subject to the appointment of a successor as set forth herein, the Administrative Agent or the Canadian Agent may resign upon 10 days’ notice to the Lenders and the Parent Borrower, and if the Administrative Agent or the Canadian Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon 10 days’ notice to the Administrative Agent or Canadian Agent, as applicable, remove such Agent.  If the Administrative Agent or the Canadian Agent shall resign or be removed as Administrative Agent or Canadian Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders (in the case of the Administrative Agent) or the majority of the remaining Canadian Lenders (in the case of the Canadian Agent) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Canadian Agent, as applicable, and the term “Administrative Agent” or “Canadian Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Canadian Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit.  The Co-Collateral Agent may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and the Parent Borrower.  If the Co-Collateral Agent or a Subsidiary or a Affiliate thereof (x) has admitted in writing that it is insolvent or becomes subject to a Lender-Related Distress Event, or (y) is a Defaulting Lender and all of the Co-Collateral Agent’s, its Subsidiaries’ and its

Affiliates’ Loans and Commitments shall have been assigned to another Lender, or such Loans shall have been repaid by the applicable Borrower and such Commitments shall have been terminated, in either case as contemplated by Section 4.8(c)(i), then either the Required Lenders or the Parent Borrower may, upon 10 days’ notice to the Co-Collateral Agent, remove the Co-Collateral Agent.  Each of the Collateral Agent, the Canadian Collateral Agent, the Syndication Agent and any Co-Documentation Agent may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and the Parent Borrower, or if any such Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice to such Agent, remove such Agent.  If the Collateral Agent, Canadian Collateral Agent, Co-Collateral Agent, Syndication Agent or either Documentation Agent shall resign or be removed as Collateral Agent, Canadian Collateral Agent, Co-Collateral Agent, Syndication Agent or Co-Documentation Agent hereunder, as applicable, the duties, rights, obligations and responsibilities of such Agent hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent (or, in the case of the resignation or removal of the Canadian Collateral Agent, the Canadian Agent), without any further act by any Agent or any Lender.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after such retiring Agent’s resignation or removal as such Agent, the provisions of this Section 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Section 10.10, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal and (y) shall not be required to act as Swing Line Lender with respect to Swing Line Loans to be made after the date of such resignation or removal (and all outstanding Swing Line Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swing Line Lender with respect to all Letters of Credit issued by it, and all Swing Line Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder.

10.11                     Other Representatives.  None of the Syndication Agent, the Documentation Agent nor any of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12                     Swing Line Lender.  The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.13                     Withholding Tax.  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

10.14                     Application of Proceeds.

(a)                                  The Lenders, the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and each Issuing Lender agree, as among such parties, as follows:  Subject to the terms of the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, any Lender or any Issuing Lender on account of the Collateral under the U.S. Security Documents, on account of the U.S. Borrowers’ Obligations or in the Administrative Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and subject to any applications of any such amounts otherwise required pursuant to Section 4.4(b), or otherwise required by the Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of all outstanding expenses actually due and payable to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent and, to the extent allocable to Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding U.S. Facility Revolving Credit Loans advanced by the Administrative Agent and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers by the Canadian Agent on behalf of the applicable Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each U.S. Facility Issuing Lender under any of the

Loan Documents and to repay all outstanding U.S. Borrower Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and the Canadian Agent, the U.S. Issuing Lenders and the Revolving Credit Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) (A) the outstanding principal of U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers (whether or not then due and payable) and (B) any outstanding obligations payable under Designated Hedging Agreements secured under the U.S. Security Documents, (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under this Agreement and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) (x) all other outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under any of the Loan Documents and (y) all outstanding obligations payable under any Bank Products Agreements secured under the U.S. Security Documents.

(b)                                 The Lenders, the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent and each Issuing Lender agree, as among such parties, as follows:  subject to the terms of the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent, any Lender or any Issuing Lender on account of the Collateral under the Canadian Security Documents, on account of the Canadian Borrowers’ Obligations or in the Canadian Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Canadian Agent has actual knowledge of the amounts owing or outstanding as described below and subject to any applications of any such amounts otherwise required pursuant to Section 4.4(b), or (z) otherwise required by the Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of all outstanding expenses actually due and payable by the Canadian Borrowers to the Canadian Agent, the Co-Collateral Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers by the Canadian Agent on behalf of the Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable by the

Canadian Borrower to each Canadian Issuing Lender under any of the Loan Documents and to repay all outstanding Canadian Borrower Unpaid Drawings and interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Facility Revolving Credit Loans made to the Canadian Borrowers and all accrued and unpaid Fees actually due and payable by the Canadian Borrowers to the Canadian Agent, the Co-Collateral Agent, the Canadian Issuing Lenders and the Canadian Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) (A) the outstanding principal of Canadian Facility Revolving Credit Loans made to the Canadian Borrowers (whether or not then due and payable) and (B) any outstanding obligations payable under Designated Hedging Agreements secured under the Canadian Security Documents, (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Co-Collateral Agent the Canadian Collateral Agent and the Canadian Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) (x) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Co-Collateral Agent, the Canadian Collateral Agent and the Canadian Lenders under any of the other Loan Documents and (y) all outstanding obligations payable under any Bank Products Agreements secured under the Canadian Security Documents.

SECTION 11.                          MISCELLANEOUS.

11.1                           Amendments and Waivers.

(a)                                  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent (and the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent, or the Co-Collateral Agent as applicable) may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent (or the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent or the Co-Collateral Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan

Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                                     reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby, subject to Sections 11.1(d) and 11.1(e) (it being understood that (x) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender and (y) an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)                                  amend, modify or waive any provision of this Section 11.1(a) or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by Holdings, the Parent Borrower or HERC of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 8.5 or Section 11.6(a)), in each case without the written consent of all the Lenders;

(iii)                               release Guarantors accounting for substantially all of the value of the Guarantee of the Obligations pursuant to the Security Documents, or all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document;

(iv)                              require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)                                 amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent and of any Other Representative directly and adversely affected thereby;

(vi)                              amend, modify or waive any provision of the Swing Line Note (if any) or Section 2.4 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to Section 2.4(d); or

(vii)                           amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the applicable Issuing Lender and each directly and adversely affected L/C Participant;

(viii)                        increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base, or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Rental Equipment”, “Eligible Spare Parts and Merchandise”, “Eligible Service Vehicles”, “Eligible Unbilled Accounts” or “Net Orderly Liquidation Value” that would have the effect of increasing the amount of the Canadian Borrowing Base or the U.S. Borrowing Base, reduce the Dollar amount set forth in the definition of “Dominion Event” or “Liquidity Event”, or increase the maximum amount of permitted Agent Advances under subsection 2.1(d) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the Commitments) in each case, without the written consent of the Supermajority Lenders; or

(ix)                                subject to Section 11.1(c), amend, modify or waive the order of application of payments set forth in the last sentence of Section 4.4(a)(i) or Section 4.4(e), 4.8(a), 4.16(e) or 10.14 hereof, or Section 4.1 of the Intercreditor Agreement in each case without the consent of the Supermajority Lenders.

provided further that, notwithstanding and in addition to the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.

(b)                                 Any waiver and any amendment, supplement or modification pursuant to this Section 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)                                  Notwithstanding any provision herein to the contrary, (w) this Agreement and the other Loan Documents may be amended in accordance with Section 2.10 to incorporate the terms of any Incremental Commitments with the written consent of the Parent Borrower and the Lenders providing such Incremental

Commitments, provided that if such amendment includes an Incremental Commitment of a bank or other financial institution that is not at such time a Lender or an affiliate of a Lender, the inclusion of such bank or other financial institution as an Additional Lender shall be subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed) at the time of such amendment, (x) the scheduled date of maturity of any Loan or Reimbursement Obligation owed to any Lender may be extended with the written consent of the Parent Borrower and such Lender, as contemplated by Section 2.11 or otherwise, (y) the Commitment of and Lender may be increased as contemplated by Section 2.9 with the written consent of the Parent Borrower and such Lender, and (z) the Parent Borrower and the Administrative Agent may amend this Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person.  Without limiting the generality of the foregoing, subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c) and in clause (b) of the proviso to the third sentence in Section 2.11(c), any provision of this Agreement and the other Loan Documents, including Section 4.4(a), 4.4(e), 4.8(a), 4.16(e) or 11.7 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment or any Extension Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans, any Incremental Commitments and any Extended Commitments The Administrative Agent hereby agrees (if requested by the Parent Borrower) to execute any amendment referred to in this clause (c) or an acknowledgement thereof.

(d)                                 Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) and otherwise may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of Section 11.1(a) as originally in effect.

(e)                                  If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 11.1(a), the consent of each Lender, each affected Lender, or the Supermajority Lenders, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Parent Borrower may, on notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In connection with any such replacement under this Section 11.1(e), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2                           Notices.

(a)                                  All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent, and the Co-Collateral Agent and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrowers:

The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention:  Chief Financial Officer
Facsimile:  201-307-2324
Telephone:  201-307-2000

with copies to:

The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention:  General Counsel
Facsimile:  201-594-3122
Telephone:  207-307-2000

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  David A. Brittenham, Esq.
Facsimile:  (212) 909-6836
Telephone:  (212) 909-6000

The Administrative Agent:

Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Facsimile: 212-797-5690
Telephone: 212-250-6150

The Canadian Agent:

Deutsche Bank AG Canada Branch
222 Bay Street, Suite 1100, P.O. Box 64
Toronto, Ontario M5K 1E7
Attention:  Marcellus Leung
Facsimile:  (416) 682-8484
Telephone:  (416) 682-8252

The Collateral Agent:

Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Facsimile: 212-797-5690
Telephone: 212-250-6150

The Canadian Collateral Agent:

Deutsche Bank AG Canada Branch
222 Bay Street, Suite 1100, P.O. Box 64
Toronto, Ontario M5K 1E7
Attention:  Marcellus Leung
Facsimile:  (416) 682-8484
Telephone:  (416) 682-8252

The Co-Collateral Agent:

Wells Fargo Bank, National Association
1 Boston Place
18th Floor
Boston, MA 02108
Att: Portfolio Manager
Facsimile: 617-523-1697
Telephone: 617-624-4404

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 3.2, Section 4.2, Section 4.4, or Section 4.8 shall not be effective until received.

(b)                                 Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swing Line Lender or such Issuing Lender in good faith to be from a Responsible Officer.

(c)                                  Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)                                 Electronic Communications.  Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or an Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5                           Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Latham & Watkins LLP and McMillan Binch Mendelsohn LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arrangers, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower of any of its Subsidiaries or any of the property of the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent, any Arranger or any Lender (or any Related Party thereof) with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct such Agent, Arranger or Lender (or any Related Party thereof), (ii) a material breach of the Loan Documents by, or any act or omission of, such Agent, Arranger or Lender (or any Related Party thereof), (iii) claims of any Indemnitee (or any Related Party thereof) solely against one or more Indemnitees (or any Related Party thereof) or disputes between or among Indemnitees (or any Related Party thereof) in each case except to the extent such claim is determined to have been caused by an act or omission by the Parent Borrower or any of its Subsidiaries or (iv) claims made or legal proceedings commenced against such Agent, Arranger or Lender (or any Related Party thereof) by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities.  All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this Section 11.5 shall be submitted to the address of the Parent Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this Section 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.  As used herein, “Related Party” means, with respect to any Person, or any of its affiliates, or any of the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof, any of such Person, its affiliates and the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof (other than, in each case, Holdings and its Subsidiaries and any of its controlling shareholders).

11.6                           Successors and Assigns; Participations and Assignments.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Section 8.5, none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.

(b)                                 (i)                                     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitment and/or Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              The Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a

Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender; and

(C)                                (1) each U.S. Facility Issuing Lender and the Swing Line Lender, in the case of assignments of U.S. Facility Commitments (and related outstanding U.S. Facility Revolving Credit Loans) and (2) each Canadian Facility Issuing Lender, in the case of assignments of Canadian Facility Commitments (and related outstanding Canadian Facility Revolving Credit Loans); provided that no such consent shall be required in the event that the respective assignee is already a U.S. Facility Lender (in the case of preceding clause (1)) or a Canadian Facility Lender (in the case of preceding clause (2)).

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)                               any assignment made by a Canadian Facility Lender of its Canadian Facility Commitment shall only be made to an assignee with a Non-Canadian Affiliate.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:  “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 11.5, and bound by its continuing obligations under Section 11.16).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6.

(iv)                              The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Section 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.6 and any written consent to such assignment required by paragraph (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this Section 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 11.6(b) would be entitled to receive any greater payment under Section 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Sections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under Section 9(a) or (f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                                  (i)                                     Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Parent

Borrower, the Administrative Agent, the applicable Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such Participation such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this Section 11.6, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Facilities or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Facility or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Facility or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)                                  No Loan Party shall be obligated to make any greater payment under Section 4.10, Section 4.11 or Section 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation.  Any Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)                                 Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)                                    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this Section 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                 If the Parent Borrower wishes to replace the Loans or Commitments under any Facility or Tranche with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility or Tranche, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility or Tranche to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.1.  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility or Tranche in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 4.12.  By receiving such purchase price, the Lenders under such Facility or Tranche shall automatically be deemed to have assigned the Loans or Commitments under such Facility or Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7                           Adjustments; Set-off; Calculations; Computations.

(a)                                  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise (except pursuant to Section 2.9, Section 2.11, Section 4.4, Section 4.13(d), Section 11.1(e) or Section 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off as appropriate and apply against any amount then due and payable under Section 9(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Parent Borrower, the Administrative Agent and the Co-Collateral Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8                           Judgment.

(a)                                  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.8 being hereinafter in this Section 11.8 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this Section 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this Section 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10                     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12                     Governing Law.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13                     Submission To Jurisdiction; Waivers.

(a)                                  Each party hereto hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower (or, in the case of any Canadian Borrower, as specified in paragraph (b)), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13(a) any consequential or punitive damages.

(b)                                 Each Canadian Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Canadian Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section 11.13 and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent.  CT Corporation, a Wolters Kluwer Company, located at 111 Eighth Avenue, 13th Floor; New York, NY 10011; telephone:  212-590-9310; facsimile:  212-590-9190, has been appointed as the initial New York Process Agent.  In any action or proceeding in New York State or Federal court, service may be made on a Canadian Borrower by delivering a copy of such process to such Canadian Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Canadian Borrower at its address specified in Section 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid).  Each of the Canadian Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf.  As an alternate method of service, each of the Canadian Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Canadian Borrower by certified or registered air mail at its address specified in Section 11.2.  Each of the Canadian Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  To the extent that any Canadian Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Canadian Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

11.14                     Acknowledgements.  Each Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15                     Waiver Of Jury Trial.  EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16                     Confidentiality.  (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings, the Parent Borrower, HERC or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings, the Parent Borrower, HERC or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations that agrees to comply with the provisions of this Section 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b)                                 Each Lender acknowledges that any such information referred to in Section 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17                     USA Patriot Act Notice.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.:  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Guarantor, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act, and each Borrower agrees to provide such information (including any information with respect to any Guarantor) from time to time to any Lender.

11.18                     Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. or Canada.

(a)                                  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States or Canada, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

(b)                                 The Parent Borrower hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, the Parent Borrower shall, and shall cause its Subsidiaries to, take (to the extent they may lawfully do so) such actions (including the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the Administrative Agent or Required Lenders to be necessary or reasonably desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.

11.19                     Joint and Several Liability; Postponement of Subrogation.

(a)                                  The obligations of the U.S. Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each U.S. Borrower shall be liable for all of the such obligations of the other U.S. Borrower under this Agreement and the other Loan Documents.  The obligations of the Canadian Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Canadian Borrower shall be liable for all of such obligations of the other Canadian Borrower under this Agreement and the other Loan Documents.  To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to

(i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section 11.19(a), in bankruptcy or in any other instance.

(b)                                 Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments.  Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent or the Canadian Agent, as applicable, shall elect.  In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.  Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrowers’ Obligations (and the obligations of their Subsidiaries), to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.

11.20                     Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21                     Language.  The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only.  Les signataires conferment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

11.22                     Incremental Indebtedness; Additional Indebtedness.  In connection with the incurrence by the Parent Borrower or any of its Subsidiaries of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent, the Canadian Agent, the Collateral Agent, and the Canadian Collateral Agent agrees to execute and deliver any Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Indebtedness or Incremental Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Borrower or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.  Upon the Discharge of Term Collateral Obligations (as defined in the Intercreditor Agreement) all Term Priority Collateral shall be automatically released from the Liens created by any Security Document or any other Loan Document, all without delivery of any instrument or performance of any act by any party, and all rights to the Term Priority Collateral shall revert to the Loan Parties.  At the request and sole expense of any Loan Party following any such termination, any applicable Agent shall deliver to such Loan Party any Term Priority Collateral held by such Agent hereunder, and each of the Administrative Agent, the Collateral Agent or the Co-Collateral Agent shall execute and deliver to such Loan

Party such documents (including without limitation UCC termination statements) as such Loan Party shall reasonably request to evidence such termination.

11.23                     Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE HERTZ CORPORATION

By:	/s/ Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

HERTZ EQUIPMENT RENTAL CORPORATION

By:	/s/ Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

MATTHEWS EQUIPMENT LIMITED

By:	/s/ Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

WESTERN SHUT-DOWN (1995) LIMITED

By:	/s/ Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

HERTZ CANADA EQUIPMENT RENTAL PARTNERSHIP, by its managing partner, MATTHEWS EQUIPMENT LIMITED

By:	/s/ Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

DEUTSCHE BANK AG NEW YORK
BRANCH, Individually, as Lender and as
Administrative Agent and Collateral Agent

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President

DEUTSCHE BANK AG CANADA
BRANCH, Individually, as a Lender and as
Canadian Agent and Canadian Collateral

By:	/s/ Rod O’Hara
Name:	Rod O’Hara
Title:	Director

By:	/s/ Marcellus Leung
Name:	Marcellus Leung
Title:	Assistant Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Co-Collateral Agent,
Syndication Agent and a Lender

By:	/s/ Christopher S. Hudik
Name:	Christopher S. Hudik
Title:	Director

WELLS FARGO CAPITAL FINANCE
CORPORATION CANADA,
as a Lender

By:	/s/ Christopher S. Hudik
Name:	Christopher S. Hudik
Title:	Director

Bank of America, N.A.,
as a Lender

By:	/s/ Matthew T. O’Keefe
Name:	Matthew T. O’Keefe
Title:	Senior Vice President

Bank of America, N.A. (acting
through its Canada branch),
as a Lender

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Barclays Bank PLC,
as a Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

CREDIT AGRICOLE
CORPORATE AND INVESTMENT
BANK, as a Lender

By:	/s/ Blake Wright
Name:	Blake Wright
Title:	Managing Director

By:	/s/ Joseph Philbin
Name:	Joseph Philbin
Title:	Director

CITIBANK, N.A., as a Lender

By:	/s/ Matthew Paquin
Name:	Matthew Paquin
Title:	Vice President and Director

Citibank, N.A., Canadian branch
as a Lender

By:	/s/ John Hastings
Name:	John Hastings
Title:	Authorized Signatory

JPMorgan Chase Bank, N.A.,
as Lender

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director

JPMorgan Chase Bank, N.A.,
Toronto Branch,
as a Lender

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

BNP Paribas,
as a Lender

By:	/s/ Daniel J. Williams
Name:	Daniel J. Williams
Title:	Director

Credit Suisse AG, Cayman Islands Branch,
as a Lender

By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Vice President

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhdew
Title:	Associate

Credit Suisse AG, Toronto Branch,
as a Lender

By:	/s/ Alain Daoust
Name:	Alain Daoust
Title:	Director

By:	/s/ Steve W. Fuh
Name:	Steve W. Fuh
Title:	Vice-President

General Electric Capital Corporation,
as a Lender

By:	/s/ Nita Jain
Name:	Nita Jain
Title:	Duly Authorized Signatory

GE Canada Finance Holding Company
as a Lender

By:	/s/ Italo Fortino
Name:	Italo Fortino
Title:	Duly Authorized Signatory

Bank of Montreal, as US Facility
Lender

By:	/s/ William J. Kennedy
Name:	William J. Kennedy
Title:	Vice President

Bank of Montreal, as Canadian
Facility Lender

By:	/s/ Sean P. Gallaway
Name:	Sean P. Gallaway
Title:	Vice President

Lloyds TSB Bank, PLC,
as a Lender

By:	/s/ M. Beanland
Name:	M. Beanland
Title:	SVP, FI NA

By:	/s/ Candi Obrentz
Name:	Candi Obrentz
Title:	SVP, FI NA

Mizuho Corporate Bank, Ltd.,
as a Lender

By:	/s/ James R. Fayen
Name:	James R. Fayen
Title:	Deputy General Manager

PNC Bank, N.A.,
as a Lender

By:	/s/ Sam O’Donnell
Name:	Sam O’Donnell
Title:	Assistant Vice President

CIBC Asset-Based Lending Inc.,
as a Lender

By:	/s/ Donald Rogers
Name:	Donald Rogers
Title:	Authorized Signatory

By:	/s/ James Bruce
Name:	James Bruce
Title:	Authorized Signatory

UNICREDIT BANK AG,
New York Branch, as a Lender

By:	/s/ Kimberly Sousa
Name:	Kimberly Sousa
Title:	Director

By:	/s/ Richard Cordover
Name:	Richard Cordover
Title:	Director

The Bank of Nova Scotia,
as a Lender

By:	/s/ Stephen H. Corey
Name:	Stephen H. Corey
Title:	Director

By:	/s/ Donna Shain
Name:	Donna Shain
Title:	Managing Director

Sumitomo Mitsui Banking
Corporation, as a Lender

By:	/s/ Yoshihiro Hyakutome
Name:	Yoshihiro Hyakutome
Title:	General Manager

The Toronto-Dominion Bank,
as a Lender

By:	/s/ Nick Dounas
Name:	Nick Dounas
Title:	Vice President and Relationship Manager

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	Vice-President

CRÉDIT INDUSTRIEL ET COMMERCIAL,
as a Lender

By:	/s/ Anthony Rock
Name:	Anthony Rock
Title:	Managing Director

By:	/s/ Brian O’Leary
Name:	Brian O’Leary
Title:	Managing Director

The Bank of New York Mellon

By:	/s/ Kenneth P. Sneider, Jr.
Name:	Kenneth P. Sneider, Jr.
Title:	Managing Director

DZ BANK AG,
Deutsche Zentral-
Genossenschaftsbank
New York Branch,
as a Lender

By:	/s/ Cedric Probst
Name:	Cedric Probst
Title:	SVP

By:	/s/ Oliver Hildenbrand
Name:	Oliver Hildenbrand
Title:	SVP

CIT Bank,
as a Lender

By:	/s/ Daniel Burnett
Name:	Daniel Burnett
Title:	Authorized Signatory

THE KOREA DEVELOPMENT BANK
NEW YORK BRANCH,
as a Lender

By:	/s/ In Joo Kim
Name:	In Joo Kim
Title:	General Manager